Form 10-K, Exhibit 13
period 1996-12-31
VRB BANCORP
filed 1997-03-28
CIK 944541

                                          SELECTED FINANCIAL INFORMATION
                                              YEARS ENDED DECEMBER 31,
                                 1996         1995       1994        1993         1992
Interest income               $  13,188   $  11,973   $  10,551   $    8,768    $   7,808

Interest expense                  3,627       2,989       2,196        2,264        2,490

  Net interest income             9,561       8,984       8,355        6,504        5,318

Provision for loan losses           250         -           -            -            165

  Net interest income after
    provision for loan losses     9,311       8,984       8,355       6,504         5,153

Other income                      1,370       1,380       1,512       1,632         1,292

Other expenses                    5,828       6,061       6,022       4,978         4,003

  Income before income taxes      4,853       4,303       3,845       3,158         2,442

Provision for income taxes        1,602       1,395       1,335       1,104           777

Net income                    $   3,251   $   2,908   $   2,510   $   2,054      $  1,665

Per share:*
  Net income                  $     .92   $     .82   $     .71   $     .58      $    .50
  Cash dividends              $     .27   $     .16   $     .14   $     .12      $    .11
  Year-end book value         $    5.75   $    5.03   $    4.32   $    3.88      $   3.40

Total assets                  $ 177,107   $ 151,485   $ 141,537   $ 141,970      $ 110,065

Total deposits                $ 155,568   $ 132,745   $ 124,472   $ 127,998      $  98,459

Net loans                     $  99,776   $  88,972   $  88,441   $  78,583      $  57,376

Shareholders' equity          $  20,188   $  17,470   $  15,000   $  12,973      $  11,312

Performance ratios:
  Return on average assets        1.97%       2.02%       1.74%       1.62%          1.61%
  Return on average equity       17.26%      17.75%      17.69%      16.97%         16.44%
  Equity to total assets         11.40%      11.53%      10.60%       9.14%         10.28%

Net loans to deposits            64.14%      67.02%      70.49%      61.39%         58.27%

(*All per share data has been retroactively restated to reflect stock dividends and stock splits during 1991 through 1995.


The following discussion is intended to be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and accompanying notes presented in Item 8 of this report.

Years Ended December 31, 1996, 1995 and 1994

Financial Highlights

Net income for 1996 of $3,251,270 was 11.80% higher than the $2,908,091 reported in 1995, which was 15.87% greater than the $2,509,782 reported in 1994. Return on average assets (ROA) declined slightly to 1.99% in 1996 compared to 2.02% and 1.74% in 1995 and 1994, respectively. Return on average shareholders' equity (ROE) was 17.26% in 1996, compared to 17.75% and 17.69% in 1995 and 1994, respectively. The average equity to asset ratio was 10.63% at December 31, 1996, compared to 11.37% and 9.83% at year-end 1995 and 1994, respectively.

Earnings Performance

For financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loans and investment securities portfolios, and interest expense, principally on customer deposits. Changes in net interest income result from changes in "volume", "spread" and "margin." Volume refers to the dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. Margin refers to net interest income divided by interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

Net Interest Income. Net interest margin, which is tax-equivalent net interest income divided by average earning assets, decreased to 6.02% during 1996. This compares to 6.37% in 1995 and 6.02% in 1994. This statistical measurement of the primary earnings source is an important indicator of VRB Bancorp's ability to effectively manage earning assets and interest bearing liabilities.

The overall tax-equivalent earning asset yield was 9.52% in 1996 compared to 9.68% and 8.37% for the same periods in 1995 and 1994, respectively, due to flat market interest rates and growth in the proportion of relatively lower-yielding investments to earning assets. Loans, which generally carry a higher yield than investment securities and other earning assets, comprised 66.0% of average earning assets during 1996, versus 72.7% in 1995 and 64.5% in 1994. During these same periods, average yields on loans also increased from 10.00% in 1994 to 10.72% in 1995, but declined to 10.67% in 1996.
Investment securities comprised 28.8% of average earning assets in 1996 which was up from 24.5% in 1995 and 28.0% in 1994. The reduced portfolio of investment securities reflects the relatively stable yields realized from these investments during 1994 to 1996 and the greater yield opportunity recognized in growing the Bank's loan portfolio. Tax-equivalent interest yields on investment securities have ranged from 7.67% in 1996 to 7.05% in 1995 and 5.71% in 1994.

Interest cost as a percentage of earning assets increased to 2.52% in 1996 compared to 2.35% in 1995, and 1.69% in 1994. Local competitive pricing conditions and funding needs for the Bank's investments in loans was the primary cause for increases in rates paid for deposits during 1995 and 1996. As a result, tax-equivalent net interest income for the year ended December 31, 1996, of $10,057,265 was $755,297 or 8.12% higher than the $9,301,968 in
1995, which was $655,209 or 7.58% greater than the $8,646,759 reported in 1994.

AVERAGE BALANCES AND AVERAGE RATES EARNED AND PAID

The following table shows average balances and interest income or interest expense, with the resulting average yield or rates by category of average earning asset or interest-bearing liability (in thousands):

                               YEAR ENDED DECEMBER 31, 1996     YEAR ENDED DECEMBER 31, 1995    YEAR ENDED DECEMBER 31, 1994
                                          INTEREST   AVERAGE             INTEREST   AVERAGE              INTEREST   AVERAGE
                                AVERAGE  INCOME OR  YIELDS OR   AVERAGE INCOME OR  YIELDS OR   AVERAGE  INCOME OR  YIELDS OR
                                BALANCE   EXPENSE     RATES     BALANCE  EXPENSE     RATES     BALANCE   EXPENSE     RATES
Interest-earning assets:
  Loans(1)                     $  94,907  $ 10,122   10.67%  $  92,268  $   9,893   10.72%  $  83,633  $   8,364    10.00%
  Investment securities:
    Taxable securities            22,328     1,711    7.66      18,275      1,256    6.87      24,372      1,213     4.98
    Nontaxable securities(2)      19,080     1,461    7.66      12,818        936    7.30      11,903        858     7.20
  Federal funds sold               7,419       390    5.26       3,614        206    5.71       9,636        408     4.24

    Total interest-earning
      assets                     143,734    13,684    9.52     126,975     12,291    9.68%    129,544     10,843     8.37%

Cash and due from banks           14,788                        12,213                         9,333
Fixed assets                       3,957                         3,900                         4,064
Loan loss allowance               (1,396)                       (1,423)                       (1,435)
Other assets                       2,444                         2,425                         2,873

  Total assets                $  163,527                     $ 144,090                     $ 144,379

Interest-bearing liabilities:
  Interest-bearing checking
    and savings accounts      $   79,256  $  2,367   2.99    $  70,167  $   1,983    2.83  $  75,841  $    1,565    2.06
  Time deposits                   24,436     1,261   5.16       19,043        938    4.93     17,447         631    3.60
  Borrowed funds                      -        -       -         1,091         69    6.29        -            -       -
  Total interest-bearing
    liabilities                  103,692     3,628   3.50%      90,301      2,990    3.31%    93,288       2,196    2.35%

Noninterest bearing
  deposits                        39,836                        36,310                        35,968
Other liabilities                  1,166                         1,092                           933

  Total liabilities              144,694                       127,703                       130,189

Shareholders' equity              18,833                        16,387                        14,190

  Total liabilities and
    shareholders' equity      $  163,527                     $ 144,090                     $ 144,379

Net interest income                       $ 10,056                      $  9,301                       $   8,647

Net interest margin                                 6.02%                           6.37%                          6.02%

Average yield on earning
  assets (1) (2)                                    9.52%                           9.68%                          8.37%

Interest expense to earning
  assets  (1) (2)                                   2.52%                           2.35%                          1.69%

Net interest income to
  earning assets (1) (2)                            7.00%                           7.33%                          6.67%

(1) Nonaccrual loans are included in the average balance.

(2) Tax-exempt income has been adjusted to a tax-equivalent basis at a 34 percent rate.


Analysis of Changes in Interest Differential. The following table shows the dollar amount of the increase (decrease) in Bancorp's net interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate/volume variances have been allocated proportionally between rate and volume changes (in thousands):

                                  1996 OVER 1995               1995 OVER 1994
                             INCREASE (DECREASE) DUE TO   INCREASE (DECREASE) DUE TO
                                                 NET                          NET
                              VOLUME    RATE    CHANGE     VOLUME    RATE    CHANGE
Interest-earning assets:
  Loans                    $    283  $   (53)  $   230   $   863   $  669   $ 1,529
  Investment securities
    Taxable securities          279      153       432      (303)     347        44
    Nontaxable securities       457       45       502        66       13        79
  Federal funds sold            217      (16)      201      (255)      53      (202)

      Total*                  1,236      129     1,365       371    1,082     1,453

Interest-bearing liabilities:
  Interest-bearing checking
    and savings accounts       (257)    (112)     (369)      117    (535)      (418)
  Time deposits                (266)     (44)     (310)      (58)   (249)      (307)
  Borrowed funds                 69       -         69       (68)     (6)       (74)

      Total*                   (454)    (156)     (610)       (9)   (790)      (799)

Net increase (decrease)
  in net interest          $     782  $  (27)   $   755   $  362   $  292   $   654


* Tax-exempt income has been adjusted to a tax-equivalent basis at a 34 percent rate.

Provision for Possible Loan Losses. Recoveries have been nearly equivalent to or have exceeded charge-offs over the past three year periods. Net charge-offs for 1996 were approximately $25,000 which compares to net charge-offs of approximately $7,000 in 1995 and $39,000 in 1994. Loans on nonaccrual status have been insignificant. At December 31, 1996, nonaccrual loans totaled
$58,166 compared to only $52,499 at December 31, 1995 and $7,475 at the end of 1994. These factors point out the strong underwriting and collection practices employed by the Bank. As a result over the past three years, only in 1996, when an expense of $250,000 was recognized, did the Bank record a provision for loan losses. When a charge to the loan loss provision is recorded, the amount is based on past charge-off experience, a careful analysis of our current portfolio, and evaluation of future economic trends in our market area. Management continues to closely monitor the loan quality of new and existing relationships. Net loan losses or recoveries in 1997 are expected to approximate the Bank's recent historical experience.

Noninterest Income and Noninterest Expense. Total noninterest income has declined from 1994 through year-end 1996. Over the three year period noninterest income has ranged from $1,511,706 in 1994 and $1,380,487 in 1995 to $1,370,635 in 1996. While service charges on deposit accounts have remained stable from 1994 through 1996, other operating income, which includes earnings from the Bank's real estate mortgage processing activities, declined after 1994. Closure of the Bank's manufactured housing lending division early in 1995 significantly impacted other operating income levels such that revenues of approximately $480,000 in 1994 declined to nearly $370,000 in 1995 and approximately $390,000 in 1996. The Bank does not actively trade or sell investment securities and, consequently, has received no material income from such transactions during the period from 1994 to 1996.

Other operating expenses are comprised principally of employees' salaries and benefits but also include occupancy costs, data processing and communication expenses, FDIC insurance premiums, professional fees, and other noninterest expenses. A measure of the Bank's ability to contain noninterest expenses is the efficiency ratio. This statistic is derived by dividing total noninterest expenses by total interest and noninterest income. As of December 31, 1996, the ratio had improved to 40.03% compared to 45.38% and 49.92% at the end of 1995 and 1994, respectively. This decrease reflects management's emphasis and success in closely monitoring and controlling noninterest expenses.

Salary and benefit expense of $3,692,594 in 1996 was 3.86% or $148,461 less than the $3,841,055 reported in 1995 which was $204,721 or 5.62% higher than the $3,636,334 reported in 1994. As of December 31, 1996, the Bank had 116 full-time equivalent employees which compares to 107 and 111 as of December 31, 1995 and 1994, respectively.

Net occupancy expenses consist of depreciation on premises and equipment, maintenance and repair expenses, utilities and related expenses. The Bank's net occupancy expense in 1996 of $629,642 was $21,903 or 3.60% higher than the $607,739 reported in 1995, which was $78,508 or 11.44% less than the $686,247 reported in 1994. At the close of 1995, the Bank embarked upon upgrading its data processing systems. The result will increase operating efficiencies, but may also cause increases to net occupancy expenses during future years.

Communications expenses have increased consistently from 1994 through 1996 as the Bank continues to promote and advertise its products and services to the communities it serves. In 1996, communication expenses of $226,390 were 10.80% higher than 1995 which were 7.30% greater than 1994. Expenditures relating to communications are important for the Bank to realize its market share and growth goals for the future.

FDIC insurance premiums are a function of outstanding deposit liabilities and through 1994 increased consistent with the Bank's growth in depository relationships. However, insurance expense decreased nearly $140,000 in 1995 when the Bank received a premium refund after the Bank Insurance Fund was recapitalized. Because the Bank Insurance Fund is adequately capitalized, the Bank was required to make only nominal premium payments in 1996. For the three years ended December 31, 1996, the Bank has been rated to pay the lowest premiums available for its deposit insurance coverage.

All other noninterest expenses, as a percentage of total revenues, declined in 1996 compared to both 1995 and 1994. In 1996, all other noninterest expenses were 8.8% of total revenues while in 1995 and 1994 these items were 9.5% and 10.2%, respectively, of total revenues. Cost controls and careful management of expenses have contributed to reduction in other noninterest expenses.

Income Taxes. The provision for income taxes amounted to $1,602,000, $1,395,000, and $1,335,000 for 1996, 1995, and 1994, respectively. The provision resulted in effective combined federal and state tax rates of 33% in 1996 and 32% and 35% in 1995 and 1994, respectively. Effective tax rates differ from combined estimated statutory rates of 38% principally due to the effects of nontaxable interest income which is recognized for book but not for tax purposes. In addition, during 1995, Bancorp's state income tax rate was reduced 50% from 6.6% to 3.3% as a result of surplus revenues that had been received by the State of Oregon.

Balance Sheet Analysis

Total assets of VRB Bancorp and its wholly-owned subsidiary, Valley of the Rogue Bank, increased 16.91% when comparing balances at December 31, 1996 to 1995. At year-end 1996, total assets of $177,106,667 were $25,621,216 more than total assets of $151,485,451 reported for December 31, 1995. Similarly, the Bank's daily average outstanding total assets of $163,526,452 grew over the 1995 daily average of $144,090,446. Growth in the level of daily average outstanding assets in 1996 over 1995 illustrates the competitiveness for strong customer loan and deposit relationships. It is management's opinion that the Bank's growth in assets during 1996 illustrates its strategy to aggressively pursue opportunities and grow within existing markets.

Investment Securities and other investments. Investment securities held at December 31, 1996, totaled $40,284,694, representing a $3,203,895 or 8.64%
increase when compared to December 31, 1995 investment security totals of $37,080,799. Total investment securities at December 31, 1994 were 8.57% higher than those reported in 1995. Increases or decreases in our investment portfolio are primarily a function of loan demand and changes in the Bank's deposit structure.

The Bank follows a financial accounting principle which requires the identification of investment securities as held-to-maturity or available-for-sale. Securities designated as held-to-maturity are those that the Bank has the intent and ability to hold until they mature or are called rather than those that management may sell if liquidity requirements dictate or alternative investment opportunities arise. The mix of available-for-sale and held-to-maturity investment securities is considered in context with the Bank's overall asset-liability policy and illustrates management's assessment of the relative liquidity of the Bank. At December 31, 1996, the investment portfolio was 53.74% comprised of available-for-sale securities and 46.26% comprised of held-to-maturity investments, compared to 57.27% comprised of available-for-sale securities and 42.73% comprised of held-to-maturity investments in 1995. This mix provides the Bank greater investment flexibility than the mix which was 15.81% comprised of available-for-sale securities and 84.19% in held-to-maturity securities at December 31, 1994.

At December 31, 1996, the Bank's investment portfolio had total net unrealized gains of approximately $85,000. This compares to net unrealized gains of approximately $44,000 at the end of 1995 and unrealized losses of $1,201,000 at December 31, 1994. Unrealized gains and losses reflect changes in market conditions and do not represent the amount of actual profits or losses the Bank may ultimately realize. Actual realized gains and losses occur at the time investment securities are sold or redeemed.

Federal funds sold are short term investments which often mature on a daily basis. The Bank invests in these instruments to provide for additional earnings on excess available cash balances. Because of their short maturities, the balance of federal funds sold fluctuates dramatically on a day-to-day basis. The balance on any one day is influenced by cash demands, customer deposit levels, loan activity and other investment transactions. Investments in federal funds sold totaled $11,300,000 at December 31, 1996 compared to $4,500,000 and $6,800,000 at December 31, 1995 and 1994,
respectively.

In 1994, the Bank became a member and stockholder in the Federal Home Loan Bank. At December 31, 1996, the Bank held $1,119,500 in Federal Home Loan Bank stock. Our relationship and stock investment with the Federal Home Loan Bank has and will afford us, in addition to dividend earnings, a borrowing source for meeting liquidity requirements.

Investment securities at December 31 consisted of the following (in thousands):

                                  December 31, 1996               December 31,1995            December 31, 1994
                                         APPROXI-                       APPROXI-                        APPROXI-
                                           MATE                           MATE                            MATE
                              AMORTIZED   MARKET     %       AMORTIZED   MARKET     %        AMORTIZED   MARKET     %
                                COST      VALUE    YIELD        COST     VALUE    YIELD         COST     VALUE    YIELD
U.S. Treasuries and agencies:
  One year or less           $ 10,002   $  9,942   6.16%    $  7,847   $  7,749   5.70%     $  9,354   $  9,297   5.87%
  One to five years             9,993     10,150   7.12       12,008     12,075   6.14        10,397     10,078   5.86
  Five to ten years               -          -       -           -          -       -            -          -       -

Obligations of states
    and political subdivisions:
  One year or less                215        216   7.05        1,906     1,916    6.03           373        375   7.30
  One to five years             6,106      6,169   7.33        3,036     3,050    6.12         4,586      4,468   6.10
  Five to ten years            11,749     11,848   8.08        4,351     4,402    7.13         4,594      4,235   7.17
  Over ten years                  566        589   8.41        6,551     6,712    8.09         3,010      2,793   8.49

Corporate and other:
  One year or less              1,569     1,555    6.04          128       126    5.35           224        213   5.77
  One to five years               -         -        -         1,570     1,557    6.04         1,705      1,582   6.00
  Five to ten years               -         -        -           -         -        -            -          -       -
  Over ten years                  -         -        -           -         -        -            -          -       -

                             $ 40,200  $ 40,469    7.17%    $ 37,037  $ 37,317    6.50%     $ 34,243   $ 33,041   6.32%


* Weighted average yields are stated on a federal tax equivalent basis at a 34% rate.


Loans. Outstanding loans totaled $99,775,802 at December 31, 1996, representing a $10,803,321, or 12.14% increase when compared to December 31, 1995, loan totals of $88,972,481. Loan totals grew 0.6% in 1995 over 1994. Due to the closure of the Bank's manufactured housing department in 1995 and strong competitive pressure for loan relationships, loan portfolio growth in 1995 was below management's expectations. However, the introduction of aggressive marketing and additional incentive programs resulted in significant loan growth for 1996.

The Bank's loan portfolio mix as of December 31, 1996 remained consistent with the mix reported at the end of 1995. Approximately 75% of the loan portfolio continues to involve real estate secured transactions. At
December 31, 1996, real estate mortgage loans totaled $66,209,000 and construction or residential real estate loans totaled $9,112,000, or 65.28% and 8.98%, respectively, of gross outstanding loans. At the same time, other commercial loans were $13,181,000 (12.99%) and consumer loans were $12,808,000 (12.63%) of gross outstanding loans.

Although real estate loans constitute a significant portion of the total loan portfolio, this portfolio has performed well and, management believes, represents low risk of loss. The Bank's normal lending criteria requires a loan-to-value ratio on commercial real estate not to exceed 75%, and a loan-to-value ratio on residential real estate not to exceed 80%. Consequently, the Bank's loans secured by real estate have a lower delinquency rate than the balance of its loan portfolio. As of December 31, 1996 and 1995, the Bank had no investment in other real estate owned.

The composition of the consolidated loan portfolio as of the end of the preceding five fiscal years, was as follows (in thousands):

                                              DECEMBER 31,
                               1996      1995      1994      1993      1992
Commercial                  $ 13,181  $  9,440  $ 10,619  $ 10,719  $  9,632
Real estate - construction     9,112     8,225    16,930    11,659     8,153
Real estate - mortgage        66,209    59,804    49,882    46,511    30,019
Installment                   12,808    12,806    12,274    10,933    10,373
Other                             98       104       150       214       140

  Total loans                101,408    90,379    89,855    80,036    58,317

Allowance for loan losses      1,632     1,407     1,414     1,453       941

  Net loans                 $ 99,776  $ 88,972  $ 88,441  $ 78,583  $ 57,376


As of December 31, 1995 and 1994, there was no concentration of loans exceeding 10% of the total loans to a multiple number of borrowers engaged in similar activities.

The maturity distribution of selected categories of VRB Bancorp's consolidated loan portfolio at December 31, 1996, and the interest sensitivity are estimated in the following table (in thousands):

                                    COMMERCIAL     LOANS SECURED
                                      LOANS        BY REAL ESTATE      TOTAL
Due within one year                $     8,465      $    47,674    $    56,139
Due after one through five
  years                                  4,488           19,469         23,957
Due after five years                       228            8,178          8,406

  Total                            $    13,181      $    75,321     $   88,502

Fixed-rate loans                   $     5,483      $    25,955     $   31,438
Variable-rate loans                      7,698           49,366         57,064

  Total                            $    13,181      $    75,321     $   88,502


Summary of Loan Loss Experience. Although management recorded a $250,000 provision for loan losses in 1996 to support loan portfolio growth, the quality of the Bank's loan portfolio remains strong. At December 31, 1996, the allowance for loan losses of $1,632,000 was considered sufficient to absorb possible losses on loans which may become uncollectible based on evaluations by management.

The amount of the allowance for loan losses is assessed by management on a regular basis to ensure that it is sufficient to cover potential future loan losses. Management does not specifically allocate the reserve for loan losses by loan category. The reserve balance and amount of provision charged to operations is based primarily on management's evaluation of the entire portfolio. This analysis includes review of the following factors: (a) the volume and mix of the existing loan portfolio, including the volume and severity of nonperforming loans and adversely classified credits, as well as analysis of net charge-offs experienced on previously classified loans; (b) the extent to which loan renewals and extensions are used to maintain loans on a current basis and the degree of risk associated with such loans; (c) the trend in loan growth, including any rapid increase in loan volume within a relatively short period of time; (d) general and local economic conditions affecting the collectibility of the Bank's loans; (e) the relationship and trend over the past several years of recoveries as a percentage of previous years' charge-offs; and, (g) available outside information of a comparable nature regarding the loan portfolios of other banks, including peer group banks.

The following table shows VRB Bancorp's loan loss performance for the years ended December 31 (in thousands):

                                          1996       1995       1994       1993       1992
Loans outstanding at end of year,
  net of unearned interest income      $ 101,408  $  90,379  $  89,855  $  80,036  $  58,317
Average loans outstanding,
  net of unearned interest income         94,907     92,268     83,633     68,739     55,529
Reserve balance, beginning of year         1,407      1,414      1,453        941        754
Loans charged-off:
  Commercial                                  29         31         24         35         13
  Real estate                                -          -          -          -          -
  Consumer                                     9         14         66         23        151
    Total loans charged-off                   38         45         90         58        164

Recoveries:
  Commercial                                  10         20         31        156        162
  Real estate                                -          -          -          -          -
  Consumer                                     3         18         20         53         24
    Total recoveries                          13         38         51        209        186

Provision charged to operations              250        -          -          -          165

Changes incidental to merger                 -          -          -          361        -
Reserve balance, end of year           $   1,632  $   1,407  $   1,414  $   1,453        941

Ratio of net loans charged-off to
  average loans outstanding                 0.03%      0.01%      0.05%     (0.22)%    (0.04)%

Ratio of reserve for loan losses to
  loans at year-end                         1.61%      1.56%      1.57%      1.82%      1.61%


As the table illustrates, during both 1996 and 1995, the Bank charged nominal amounts to losses and recovered on loans previously charged-off of nearly the same amounts. At December 31, 1996, the Bank classified $96,655 in loans as either doubtful of collection or loss. The majority of these classified loans are comprised of commercial loans with the balance consisting of consumer transactions. Management believes it is reasonable to expect a significant portion of this amount may be charged to losses in the future.

Nonperforming loans. The table below shows information regarding consolidated loans as of December 31 of each year (in thousands):

                                   1996       1995       1994       1993       1992
Loans past due 90 days or more
    and still accruing:
  Commercial                    $    -      $   30     $   23     $   76     $   -
  Real estate                        -          -          -          -          -
  Consumer                           12         18         85         41         53

    Subtotal                         12         48        108        117         53

Nonaccrual loans:
  Commercial                         -           1          7        111         30
  Real estate                        -          -          -          -          -
  Consumer                           58         52         -          60         44

    Subtotal                         58         53          7        171         74

Restructured loans                   -          -          -          -          -
    Total nonperforming loans        70        101        115        288        127

Other nonperforming assets
  Other real estate                  -          -          -         146        120

    Total nonperforming assets  $    70      $ 101     $  115     $  434     $  247

Nonperforming loans as % of
  total loans                      0.06%      0.11%      0.13%      0.36%      0.22%

Nonperforming assets as % of
  total assets                     0.04%      0.07%      0.08%      0.31%      0.22%

Reserve coverage - Allowance for
  loan losses as a % of non-
  performing loans              2331.43%   1393.07%   1229.57%    504.51%    740.94%


No interest income was accrued on the nonaccrual loans or included in the results of operations for the years ended December 31, 1996, 1995 and 1994. The Bank's policy is to place a loan on nonaccrual status when there is significant question as to the collectibility of the interest. Normally if the loan is past due 90 days or more, it is placed in nonaccrual status unless well secured and in the process of collection.

Deposits. From December 31, 1995 to 1996, total deposits increased by $22,823,910, or 17.19% from $132,744,547 to $155,568,457. This represents an increase from 1995, when total deposits increased by 5.80% over 1994.

Nonvolatile, noninterest bearing demand deposits, also referred to as core deposits, continued to represent a significant percentage of the Bank's deposit base. To the extent that the Bank funds operations with noninterest bearing core deposits, net interest margin, the difference between interest income and interest expense, will improve. At December 31, 1996, these demand deposits accounted for 26.83% of total deposits which was down slightly from 28.70% as of December 31, 1995. Nevertheless, average outstanding core deposit balances improved in 1996 over 1995 by approximately $3,500,000 to $39,836,439.

Interest bearing deposits consist of NOW, money market, savings and time certificate accounts. By their nature, interest bearing account balances will tend to grow or decline as the Bank reacts to changes in competitor pricing and interest paying strategies. In 1996, total interest bearing deposit accounts of $113,822,282 increased $19,176,002 or 20.26% from 1995.
Significant growth in interest-bearing demand deposits ($15,774,164 or 29.59%) and time deposits ($5,462,095 or 22.92%) was more than sufficient to offset a decline in savings deposits ($2,060,257 or 11.77%). Management's analysis of the shifts in interest bearing deposit mix indicates that a significant number of the Bank's savings account customers shifted into higher earning time deposit accounts during the year.

In 1994 and early 1995, management of the Bank purposely held down interest paid on time deposits as it was unwilling to aggressively compete for such deposits when no need for additional liquidity existed. This allowed the Bank to improve its net interest margin by keeping down the interest paid on deposit accounts. As a result, however, increased competition from local financial institutions and other investment sources attracted depositors away from the Bank. As competition eased for time deposit accounts and interest rates paid for such accounts became more favorable in 1995 and 1996, the Bank became more aggressive in pricing its time deposit products. This resulted in the deposit growth in 1995 and 1996, and will help support management's growth expectations for the future.

The Bank, by policy, does not depend on brokered deposits nor high priced time deposits. At December 31, 1996, time certificates of deposits in excess of $100,000 totaled $7,051,302 or 24.07% of total outstanding time deposits.
This compares to 12.09% and 13.06% as of December 31, 1995 and 1994, respectively.

The following table sets forth by time remaining to maturity, time certificates of deposit accounts in amounts of $100,000 or more at December 31, 1996 (in thousands):


        Less than three months                                     $  4,397
        Three to twelve months                                        3,234
        Over one year through five years                                520
        More than five years                                              -

                                                                   $  8,151

Return on Equity and Assets. Return on daily average assets and equity and certain other ratios for the years ended December 31 are presented below (in thousands except per share data):

                                  1996        1995         1994         1993         1992
Net income                    $   3,251    $   2,908    $   2,510    $   2,053    $   1,665
Average assets                  163,526      144,090      144,379      126,750      103,393

RETURN ON AVERAGE ASSETS          1.99%        2.02%        1.74%        1.62%        1.61%

Net income                        3,251        2,908        2,509        2,053        1,665
Average equity                   18,833       16,382       14,190       12,095       10,129

RETURN ON AVERAGE EQUITY         17.26%       17.75%       17.69%       16.97%       16.44%

Cash dividends paid per share $     .27    $     .16    $     .14    $     .12    $     .11
Net income per share          $     .92    $     .82    $     .71    $     .58    $     .50

DIVIDEND PAYOUT RATIO            29.35%       19.51%       19.72%       20.68%       22.00%

Average equity                   18,833       16,382       14,190       12,095       10,129
Average assets                  163,526      144,090      144,379      126,750      103,393

AVERAGE EQUITY TO ASSET          11.52%       11.37%        9.83%        9.54%        9.80%
  RATIO


Capital Adequacy. The primary capital-to-asset leverage ratio was 11.40% at December 31, 1996, versus 11.53% at year-end 1995. The 1996 ratio was a direct result of the continuing strong profitability of the Bank and an increased cash dividend payout to existing shareholders. With a strong equity to asset ratio, the Bank enjoys greater financial flexibility and less dependence upon its deposit base to support loan and investment activities.

In 1989, banking regulators adopted risk-based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the credit risk of the asset. At December 31, 1996, the Bank was required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios on that date substantially exceeded regulatory guidelines at 16.08% and 17.34%, respectively.

Management seeks to attain a level of capital consistent with appropriate business risk and an ongoing need for financial flexibility. Adequacy of capital depends on the assessment of a number of factors such as stability of earnings, asset quality, liquidity, and economic conditions. Nevertheless, management and the Board of Directors are cognizant of the need to provide shareholders with a fair return on their investment in the Bank. With these factors in mind, the Bank's total cash dividend payout ratio to shareholders has been 29.35% and 19.51% in 1996 and 1995, respectively.

Liquidity Management. Liquidity represents the ability to meet cash flow requirements and financial commitments at a reasonable cost, while retaining the flexibility to take advantage of business opportunities. Management has always placed a high priority on maintaining a high liquidity through a moderate loan-to-deposit ratio and a conservative investment portfolio. Our loan-to-deposit ratio was 65.19% at December 31, 1996, versus 68.08% at year-end 1995. Approximately $3,311,000 or 8.22% of our securities portfolio matures within one year. In addition, the Bank participates in the Cash Management Advance Program with the Federal Home Loan Bank of Seattle and other borrowing arrangements with Bank of America and Wells Fargo Bank.

Under these programs, the Bank may borrow to a maximum of $11,900,000 although no borrowings were outstanding at December 31, 1996. Management believes these factors are indicative of the emphasis placed upon maintaining sufficient liquidity for the Bank.

Asset-Liability Management. The principal purpose of asset-liability management is to manage the Bank's sources and uses of funds to maximize net interest income under different interest rate conditions with minimal risk. The Bank employs a financial model to project earnings performance under various rate scenarios and growth assumptions.

A part of this financial model calculates the "GAP," the difference between repricing assets and repricing liabilities in a specific time period. This analysis provides an indication of the Bank's earnings risk due to future interest rate changes. At December 31, 1996, the analysis indicated that the earnings risk was within the Bank's policy guidelines.

Interest Rate Sensitivity. A key component of the asset-liability management is the measurement of interest-rate sensitivity. Interest-rate sensitivity refers to the volatility in earnings resulting from fluctuations in interest rates, variability in spread relationships, and the mismatch of repricing intervals between assets and liabilities. Interest-rate sensitivity management attempts to maximize earnings growth by minimizing the effects of changing market rates, asset and liability mix, and prepayment trends.

Management reviews the Bank's interest-rate sensitivity position on an ongoing basis, and prepares strategies to adjust that sensitivity, as appropriate. Consideration is given and strategies are developed to minimize the effect of any compression on net interest income which may arise from earlier repricing of loans at lower rates or earlier repricing of deposits at higher rates. As of December 31, 1996, management believes its strategies are sufficient to offset any compression on net interest income that may arise from asset and liability repricing in the near term.

The table below presents interest-rate sensitivity data as of December 31, 1996. The interest rate gaps reported in the table arise when assets are funded with liabilities having different repricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not be reflective of the Bank's interest rate view in subsequent periods. Active management dictates that longer-term economic views are balanced against the prospects of short-term interest rate changes in all repricing intervals.

                                           BY REPRICING INTERVAL
                                                                              NON
                                                                           INTEREST-
December 31, 1996         0 - 3      3 - 6   6 - 12    1 - 5     OVER 5     BEARING
  (in thousands)          MONTHS     MONTHS   MONTHS   YEARS     YEARS       FUNDS      TOTAL
Assets
  Federal funds sold    $  11,300   $    -    $     -   $   -     $    -    $    -       $  11,300
  Securities available-
    for-sale                  -        3,012        -     15,597     3,040       -          21,649
  Securities held-to-
    maturity                  150         15        50     2,809    15,612       -          18,636
  Loans                    50,196      2,431     4,485    30,759    11,904       -          99,775
  Noninterest earning
    assets and allowance
    for credit losses         -          -        -          -         -      25,747        25,747

        Total           $  61,646   $  5,458  $  4,535  $ 49,165  $ 30,556  $ 25,747     $ 177,107

Liabilities and stock-
    holders' equity
  Interest-bearing
    demand deposits     $  69,082   $    -    $    -    $   -     $   -     $    -       $  69,082
  Savings deposits         15,448        -         -        -         -          -          15,448
  Time deposits
    Over $100,000           4,397      1,496     1,738      520       -          -           8,151
    Under $100,000          7,439      6,204     3,486    3,997       15         -          21,141
  Noninterest bearing
    liabilities and
    common stock              -          -         -         -         -      63,285        63,285
        Total              96,366      7,700     5,224    4,517        15     63,285       177,107
  Interest rate
    sensitivity gap           -          -        -          -         -        -             -

Cumulative interest
  rate sensitivity gap  $  96,366   $  7,700  $  5,224  $  4,517  $    15   $ 63,285     $ 177,107






                     VRB Bancorp Consolidated Balance Sheet


                                                                DECEMBER 31,
                                                            1996            1995

                                        ASSETS
Cash and due from banks                              $    17,916,909 $    13,599,620
Federal funds sold                                        11,300,000       4,500,000
        Total cash and cash equivalents                   29,216,909      18,099,620


Held-to-maturity securities:
  State and municipal subdivisions                        18,635,932      15,843,744
                                                          18,635,932      15,843,744



Available-for-sale securities:
  U.S. Treasuries and agencies                            20,092,813      19,554,343
  Corporate and other                                      1,555,949       1,682,712
                                                          21,648,762      21,237,055
Federal Home Loan Bank stock                               1,119,500       1,036,200



Loans, net of allowance for loan losses
        and unearned income                               99,775,802      88,972,481
Premises and equipment, net                                4,093,669       3,881,683
Accrued interest and other assets                          2,616,093       2,414,668

        Total assets                                  $  177,106,667 $   151,485,451


                        LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS
  Demand deposits                                    $    41,746,175 $    38,098,267
  Interest bearing demand deposits                        69,082,274      53,308,110
  Savings deposits                                        15,447,644      17,507,901
  Time deposits                                           29,292,364      23,830,269
        Total deposits                                   155,568,457     132,744,547

Accrued interest and other liabilities                     1,350,076       1,271,159
        Total liabilities                                156,918,533     134,015,706

SHAREHOLDERS' EQUITY
  Preferred stock, voting, $5 par value; 5,000,000 shares
    authorized and unissued
  Preferred stock, nonvoting, $5 par value; 5,000,000 shares authorized and unissued
  Common stock, no par value, 10,000,000 shares authorized
    with 3,574,682 and 2,333,019, issued and outstanding
    at December 31, 1996 and 1995, respectively              9,480,330       9,085,013
  Retained earnings                                         10,652,015       8,355,113
  Unrealized gain on available-for-sale securities,
    net of taxes                                                55,789          29,619
        Total shareholders' equity                          20,188,134      17,469,745

        Total liabilities and shareholders' equity      $  177,106,667   $  151,485,451

    The accompanying notes are an integral part of these consolidated financial statements.

                    VRB Bancorp Consolidated Statements of Income

                                                                   YEARS ENDED DECEMBER 31,
                                                               1996        1995        1994
INTEREST INCOME
  Interest and fees on loans                            $  10,122,237 $  9,892,695 $    8,363,776
  Interest on investment securities held-to-maturity:
    State and municipal subdivisions                          964,043      617,886        565,982
    U.S. Treasuries and agencies                            1,229,046      891,985      1,152,820
  Interest on investment securities available-for-sale:
    Corporate and other investments                           482,256     364,428          60,038
  Federal funds sold                                          390,450     206,215         408,219
      Total interest income                                13,188,032   11,973,209     10,550,835

INTEREST EXPENSE
  Interest-bearing demand deposits                          1,990,377    1,519,257      1,000,647
  Savings deposits                                            376,290      463,435        563,994
  Time deposits                                             1,260,728      938,197        631,001
  Other borrowings                                               -          68,658           -
      Total interest expense                                3,627,395    2,989,547      2,195,642
      Net interest income                                   9,560,637    8,983,662      8,355,193
  Provision for loan losses                                   250,000         -              -
      Net interest income after provision
        for loan losses                                     9,310,637    8,983,662      8,355,193

NONINTEREST INCOME
  Service charges on deposit accounts                         978,739    1,006,765      1,031,819
  Other operating income                                      391,896      373,722        479,887
      Total noninterest income                              1,370,635    1,380,487      1,511,706

NONINTEREST EXPENSES
  Salaries and benefits                                     3,692,594    3,841,055      3,636,634
  Net occupancy                                               629,642      607,739        686,247
  Communications                                              226,390      204,323        190,419
  Data processing                                             147,844       97,339         91,192
  FDIC insurance premium                                        2,000      142,633        281,720
  Supplies                                                    170,948      158,648        145,534
  Professional fees                                           143,817      179,686        152,844
  Other real estate expense                                      -            -             8,858
  Other expenses                                              814,767      829,635        828,969
      Total noninterest expenses                            5,828,002    6,061,058      6,022,117

INCOME BEFORE INCOME TAXES                                  4,853,270    4,303,091   3,844,782

PROVISION FOR INCOME TAXES                                  1,602,000   1,395,000    1,335,000

NET INCOME                                             $    3,251,270 $ 2,908,091 $  2,509,782

NET INCOME PER COMMON
  AND COMMON EQUIVALENT SHARE                          $         0.92 $      0.82 $       0.71

                 The accompanying notes are an integral part of these consolidated financial statements.

      VRB Bancorp Consolidated Statements of Changes in Shareholders' Equity

                                                                                                (LOSS) GAIN ON       TOTAL
                                                  COMMON STOCK                   RETAINED       AVAILABLE-FOR-    SHAREHOLDERS'
                                            SHARES             AMOUNT            EARNINGS       SALE SECURITIES      EQUITY
BALANCE, December 31,
  1993                                   1,426,482         $ 6,873,549        $ 6,099,821       $     -          $12,973,370

Stock option exercised
  (April to September 1994)                  3,825              30,380               -                -               30,380

3 for 2 Stock split
  (September 15, 1994)                     715,217                -                  -                -                 -

Payments for fractional shares
  related to 3 for 2 stock
  split ($12 per share)                       -                   -                (1,398)            -               (1,398)

Stock option exercised
  (September 30, 1994)                       4,047               25,947               -               -               25,947

Cash dividend ($ .22 per share
  paid December 1, 1994)                      -                    -             (472,985)            -             (472,985)

4% stock dividend (85,755
  shares issued, dated
  December 1, 1994)                         85,755              986,183          (986,183)            -                 -

Payments for fractional shares
  related to stock dividend
  ($11.50 per share)                          -                    -               (2,785)            -               (2,785)

Changes in unrealized loss
  on available-for-sale
  securities, net of taxes                    -                    -                 -             (61,706)          (61,706)

Net income                                    -                    -            2,509,782             -            2,509,782


BALANCE,
  December 31, 1994                      2,235,686           7,916,059          7,146,252          (61,706)       15,000,605

Stock options exercised
  (August 11, 1995)                            143                 581               -                -                  581

Cash dividend ($ .25 per
  share, paid November
  10, 1995)                                   -                   -              (558,957)            -             (558,957)

4% stock dividend (89,190
  shares issued, dated
  November 10, 1995)                        89,190           1,137,173         (1,137,173)            -                 -

                The accompanying notes are an integral part of these consolicated financial statements.

                                                                                                 UNREALIZED
                                                 COMMON STOCK                   RETAINED       AVAILABLE-FOR-    SHAREHOLDERS'
                                           SHARES             AMOUNT            EARNINGS       SALE SECURITIES      EQUITY

Payments for fractional
  shares related to stock
  dividend ($12.75 per
  share)                                     -             $     -             $  (3,100)       $     -          $    (3,100)

Stock options exercised
  (December 28, 1995)                       8,000              31,200               -                 -               31,200

Net income                                   -                   -              2,908,091             -            2,908,091

Changes in net unrealized
  gain on available-for-sale
  securities, net of taxes                   -                   -                   -              91,325            91,325

BALANCE, December 31,
  1995                                  2,333,019           9,085,013          8,355,113            29,619        17,469,745

Stock options exercised
  (January to October 1995)                50,180             304,054               -                 -              304,054

Income tax benefit from exercised
  of stock option                            -                 91,263               -                 -               91,263

Cash dividend ($ .40 per share,
  paid November 20, 1996)                    -                   -              (953,280)             -             (953,280)

2 for 1 stock split
  (November 20, 1996)                   1,191,483                -                  -                 -                 -

Payments for fractional shares
  related to stock split
  ($9.33 per share)                          -                   -                (1,088)             -                (1,088)

Net income                                   -                   -             3,251,270              -             3,251,270

Changes in net unrealized gain
  on available-for-sale
  securities, net of taxes                   -                   -                  -               26,170             26,170

BALANCE,
  December 31, 1996                     3,574,682         $ 9,480,330        $10,652,015       $    55,789        $20,188,134


                         VRB Bancorp Consolidated Statements of Cash Flows

                                                                     YEARS ENDED DECEMBER 31,
                                                                  1996         1995         1994
CASH FLOWS RELATING TO OPERATING ACTIVITIES
  Net income                                               $     3,251,270 $ 2,908,091  $ 2,509,782
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Depreciation and amortization                                  432,815     430,123      505,259
    Loss (gain) on sales of assets                                   1,493        -          (9,998)
    Provision for loan losses                                      250,000        -            -
    Write-down on other real estate owned                             -           -          (8,858)
    FHLB dividend                                                  (83,800)    (55,128)      (9,900)
    Deferred taxes                                                   6,451      13,118       104,120
  Change in cash due to changes in certain assets
      and liabilities:
    Increase in accrued interest and other assets                 (226,911)     (90,327)       (5,290)
    Decrease in accrued interest and other liabilities             125,871       192,234       64,689
        Net cash provided by operating activities                3,757,689     3,398,111    3,167,520

CASH FLOWS RELATING TO INVESTING ACTIVITIES
  Proceeds from the maturity of held-to-maturity securities     5,390,000     7,895,537   16,937,000
  Purchases of held-to-maturity securities                     (8,204,586)   (3,686,000) (14,355,971)
  Proceeds from maturity of available-for-sale securities       6,118,455     2,000,000    2,000,000
  Purchases of available-for-sale securities                   (6,490,627)   (9,034,989)        -
  Purchases of Federal Home Loan Bank stock                          -         (544,472)    (426,700)
  Net increase in loans                                       (11,053,321)     (530,996)  (9,858,207)
  Purchase of premises and equipment                             (513,479)     (249,433)     (96,401)
  Sale of premises and equipment                                     -            4,010        4,405
  Proceeds from sale of other real estate owned                      -             -         146,833
        Net cash used in investing activities                 (14,753,558)   (4,146,343)  (5,649,041)

CASH FLOWS RELATING TO FINANCING ACTIVITIES
  Net increase (decrease) in deposits                          22,823,910     7,272,231   (2,525,281)
  Cash dividends and fractional share payments                   (954,368)     (562,057)    (477,168)
  Cash received from exercise of common stock options             243,616        31,781       56,327
        Net cash provided by (used in) financing activities    22,113,158     6,741,955   (2,946,122)

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                  11,117,289     5,993,723   (5,427,643)

CASH AND CASH EQUIVALENTS, beginning of year                   18,099,620    12,105,897   17,533,540

CASH AND CASH EQUIVALENTS, end of year                     $   29,216,909 $  18,099,620 $ 12,105,897

      The accompanying notes are an integral part of these consolidated financial statements.


SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
  Cash paid for interest                                   $    3,363,185 $   2,919,329 $  2,205,676
  Cash paid for taxes                                      $    1,607,300 $   1,456,256 $  1,441,586

SCHEDULE OF NONCASH ACTIVITIES
  Stock dividends declared                                 $         -    $   1,137,173 $    986,183

  Unrealized loss (gain) on available-for-sale
    securities, net of tax                                 $       26,170 $      91,325 $     61,706
  Income tax benefit of stock options exercised            $       91,263 $        -    $       -


                               VRB BANCORP
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1996, 1995, AND 1994


NOTE 1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

	Organization - VRB Bancorp is the parent holding company for Valley of the Rogue Bank. Substantially all activity of VRB Bancorp is conducted through its subsidiary bank and all significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

	Nature of operations - The Bank is a state-chartered institution authorized to provide banking services by the State of Oregon. With its headquarters in
Rogue River, Oregon, the Bank also has branch operations in Josephine and
Jackson County, Oregon. Both VRB Bancorp and Valley of the Rogue Bank are
subject to the regulations of certain Federal and State agencies and undergo periodic examinations by those regulatory authorities.

	Management's estimates and assumptions - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

	Investment securities - The Bank  is required to specifically identify under generally accepted accounting principles its investment securities as
"held-to-maturity," "available-for-sale," or "trading accounts." Accordingly, management has determined that all investment securities held at December 31,
1996 and 1995, are either "available-for-sale" or "held-to-maturity" and conform to the following accounting policies:

  Securities held-to-maturity - Bonds, notes, and debentures for which the Bank has the intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

		Securities available-for-sale - Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as held-to-maturity securities. Securities are generally classified as available-for-sale if the instrument may be sold in response to such factors as: (1) changes in market interest rates and related changes in the security's prepayment risk, (2) needs for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) changes in funding sources and terms. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of equity until realized. Fair values for investment securities are based on quoted market prices. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

            Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

NOTE 1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES - (Continued)

		Loans, net of allowance for loan losses and unearned income - Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unearned income. Interest on loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower's financial condition is such that collection of interest is doubtful. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

		The Bank adopted the Financial Accounting Standards Board's Statements No. 114 "Accounting by Creditors for Impairment of a Loan" and No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" as of January 1, 1995. These pronouncements require that the Bank assess loans that are considered impaired and measure this impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate. There were no loans of material value considered impaired for the years ended December 31, 1996 and 1995.

	Premises and equipment - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Depreciation is based on useful lives of 3 to 25 years on furniture and equipment; 15 to 40 years for buildings and components; and, 15 to 20 years on leasehold improvements.

	Intangible assets - Intangible assets consist of purchased goodwill arising from the previous acquisition of financial institutions. These assets are being amortized over periods which do not exceed 15 years.

	Income taxes - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

	Statement of cash flows - Cash equivalents are generally all short-term investments with a maturity of three months or less. Cash and cash equivalents normally include cash on hand, amounts due from banks, and federal funds sold.

	Off-balance-sheet financial instruments - In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit as well as commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

		The Financial Accounting Standards Board issued Statement No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of
Financial Instruments" which became effective for the Bank for the year ending December 31, 1995. This pronouncement requires that banks holding derivative

NOTE 1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - (Continued)

financial instruments, disclose quantitative and qualitative information about the instruments. As of December 31, 1996 and 1995, and for the years then ended, the Bank held no derivative financial instruments.

		Fair value of financial instruments - The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

		Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

		Held-to-maturity and available-for-sale securities - Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

		Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.
Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

		Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit
(CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

		Short-term borrowings - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

		Long-term debt - The fair values of the Bank's long-term debt are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

		Accrued interest - The carrying amounts of accrued interest approximate their fair values.

		Off-balance-sheet instruments - The Bank's off-balance-sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

	Reclassifications - Certain reclassifications have been made to the 1995 and 1994 consolidated financial statements to conform with current year presentations.

NOTE 1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - (Continued)

		Stock options - In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement were elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. The Bank has elected to continue using the measurement prescribed by APB Opinion No. 25, and accordingly, this pronouncement has had no affect on the Bank's financial position or results of operations.


NOTE 2 -	INVESTMENT SECURITIES

  The amortized cost and estimated market values of investment securities at December 31, 1996 and 1995, are as follows (in thousands):

                                                      GROSS        GROSS      ESTIMATED
                                        AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                                          COST        GAINS       LOSSES        VALUE
    December 31, 1996

    Held-to-maturity securities:
      State and political subdivisions  $ 18,636   $    227     $    (43)     $ 18,820

    Available-for-sale securities:
      U.S. Treasuries and agencies      $ 19,995   $    167     $    (69)     $ 20,093
      Corporate and other                  1,569          -          (13)        1,556

                                        $ 21,564   $    167     $    (82)     $ 21,649

    December 31, 1995

      Held-to-maturity securities:
        State and municipal subdivision $ 15,844   $    262     $    (26)     $ 16,080

      Available-for-sale securities:
        U.S. Treasuries and agencies    $ 19,496   $     87     $    (28)     $ 19,555
        Corporate and other                1,697          -          (15)        1,682

                                        $ 21,193   $     87     $    (43)     $ 21,237

NOTE 2 -	INVESTMENT SECURITIES - (Continued)

The amortized cost and estimated market value of investment securities at December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                          HELD-TO-MATURITY         AVAILABLE-FOR-SALE
                                            SECURITIES               SECURIITES
                                                     ESTIMATED                 ESTIMATED
                                        AMORTIZED     MARKET      AMORTIZED     MARKET
                                           COST        VALUE        COST         VALUE
     Due in one year or less           $    215     $    215     $  3,087     $  3,096
     Due after one year through
       five years                         2,809        2,827       16,477       16,521
     Due after five years through
       ten years                          5,453        5,533        2,000        2,032
     Due after ten years                 10,159       10,245            -            -

                                       $ 18,636     $ 18,820     $ 21,564     $ 21,649


 Proceeds from maturities of held-to-maturity investment securities during 1996 and 1995, were $5,390,000 and $7,895,537, respectively. Proceeds from the maturity of available-for-sale securities was $6,118,455 and $2,000,000 in 1996 and 1995, respectively.

	During 1995, pursuant to implementation guidance on accounting for certain investments in debt and equity securities issued in a Special Report by the Financial Accounting Standards Board, the Bank reassessed the appropriateness of its classifications for investment securities. Accordingly, securities with an amortized cost of $16,237,960 were transferred from the held-to-maturity category to the available-for-sale category. This resulted in the recognition of an unrealized loss on available-for-sale securities, net of tax, of $132,610 at the time of transfer.

 At December 31, 1996 and 1995, investment securities with an amortized cost of $5,188,961 and $4,174,355, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

	The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB. The FHLB stock is not actively traded but is redeemable by FHLB at its current book value.

NOTE 3 -	LOANS AND RESERVE FOR LOAN LOSSES

The loan portfolio consisted of the following (in thousands):

                                                            DECEMBER 31,
                                                       1996             1995
            Real estate - construction            $    9,112        $    8,225
            Real estate - mortgage                    66,209            59,804
            Commercial                                13,181             9,440
            Installment                               12,808            12,806
            Other loans                                   98               104
                                                     101,408            90,379
                                                      (1,632)           (1,407)

                                                  $   99,776        $   88,972


The following is an analysis of the changes in the reserve for possible loan losses (in thousands):

                                                 YEARS ENDED DECEMBER 31,
                                              1996         1995         1994
     Beginning balance                     $  1,470     $  1,414     $  1,453
     Provision for possible loan losses         250            -            -
     Losses                                     (38)         (45)         (90)
     Recoveries                                  13           38           51

     Ending balance                        $  1,632     $  1,407     $  1,414


		Impairment of loans having recorded investments of $58,166 and $52,499 at December 31, 1996 and 1995, respectively, has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment and total allowance for loan losses related to impaired loans was equal to their recorded investment at December 31, 1996 and 1995. No interest income was accrued on the impaired loans or included in the results of operations for the years ended December 31, 1996, 1995, and 1994. Management estimates that in 1996, approximately $3,788 of interest income was not recognized on impaired loans on nonaccrual status, compared with approximately $2,868 in 1995 and $543 in 1994.

NOTE 4 -	BANK PREMISES AND EQUIPMENT

Bank premises, furniture, and equipment consisted of the following
(in thousands):

                                                           DECEMBER 31,
                                                      1996             1995
            Land                                  $   1,323          $   1,323
            Buildings                                 3,147              2,942
            Furniture and equipment                   2,545              2,300
                                                      7,015              6,565
            Less: accumulated depreciation           (2,921)            (2,683)

                                                  $   4,094          $   3,882

NOTE 5 -	OTHER ASSETS

Other assets consisted of the following (in thousands):

                                                           DECEMBER 31,
                                                      1996             1995
            Accrued interest receivable          $    1,162         $      937
            Prepaid expenses                            136                162
            Deferred taxes                              126                132
            Intangible and other assets               1,192              1,184

                                                 $    2,616         $    2,415


NOTE 6 -	TIME DEPOSITS

Time certificates of deposit of $100,000 and over, aggregated
$8,151,302 and $2,881,559 at December 31, 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities for time deposits is as follows (in thousands):

            1997                                           $          25,498
            1998                                                       2,135
            1999                                                       1,064
            2000                                                         469
            2001 and thereafter                                          126

                                                           $          29,292

NOTE 7 -	INCOME TAXES

The income tax provision consisted of the following (in thousands):

                                                  YEARS ENDED DECEMBER 31,
                                              1996         1995         1994
         Currently payable                 $  1,596     $  1,382     $  1,231
         Deferred                                 6           13          104

         Provision for income taxes        $  1,602     $  1,395     $  1,335


Deferred income taxes represent the tax effect of differences in timing between financial income and taxable income. Deferred income taxes, according to the timing differences which caused them, were as follows (in thousands):

                                                  YEARS ENDED DECEMBER 31,
                                              1996         1995         1994
     Accounting loan loss provision
       in excess of tax provision          $   (100)    $     -      $     43
     Accounting depreciation less than
       (in excess of) tax depreciation           19          (6)           (4)
     Deferred compensation                       (8)        (14)          (16)
     Accounting loan fees in excess
       of tax loan fees                          56          17            86
     Federal Home Loan Bank stock dividends      24          19             -
     Other differences                           15          (3)           (5)

                                           $      6      $   13      $    104


NOTE 7 -	INCOME TAXES - (Continued)

The net deferred tax benefits included in other assets in the accompanying consolidated balance sheets include the following components (in thousands):

                                                           DECEMBER 31,
                                                       1996             1995
            Deferred tax assets:
              Loan loss reserve                      $    334        $     234
              Deferred compensation                        82               74
              Other                                        14               29

                                                          430              337

            Deferred tax liabilities:
              Accumulated depreciation                    (97)             (78)
              Deferred loan fees                         (159)            (103)
              Other                                       (48)             (24)

                                                         (304)            (205)

            Net deferred tax asset                  $     126        $     132


	The exercise of stock options which have been granted under VRB Bancorp's stock option plan for directors give rise to compensation which is includable in the taxable income of the applicable employees and deductible by the Bank for federal and state income tax purposes. Such compensation results from increases in the fair market value of VRB Bancorp's common stock subsequent to the date of grant of the applicable exercised stock options and, accordingly, in accordance with Accounting Principles Board Opinion No. 25, such compensation is not recognized as an expense for financial accounting purposes and the related tax benefits are taken directly to common stock. In the year ended December 31, 1996, such deductions resulted in federal and state tax deductions increasing common stock. The compensation deductions arising from the exercise of stock options were not material in 1995 and 1994.

	Management believes, based upon the Bank's historical performance, net deferred tax assets will be realized in the normal course of operations and, accordingly, management has not reduced net deferred tax assets by a valuation allowance.

The tax provision differs from the federal statutory rate of 34% due principally to the effect of tax exemptions for interest received on municipal investments. The 1995 provision for income taxes reflects a reduction in the state income tax rate from 6.6% to 3.3%.

NOTE 7 -	INCOME TAXES - (Continued)

 A reconciliation between the statutory federal income tax rate and the effective tax rate is as follows (in thousands):

                                                      YEARS ENDED DECEMBER 31,
                                                   1996         1995         1994
     Federal income taxes at statutory rate    $  1,650     $  1,463      $ 1,307
     State income tax expense, net of
       federal income tax benefit                   211           94          167
     Effect of nontaxable interest income          (298)        (191)        (179)
     Other                                           39           29           40

                                               $  1,602        1,395        1,335

     Effect tax rate                                 33%          32%          35%



NOTE 8 -	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

		The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Those instruments involve elements of credit and interest-rate risk similar to the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

		The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, and financial guarantees written, is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

		Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that nearly all loan commitments are drawn upon by customers. While most commercial letters of credit are not utilized, a significant portion of such utilization is on an immediate payment basis. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include cash, accounts receivable, inventory, premises and equipment, and income-producing commercial properties.

		Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.

NOTE 8 -	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -
       		(Continued)

		The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 1996, 1995, or 1994.

		A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1996, follows:


            Commitments to extend credit                         $   16,013,904
            Commercial and standby letters of credit             $      479,328



NOTE 9 -	FAIR VALUES OF FINANCIAL INSTRUMENTS

	The following table estimates fair value and the related carrying values of the Bank's financial instruments (in thousands):

                                     DECEMBER 31, 1996        DECEMBER 31, 1995
                                    CARRYING      FAIR       CARRYING      FAIR
                                     AMOUNT       VALUE       AMOUNT      VALUE
Financial assets:
  Cash and due from bank           $  17,917    $  17,917   $  13,599   $  13,559
  Federal funds sold               $  11,300    $  11,300   $   4,500   $   4,500
  Securities available-for-sale    $  21,649    $  21,649   $  21,237   $  21,237
  Securities held-to-maturity      $  18,636    $  18,820   $  15,843   $  16,080
  Federal Home Loan Bank stock     $   1,120    $   1,120   $   1,036   $   1,036
  Loans, net of allowance for
     loan losses                   $  99,776    $  99,544   $  88,972   $  87,444

Financial liabilities:
  Demand and savings deposits      $ 126,276    $ 126,276   $ 108,914   $ 108,914
  Time deposits                    $  29,292    $  29,373   $  23,830   $  23,090


	While estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of such items at December 31, 1996 and 1995, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1996 and 1995, should not necessarily be considered to apply at subsequent dates.

	In addition, other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as premises and equipment. Also, nonfinancial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the trained work force, customer goodwill, and similar items.

NOTE 10 -	CONCENTRATIONS OF CREDIT

		All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities involve government entities also within the Bank's geographical region. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 1996. The Bank's loan policy does not allow the extension of credit to any single borrower or group of related borrowers in excess of a total of $200,000 without approval from the Board of Directors.


NOTE 11 -	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank becomes involved in various litigation arising from normal banking activities. In the opinion of management, the ultimate disposition of these actions will not have a material adverse effect on the consolidated financial position or results of operations.

The Bank leases certain branch premises and equipment. The following is a schedule of future minimum lease payments under operating leases in effect as of December 31, 1996:


         YEARS ENDING DECEMBER 31,
            1997                                             $          90,260
            1998                                                        90,260
            1999                                                        78,260
            2000                                                        13,940

         Total minimum payments required                      $        272,720


	Total rental expense was $94,413, $92,059, and $79,308 in 1996, 1995, and 1994, respectively.


NOTE 12 -	BORROWING AGREEMENTS

	The Bank has borrowing agreements with the Bank of America and Wells Fargo Bank for $2,000,000 and $3,000,000, respectively. There is no stated rate of interest on these borrowings. As of December 31, 1996, there were no borrowings outstanding under these agreements.

	The Bank also participates in the Cash Management Advance Program with the Federal Home Loan Bank of Seattle (FHLB). Under the program, the Bank may borrow to a maximum of $6,900,000 with interest at the FHLB's cash management rate. There were no borrowings outstanding at December 31, 1996.


NOTE 13 -	STOCK OPTION PLANS

The Bank has two stock option plans which were approved by the shareholders during 1991 and amended in 1994. The Plans provide for an aggregate of 362,746 shares of the Bank's unissued common stock to be granted to key employees and nonemployee directors. The 1994 amendment removed the requirement for a five-year vesting schedule for any future grants from the

NOTE 13 -	STOCK OPTION PLANS - (Continued)

Employees' Plan, thus leaving the setting of any vesting schedule to the discretion of the Board of Directors. The Directors' Plan was amended to extend the time in which options may be exercised following resignation or retirement.

 With the exception of certain options granted to nonemployee directors, all options granted and outstanding under both the Directors' and Employees' Plans are noncompensatory and exercisable at purchase prices which approximate fair value on the date of grant. Because certain options granted to the Bank's directors were based on purchase prices below the fair value of the stock as of the grant date, they are considered compensatory transactions and give rise to the recognition of compensation expense. Accordingly, the Bank has recognized $44,564, $39,151, and $20,368 as compensation expense relating to 7,087, 6,702, and 5,382 shares of common stock optioned to its directors during 1996, 1995, and 1994 respectively.

 The following summarizes options available and outstanding under both the Directors' and Employees' Plans as of December 31, 1996, after the effect of the current year's stock split:

                                                                            COMBINED
                                    DIRECTOR'S PLAN      EMPLOYEE'S PLAN      PLANS
                                             AVERAGE               AVERAGE
                                              OPTION                OPTION
                                   SHARES      PRICE    SHARES       PRICE     SHARES
Options reserved,
  December 31, 1995                 90,233               94,765                184,998
Options granted in 1996            (10,631)                   -                (10,631)

Options reserved,
  December 31, 1996                 79,602               94,765                174,367


Options under grant,
  December 31, 1995                 27,963   $  3.59    119,099   $  4.15      147,062
Options granted in 1996             10,631   $  4.99          -   $     -       10,631
Options exercised in 1996          (20,920)  $ (4.39)   (54,347)  $ (3.41)     (75,267)
Options forfeited                        -   $    -      (5,648)  $  6.77        5,648

Options under grant,
  December 31, 1996                 17,674   $  3.64     59,104   $  5.79       76,778

Options vested at
  December 31, 1996                 17,674   $  3.64     17,005   $  3.37       34,679


NOTE 14 -	EMPLOYEE BENEFIT PLANS

The Bank has a defined contribution profit sharing plan. All permanent employees are eligible to participate once they meet the age and length of employment requirements. Contributions are determined annually by the Board of Directors and were $162,210, $172,401, and $168,635 in 1996, 1995, and 1994, respectively, excluding additional amounts set aside for funding through the Bank's bonus program. Voluntary employee contributions are required to share in Bank contributions. Employee contributions were $185,861, $170,582, and $153,673 in 1996, 1995, and 1994, respectively.

NOTE 14 -	EMPLOYEE BENEFIT PLANS - (Continued)

		The Bank has established a bonus program as part of the compensation package it provides to employees. At December 31, 1996, the Bank employed approximately 120 individuals eligible to participate in this program. Under the program, a bonus pool for non-executives is established and funded based on net profits of the current and immediately proceeding year. An executives bonus program is similarly funded and based on current year profits with payments measured on the basis of return on assets on after-tax income. For the years ending December 31, 1996, 1995, and 1994, $510,000, $600,000,
and $452,500, respectively, was expensed to fund these programs with their related payroll and benefit costs.

  The Bank has also established supplemental retirement agreements with certain of its executive officers. The agreements provide for established post-retirement payments to covered executives for up to ten years after their retirement. The supplemental programs are self-funded by the Bank through the setting aside of funds into a bank-controlled deposit account. As of December 31, 1996, a liability for the supplemental retirement plans was recognized and funded in the amount of $255,943. During 1996, 1995, and 1994, the Bank recorded Plan expenses of $28,000, $42,000, and $42,000, respectively.


NOTE 15 -	EARNINGS PER COMMON AND COMMON EQUIVALENT SHARES

  Earnings per share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding for the years ending December 31, 1996, 1995, and 1994. Common stock equivalents include the number of shares issuable on exercise of the outstanding options less the numbers of shares that would have been purchased with the proceeds from the exercise of the options based on the average price of common stock during the year.


NOTE 16 -	TRANSACTIONS WITH RELATED PARTIES

		Certain directors, executive officers, and principal stockholders are customers of and have had banking transactions with the Bank in the ordinary course of business, and the Bank expects to have such transactions in the future. All loans and commitments to loan included in such transactions were made in compliance with applicable laws on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of the Bank, do not involve more than the normal risk of collectibility or present any other unfavorable features. The amount of loans outstanding to directors, executive officers, principal stockholders, and companies with which they are associated was as follows:


                                                          DECEMBER 31,
                                                      1996             1995

            Beginning balance                   $ 1,621,867      $ 2,214,833
            Loans made                               74,000          299,164
            Loans paid                             (248,658)        (892,130)

            Ending balance                      $ 1,447,209      $ 1,621,867

NOTE 17 -	REGULATORY MATTERS

	The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

	Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

	As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                           FOR CAPITAL           PROMPT CORRECTIVE
                                    ACTUAL              ADEQUACY PURPOSES        ACTION PROVISIONS
                                AMOUNT    RATIO          AMOUNT    RATIO          AMOUNT    RATIO

As of December 31, 1996
  (in thousands)
Total capital to risk-weighted
  assets                       $ 20,628   17.3%         $  9,539   >8.0%        $ 11,924   >10.0%
                                                                   -                       -
Tier I capital to risk-weighted
  assets                       $ 19,139   16.1%         $  4,755   >4.0%        $  7,133   > 6.0%
                                                                   -                       _
Tier I capital to average
  assets                       $ 19,139   11.1%         $  6,897   >4.0%        $  8,622   >5.0%
                                                                   -                       -
As of December 31, 1995
  (in thousands)

Total capital to risk-weighted
  assets                       $ 17,680   17.6%         $  8,036  >8.0%         $ 10,045   >10.0%
                                                                  -                        -
Tier I capital to risk-weighted
  assets                       $ 16,420   16.3%         $  4,029  >4.0%         $  6,043   >6.0%
                                                                                           -
Tier I capital to average
  assets                       $ 16,420   10.8%         $  6,081  >4.0%         $  7,601   >5.0%
                                                                  -                        -

NOTE 18 -	PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for VRB Bancorp (unconsolidated parent company only) is as follows:


                                                          DECEMBER 31,
                                                      1996             1995

            ASSETS
              Cash                              $      122,128    $       30,912
              Investment in subsidiary              19,993,191        17,358,972
              Goodwill                                  72,815            79,861

                                                $   20,188,134    $   17,469,745

            SHAREHOLDERS' EQUITY
              Common stock                      $    9,480,330    $    9,085,013
              Retained earnings                      10,652,015        8,355,113
              Market value adjustment, available-
                for-sale securities, net of taxes        55,789           29,619

                                                $    20,188,134   $   17,469,745


                                                            YEARS ENDED DECEMBER 31,
                                                         1996         1995         1994
     REVENUES
       Equity in undistributed
         earnings of subsidiary bank               $ 2,456,348  $ 2,390,137  $ 2,091,828
       Dividends                                       845,000      525,000      425,000

     EXPENSES
       Goodwill and other administrative expenses      (50,078)      (7,046)      (7,046)

     Net income                                    $ 3,251,270  $ 2,908,091  $ 2,509,782


NOTE 19 -	PARENT COMPANY FINANCIAL INFORMATION - (Continued)

                                                            YEARS ENDED DECEMBER 31,
                                                         1996         1995         1994
     CASH FLOWS RELATED TO OPERATING
         ACTIVITIES
       Net income                                  $ 3,251,270  $ 2,908,091  $ 2,509,782
       Adjustments to reconcile net income to net
           cash provided by operating activities:
         Equity in undistributed earnings
           of subsidiary bank                       (2,456,348)  (2,390,137)  (2,091,828)
         Amortization                                    7,046        7,046        7,046
                 Net cash provided by operating
                    activities                         801,968      525,000      425,000

     CASH FLOWS RELATED TO FINANCING
         ACTIVITIES
       Cash dividends and fractional share payments  (954,368)     (562,057)    (477,168)
       Cash received from exercise of
         common stock options                         243,616        31,781       56,327
                 Net cash used in
                   financing activities              (710,752)     (530,276)    (420,842)

     NET INCREASE (DECREASE) IN CASH
         AND CASH EQUIVALENTS                          91,216        (5,276)       4,159

     CASH AND CASH EQUIVALENTS,
        beginning of year                              30,912        36,188       32,029

     CASH AND CASH EQUIVALENTS,
       end of year                               $    122,128    $   30,912  $    36,188


INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
	and Shareholders of VRB Bancorp

We have audited the accompanying consolidated balance sheets of VRB Bancorp as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1996, 1995, and 1994. These financial statements are the responsibility of VRB Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VRB Bancorp as of December 31, 1996 and 1995, and the results of its operations and cash flows for the years ended December 31, 1996, 1995, and 1994, in conformity with generally accepted accounting principles.



Moss Adams LLP

Portland, Oregon
January 7, 1997