Form 10-K405, Exhibit 13
period 1997-12-31
VRB BANCORP
filed 1998-03-26
CIK 944541

                                                                  Exhibit 13.0

                          TABLE OF CONTENTS

                                     Letter to Shareholders...........................    2
                                     Financial Highlights.............................    3
                                     Management's Discussion and
                                       Analysis of Financial Condition and Results
                                          of Operations...............................    5
                                     Consolidated Balance Sheets......................   16
                                     Consolidated Statements of Income................   17
                                     Consolidated Statements of Shareholders'
                                       Equity.........................................   18
                                     Consolidated Statements of Cash Flows............   19
                                     Notes to Consolidated Financial Statements.......   20
                                     Report of Independent Public Accountants.........   35
                                     Directors and Executive Officers.................   37
                                     Staff and Branch Locations.......................   39

                          These statement have not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

   A Letter to VRB Shareholders, Customers, and Friends,

        It is our pleasure to report that 1997 was another record year in the successful history of VRB Bancorp. We are very proud of the fact that our Bank has celebrated 29 consecutive years of profitability. An important part of our tradition is meeting the financial needs of the communities we serve while providing our shareholders with outstanding operating results. This past year was consistent with that proud tradition.

        1997 was filled with a number of significant historic events for our company. In November, we successfully subscribed over one million new shares of stock and joined the NASDAQ National Market System. In addition, the Bank negotiated and signed a merger agreement to acquire Colonial Banking Company in 1998. We anticipate that both of these projects should have a very favorable impact on the future success of our Bank and will enhance shareholder value.

        Earnings for 1997 exceeded $3.7 million, providing a return on average equity of 15.7% and a return on average assets of 2.0%. Our results improved by 13.9% over the previous year. Earnings are both strong and consistent when compared with the last several years of our operating results.

        While our earnings improved, we were also able to increase total loans from $99.8 million in 1996 to $115.4 million in 1997, representing growth of $15.6 million or 15.6%. The Bank captured a larger share of the Rogue Valley market as total deposits grew from $155.6 million in 1996 to $173.2 million in 1997, a 11.3% increase.

        The past year was also marked by the retirement of our Credit Administrator, Virgil Syverson, and two of our most senior board members, Gene Morris and Larry Horton. These three individuals have made significant contributions to the past success of our company. While their insight and experience will be missed, we are pleased to welcome Brad Copeland as our new Credit Administrator along with April Sevcik and Michael Donovan, our two newest board members. We look forward to serving with these three new and key members of our team. It is also our pleasure to welcome Felice Belfiore, Chief Financial Officer, Owen Atkinson, Director of Information Services, and Carrie Brownell, Human Resources Director. These three individuals filled needed positions created in 1997 and have already helped to strengthen our company. Thanks Virgil, Gene, and Larry for your past service. Welcome Brad, April, Michael, Felice, Owen, and Carrie for the knowledge and strength you bring to our financial institution.

        We know that the long-term success of any company is driven by the quality and dedication of its people. VRB Bancorp is no exception to that rule. We are very fortunate to have an outstanding professional team of men and women guiding the success of our Bank. It is through their hard work and knowledge that we grow deposits, loans, and corporate profits. We commend them for their outstanding effort and thank them for their significant contribution for yet another record year.

        We are very pleased to announce the completion of our merger with Colonial Banking Company which was effective January 5, 1998. The acquisition of over $100 million in assets and addition of four new offices makes us the largest community bank in the Rogue Valley, the third largest community bank in Oregon, and the seventh largest bank in the state. The staff at Colonial has proven to be well trained as well as dedicated to providing outstanding customer service. Their addition to the VRB team strengthens our company and positions us for future growth and success. With combined assets over $300 million, we are large enough to provide our customers with convenient access at over thirteen traditional banking locations, yet small enough to provide the personalized responsive service our customers deserve.

        We have great expectations in the coming year. It is our plan to continue the profitable growth and improvement of VRB Bancorp. Our goal to reach $500 million in assets by the year 2001 is within our grasp. Thank you for your continued support as shareholders, customers, and friends. Best wishes to each of you in 1998. We look forward to serving your financial needs and making you proud of VRB Bancorp.

     /s/ WILLIAM A. HADEN                           /s/ JAMES D. COLEMAN
      William A. Haden                              James D. Coleman
      President/C.E.O.                              Chairman

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                               SELECTED FINANCIAL DATA

                                                                    YEARS ENDED DECEMBER 31,
                                                    --------------------------------------------------------
                                                      1997        1996        1995        1994        1993
    (in thousands except per share data)            --------    --------    --------    --------    --------
    Income Statement Data
     Interest Income..............................  $ 14,955    $ 13,188    $ 11,973    $ 10,551    $  8,768
     Interest Expense.............................     4,062       3,627       2,989       2,196       2,264
                                                    --------    --------    --------    --------    --------
     Net interest income..........................    10,893       9,561       8,984       8,355       6,504
     Provision for loan losses....................       250         250           -           -           -
                                                    --------    --------    --------    --------    --------
     Net interest income after provision for loan
       losses.....................................    10,643       9,311       8,984       8,355       6,504
     Non-interest income..........................     1,671       1,370       1,380       1,512       1,632
     Non-interest expense.........................     6,873       5,828       6,061       6,022       4,978
                                                    --------    --------    --------    --------    --------
     Income before provision for income taxes.....     5,441       4,853       4,303       3,845       3,158
     Provision for income taxes...................     1,737       1,602       1,395       1,335       1,104
                                                    --------    --------    --------    --------    --------
     Net income...................................  $  3,704    $  3,251    $  2,908    $  2,510    $  2,054
                                                    ========    ========    ========    ========    ========

    Dividends
     Cash.........................................  $  1,006    $    953    $    559    $    473    $    412
     Ratio of dividends declared to net income....     27.16%      29.31%      19.22%      18.84%      20.06%

    Per Share Data(1)
     Basic earnings per share.....................  $   0.50    $   0.46    $   0.42    $   0.36    $   0.29
     Cash dividends per common share..............  $   0.14    $   0.13    $   0.08    $   0.07    $   0.06
     Weighted average shares outstanding..........     7,345       7,072       6,976       6,953       6,933

    Balance Sheet Data (at period end)
     Investment securities........................  $ 40,806    $ 41,404    $ 38,117    $ 34,589    $ 38,824
     Loans, net...................................   115,414      99,776      88,972      88,441      78,583
     Total assets.................................   206,654     177,107     151,485     141,537     141,970
     Total deposits...............................   173,176     155,568     132,744     125,472     127,998
     Total shareholders' equity...................  $ 31,861    $ 20,188    $ 17,470    $ 15,000    $ 12,973

    Selected Ratios
     Return on average total assets...............      2.00%       1.99%       2.02%       1.74%       1.62%
     Return on average total shareholders'
       equity.....................................     15.65       17.26       17.75       17.69       16.97
     Average equity to assets.....................     12.75       11.52       11.37        9.83        9.54
     Net interest margin..........................      6.69        6.73        7.13        6.67        5.99
     Efficiency ratio (2).........................     56.18%      53.32%      58.49%      61.03%      61.18%

---------------
(1) Per share data has been adjusted to reflect all stock dividends and stock splits through December 31, 1997.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income plus noninterest income.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

                       This page intentionally left blank

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         MANAGEMENT'S DISCUSSION

--------------------------------------------------------------------------------

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations includes a discussion of certain significant business trends and uncertainties, and is intended to be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements of VRB Bancorp ("VRB") and accompanying notes beginning on page 16 of this report.

FINANCIAL HIGHLIGHTS

     VRB is the largest community bank in southern Oregon, currently operating nine full service branches. VRB has had 29 consecutive years of profitability. During the most recent five years, it has increased earnings by an average of 17% per year and increased its return on average assets from 1.62% in 1993 to 2.00% in 1997. During the same period, VRB has achieved a return on average equity greater than 15% while sustaining high asset quality. VRB has consistently performed in the top quartile when comparing its return on average equity to its bank peers.

                            [VRB BANCORP NET INCOME]

                                    [GRAPH]

     Net income for 1997 was $3.7 million, an increase of 13.9% over net income of $3.3 million reported in 1996. The return on total average assets was 2.00% and net interest margin was 6.69%, continuing VRB's history of strong financial results.

     Effective September 30, 1997, VRB's wholly-owned subsidiary, Valley of the Rogue Bank ("the Bank"), signed a definitive merger agreement with Colonial Banking Company ("CBC") pursuant to which CBC will be merged with and into the Bank, with the resulting bank continuing under the name and charter of Valley of the Rogue Bank.

     The Bank agreed to purchase all of the outstanding shares of CBC stock for a cash price of approximately $17.3 million. The Bank anticipates the merger to take place effective on January 5, 1998. As of December 31, 1997, CBC has $116.4 million in total assets, of which $92.8 million represent outstanding loans. CBC has five full service branches in Southern Oregon, as well as a loan production office in Portland, Oregon. Following the merger, four of CBC's branches will become branch offices of the Bank, and a fifth branch will be consolidated into the Bank's main office in Rogue River, Oregon. The Portland loan production office will be closed, and existing loans based out of that market will be serviced by local VRB management.

     On November 6, 1997, VRB commenced an offering of 1,150,000 shares of its common stock pursuant to a registration statement on Form S-1 that was declared effective by the Securities and Exchange Commission ("SEC") on November 5, 1997. The shares were sold by VRB at a price to the public of $8.50 per share, for an aggregate offering price of $9,775,000. Fees and expenses payable by VRB in connection with the offering totaled $991,000, including $684,000 in underwriting discounts and commissions, $45,000 for SEC and NASDAQ Stock Market filing fees, $250,000 for legal, accounting and printing fees, and $12,000 for other expenses. The offering resulted in net proceeds of $8,784,000, which will be used in connection with the acquisition of CBC.

RESULTS OF OPERATIONS

     Net Interest Income. For financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loans and investment securities portfolios, and interest expense, principally on customer deposits.

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


--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

     Average Balances and Average Rates Earned and Paid. The following table shows average balances and interest income or interest expense, with the resulting average yield or rates by category of earning assets or interest-bearing liabilities:

                             YEAR ENDED DECEMBER 31, 1997      YEAR ENDED DECEMBER 31, 1996      YEAR ENDED DECEMBER 31, 1995
                            -------------------------------   -------------------------------   -------------------------------
                                       INTEREST    AVERAGE               INTEREST    AVERAGE               INTEREST    AVERAGE
                            AVERAGE    INCOME OR    YIELDS    AVERAGE    INCOME OR    YIELDS    AVERAGE    INCOME OR    YIELDS
                            BALANCE     EXPENSE    OR RATES   BALANCE     EXPENSE    OR RATES   BALANCE     EXPENSE    OR RATES
                            --------   ---------   --------   --------   ---------   --------   --------   ---------   --------
(in thousands)
Interest-earning assets:
 Loans*...................  $109,581    $11,444     10.44%    $94,907     $10,122     10.67%    $92,268     $9,893      10.72%
 Investment securities....
  Taxable securities......   22,486       1,504      6.69      22,328       1,411      6.32      18,275      1,055       5.77
  Nontaxable
    securities**..........   18,480       1,431      7.74      19,080       1,461      7.66      12,818        936       7.30
 Federal funds sold.......   19,556       1,063      5.44      13,102         691      5.27       7,142        409       5.73
                            --------    -------     -----     --------    -------     -----     --------    ------      -----
    Total interest earning
      assets..............  170,103      15,442      9.08     149,417      13,685      9.16     130,503     12,293       9.42
 Cash and due from
   banks..................   10,222                             9,105                             8,685
 Fixed assets.............    4,403                             3,957                             3,900
 Loan loss allowance......   (1,597)                           (1,397)                           (1,423)
 Other assets.............    2,431                             2,444                             2,425
                            --------                          --------                          --------
    Total assets..........  $185,562                          $163,526                          $144,090
                            ========                          ========                          ========
Interest-bearing
  liabilities:
 Interest-bearing checking
   accounts...............  $73,292       2,415      3.30     $62,238       2,005      3.22     $48,997      1,520       3.10
 Savings accounts.........   15,358         337      2.19      17,017         376      2.21      21,170        463       2.19
 Time deposits............   26,285       1,310      4.98      24,435       1,246      5.10      19,043        938       4.93
 Borrowed funds...........        -           -         -           -           -         -       1,091         69       6.32
                            --------    -------     -----     --------    -------     -----     --------    ------      -----
    Total interest-bearing
      liabilities.........  114,935       4,062      3.53     103,690       3,627      3.50      90,301      2,990       3.31
 Noninterest bearing
   deposits...............   45,552                            39,836                            36,310
                            --------                          --------                          --------
    Total deposits and
      borrowed funds......  160,487                           143,526                           126,611
 Other liabilities........    1,415                             1,168                             1,092
                            --------                          --------                          --------
    Total Liabilities.....  161,902                           144,694                           127,703
 Shareholders' equity.....   23,660                            18,832                            16,387
                            --------                          --------                          --------
    Total liabilities and
      shareholders'
      equity..............  $185,562                          $163,526                          $144,090
                            ========                          ========                          ========
 Net interest income......              $11,380                           $10,058                           $9,303
                                        =======                           =======                           ======
 Net interest spread......                           5.55%                             5.66%                             6.11%
                                                    =====                             =====                             =====
 Average yield on earning
   assets.................                           9.08%                             9.16%                             9.42%
                                                    =====                             =====                             =====
 Interest expense to
   earning assets.........                           2.39%                             2.43%                             2.29%
                                                    =====                             =====                             =====
 Net interest margin......                           6.69%                             6.73%                             7.13%
                                                    =====                             =====                             =====

---------------
 * Nonaccrual loans are included in the average balance.
** Tax-exempt income has been adjusted to a tax equivalent basis at 34%.

--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         MANAGEMENT'S DISCUSSION

--------------------------------------------------------------------------------

     Analysis of Changes in Interest Differential. The following table shows the dollar amount of the increase (decrease) in VRB's net interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate/volume variances have been allocated proportionally between rate and volume changes:

                                            1997 OVER 1996           1996 OVER 1995
                                        ----------------------   ----------------------
                                          INCREASE                 INCREASE
                                         (DECREASE)               (DECREASE)
                                           DUE TO                   DUE TO
                                        -------------   NET      -------------    NET
                                        VOLUME   RATE   CHANGE   VOLUME   RATE   CHANGE
                                        ------   ----   ------   ------   ----   ------
    (in thousands)
    Interest-earning assets:
     Loans............................ $1,532  $(210)   $1,322    $283   $(53)   $230
     Investment securities
      Taxable securities..............     11     83        94     279    153     432
      Nontaxable securities* .........    (46)    16       (30)    457     45     502
     Federal funds sold...............    351     21       372     217    (16)    201
                                       ------  -----   -------   -----   ----   -----
           Total......................  1,848    (90)    1,758   1,236    129   1,365
                                       ------  -----   -------   -----   ----   -----
    Interest-bearing liabilities:
     Interest bearing checking and
      savings accounts................    328     45       373     257    112     369
     Time deposits....................     92    (29)       63     266     44     310
     Borrowed funds...................      -      -         -     (69)     -     (69)
                                       ------  -----   -------   -----   ----   -----
           Total......................    420     16       436     454    156     610
                                       ------  -----   -------   -----   ----   -----
    Net increase (decrease) in net
      interest income................  $1,428  $(106)  $ 1,322   $ 782   $(27)   $755
                                       ======  =====   =======   =====   ====   =====

   ------------------
   * Tax-exempt income has been adjusted to a tax equivalent basis at 34%.

     Net interest income for the year ended December 31, 1997, was $10,893,000 an increase of $1,332,000 or 13.9% compared to net interest income of $9,561,000 in 1996, which was $577,000, or 6.4% higher than the $8,984,000 reported in 1995. The overall tax equivalent earning asset yield declined slightly to 9.08% in 1997 compared to 9.16% in 1996, and 9.42% in 1995. In recent years, interest rates have declined and the lending market in the Rogue Valley has tightened in response to competitive pressures. As a result, low yielding assets such as federal funds sold grew at a faster pace than assets with typically higher yields such as loans. These factors contributed to a decline in average asset yield over the last three years.

     Loans, which generally carry a higher yield than investment securities and other earning assets, comprised 64.4% of average earning assets in 1997, compared with 63.5% in 1996 and 70.7% in 1995. For the same periods, average yields on loans were 10.44% in 1997, 10.67% in 1996, and 10.72% in 1995.

     Investment securities comprised 24.1% of average interest-earning assets in 1997, which was down from 27.7% in 1996 after an increase from 23.8% in 1995. Reflecting VRB's investment in high grade nontaxable securities, the tax equivalent yield of the investment portfolio increased to 7.16%, an improvement of 22 basis points when compared to 6.94% in 1996 which was a 54 basis point improvement over VRB's investment yield of 6.40% in 1995. VRB's investment in federal funds sold increased to 11.5% of average interest-earning assets in 1997, up from 8.7% and 5.5% in 1996 and 1995, respectively. Particularly in the third and fourth quarter of 1997, management deliberately began accumulating federal funds sold in preparation for the cash acquisition of CBC sched-

--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

uled in January 1998. Interest cost as a percentage of earning assets decreased to 2.39% in 1997 compared to 2.43% in 1996 after an increase from 2.29% in 1995. VRB's deposit mix shifted in 1997, as VRB continued to expand non-interest and interest-bearing checking balances, in response to a stabilizing demand for savings and time certificates of deposits.

     Provision for Loan Losses. In 1997, VRB recorded a $250,000 loan loss provision which was based upon past charge-off experience, a careful analysis of the current portfolio, and an evaluation of the loan portfolio over the last year. The increase is in line with the 15.7% growth in VRB's loans. Net loan charge-offs for 1997 were approximately $102,000 which compares to net charge-offs of approximately $25,000 and $7,000 in 1996 and 1995, respectively. Loans on non-accrual have grown to $372,000, up from $58,000 and $53,000 as of December 31, 1996 and 1995, respectively. Management believes this modest loan loss experience is a result of the stringent underwriting and collection practices employed by VRB, the strength of the local economy, and the underlying quality of the loan portfolio.

     Non-Interest Income. Non-interest income increased approximately $301,000, or 21.9% in 1997, the balance of which increased from $1,370,000 in 1996 to $1,671,000 in 1997. Non-interest income in 1995 totaled $1,380,000. Customer deposits, which grew 11.3% in 1997, generated additional service revenue when compared to the previous year. In addition, the growth in VRB's real estate mortgage processing department generated additional fee income over the last 12 months. With the entrance of Wells Fargo into the Rogue Valley market, VRB redesigned its logo as both banks used a similar stagecoach logo. In 1996, VRB received a one time benefit of $225,000 from Wells Fargo, to assist in the purchase of new signs, stationery, and other supplies resulting from the logo change. Non-interest income has been recognized as the funds were applied.

     Non-Interest Expense. Non-interest expense totaled $6,873,000 in 1997, a 17.9% or $1,045,000 increase over total non-interest expense of $5,828,000 recognized in 1996. During 1997, VRB experienced a period of deposit growth and increased market share within the Rogue Valley. VRB's infrastructure was expanded and the costs of supporting VRB's growth can be seen in the following categories.

     Salaries and benefits: Salaries and benefits increased by $428,000, or 11.6% in 1997. With the addition of several administrative and managerial positions, and increasing wages due to the State of Oregon's rising minimum wage, as well as normal salary adjustments, salaries and benefits increased to $4,120,000 in 1997 compared to $3,693,000 in 1996 and $3,841,000 in 1995. As of
December 31, 1997, VRB had 126 full time equivalent employees which compares to 116 and 107 as of December 31, 1996 and 1995, respectively.

     Occupancy: Net occupancy expenses include depreciation, repairs and maintenance, utilities, and other related costs. In 1997, VRB invested significant funds for the improvement of several branches in connection with the Bank's logo change, driving net occupancy to $814,000 in 1997, up $184,000, or 29.2% when compared to total net occupancy costs of $630,000 and $608,000 recognized in 1996 and 1995.

     Data processing: 1997 marked the third year of VRB's three year technology plan. The bank's data processing system was upgraded in anticipation of future growth. Maintenance and support for the new system saw data processing expense increase to $181,000 in 1997 up from $148,000 and $97,000 in 1996 and 1995, respectively.

     FDIC premiums: FDIC premiums are a function of outstanding deposit liabilities. Premiums have ranged from $143,000 in 1995, to $2,000 in 1996 and $18,000 in 1997. In 1996, VRB received a premium refund from the FDIC after the Bank Insurance Fund was recapitalized. This also allowed VRB to pay a nominal insurance premium in 1997.

     Other non-interest expenses: Principal components of other non-interest expenses include advertising, business development, dues and publications, and amortization of goodwill. VRB embarked on a new advertising campaign in late 1997, the results of which will be seen in upcoming years. Overall, other non-interest expenses represented 8.7%, 7.5%, and 8.0% of total net revenues for the years ended December 31, 1997, 1996 and 1995. Careful management of expenses have contributed to controlled growth in this category.

     Income Taxes. The provision for federal and state income taxes in 1997 totaled $1,737,000, which approximates an effective tax rate of 32%. The in-

--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         MANAGEMENT'S DISCUSSION

--------------------------------------------------------------------------------

come tax provision for 1996 and 1995 totaled $1,602,000 and $1,395,000 for effective rates of 33% and 32%, respectively. Effective tax rates differ from combined estimated statutory rates due to the effects of nontaxable interest income which is recognized for book purposes but not tax purposes. In addition, in compliance with State tax law, VRB's state income tax rate was reduced in 1997 and 1995 from 6.6%, to 3.8% and 3.3%, respectively.

FINANCIAL CONDITION

     Asset -- Liability Management/Interest Rate Sensitivity. The principal purpose of asset-liability management is to manage VRB's resources and uses of funds while maximizing net interest income under different interest rate conditions with minimal risk.

     A key component of asset-liability management is the measurement of interest-rate sensitivity. Interest-rate sensitivity refers to the volatility in earnings resulting from fluctuations in interest rates, variability in spread relationships, and the mismatch of repricing intervals between assets and liabilities. Interest-rate sensitivity management attempts to maximize earnings growth by minimizing the effects of changing market rates, asset and liability mix, and prepayment trends, as well as estimate VRB's earnings risk when assuming future interest rate changes.

     Management reviews VRB's interest-rate sensitivity position, or market risk, on an ongoing basis, and prepares strategies to adjust that sensitivity, as appropriate. Financial instruments whose earnings may be affected by a change in interest rates include variable and fixed rate loans, investment securities, federal funds sold, and interest-bearing deposits. Other types of market risk, including foreign exchange risk and commodities price risk, do not materially impact VRB financial instruments.

     VRB's sensitivity to the potential loss of future earnings due to a hypothetical drop in interest rates is as follows:

               FINANCIAL
  DECLINE      IMPACT ON
IN INTEREST   NET INTEREST
   RATES         MARGIN
-----------   ------------
     1%        $(313,000)
     2%        $(626,000)

     The analysis presents the impact of a reasonably possible near-term decline in interest rates. Near-term means a period going forward through one year. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented. For example, although certain assets and liabilities may have similar maturities, or periods of repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from time certificates could likely deviate significantly from those assumed in the table's calculations.

     Liquidity. Liquidity represents the ability to meet cash flow requirements and financial commitments at a reasonable cost, while retaining the flexibility to take advantage of business opportunities. Management has always placed a high priority on maintaining a high liquidity through a moderate loan-to-deposit ratio and a conservative investment portfolio. As of December 31, 1997, VRB's loan to deposit ratio was 66%.

     Approximately $2.8 million or 7% of VRB's securities portfolio matures within one year. This excludes approximately $10 million in agency securities that will most likely be called within 1998 assuming a stable interest rate environment over the next 12 months. Additionally, although no balances were outstanding at December 31, 1997, VRB has borrowing arrangements with the Federal Home Loan Bank of Seattle for cash advances of $8.9 million as well as approximately $8 million in credit agreements with various correspondent banks.

     The acquisition of CBC is expected to have a modest impact on VRB's liquidity. As of December 31, 1997, VRB has $22.5 million in federal funds sold. Approximately $17.3 million will be used to fund the acquisition.

     In addition, CBC has historically had a higher cost of funds than VRB, resulting from a higher proportion of deposits held in interest-bearing accounts with higher rates. VRB's management anticipates that as the interest rates paid on CBC deposits are reduced to mirror VRB's pricing strategy, some depositors will likely withdraw their funds, decreasing

--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

VRB's liquidity. This is especially relevant for the $35.6 million in CBC time certificates of deposit that mature in 1998. Despite this, VRB management believes that VRB has ample cash and cash equivalent resources to fund the CBC acquisition and anticipated deposit run-off without restricting VRB's growth or materially compromising its liquidity.

     Capital Adequacy. The primary source of VRB's capital has historically been from the retention of net profits. VRB's profitability has allowed it to enjoy a strong capital position and to consistently pay dividends to its shareholders, as evidenced by the cash dividend payout ratio of 27.2%, 29.3%, and 19.2% for the years ended December 31, 1997, 1996 and 1995.

     In 1989, banking regulators adopted risk-based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the credit risk of the asset. VRB is required to maintain minimum amounts of capital to "risk weighted" assets, as defined by banking regulators. As of December 31, 1997, VRB was required to have Tier 1 and Total Capital Ratio's of 4.0% and 8.0%, respectively. VRB's actual ratio's at that date were 21.3% and 22.5%.

     The acquisition of CBC will significantly reduce VRB's capital ratios, particularly its Tier 1 capital ratio, as goodwill incurred as a result of the acquisition is deducted from VRB's capital for purposes of this calculation. However, in November of 1997, VRB raised an additional $8,784,000 in capital which will serve to mitigate the risk that VRB would not qualify as "well-capitalized" under applicable regulatory guidelines in the future.

     Impact of Year 2000 Issue. Based upon recent assessment, VRB has significant portions of its data processing software that are date sensitive and may be adversely effected by the software's inability to recognize the Year 2000. VRB presently believes that with modifications to existing software, the Year 2000 issue can be mitigated using existing internal and external resources. At this time, VRB estimates that the total cost of the Year 2000 issue will be less than $25,000. VRB plans to complete the Year 2000 reprogramming, and testing by the first quarter of 1999. In addition, VRB has initiated communications with the Bank's principal borrowers to determine the extent that VRB is vulnerable to those parties' failure to remediate their own Year 2000 issue.

     Investment Securities and Other Investments. VRB's principal investment objectives are to manage liquidity and generate after tax profits consistent with the risk guidelines established by the Board of Directors. Changes in VRB's investment portfolio are primarily a function of loan demand and adjustments within the Bank's deposit structure.

     As of December 31, 1997, VRB's investment portfolio of $39,598,000 is relatively consistent when compared to 1996's investment portfolio which totaled $40,285,000. VRB follows financial accounting principles which require the identification of investment securities as held-to-maturity or available-for-sale. Securities designated as held-to-maturity are those that VRB has the intent and ability to hold until they mature or are called rather than those that management may sell if liquidity requirements dictate. The mix of available-for-sale and held-to-maturity investment securities is considered in context with VRB's overall asset-liability policy and illustrates management's assessment of the relative liquidity of the Bank. At December 31, 1997, 53.5% of VRB's investment portfolio was comprised of available-for-sale securities and 46.5% was comprised of held-to-maturity securities, virtually unchanged when compared to 1996.


--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         MANAGEMENT'S DISCUSSION

--------------------------------------------------------------------------------

     The following table sets forth the composition and relative maturities within VRB's investment portfolio at the dates indicated.

                            DECEMBER 31, 1997              DECEMBER 31, 1996              DECEMBER 31, 1995
                       ----------------------------   ----------------------------   ----------------------------
                       AMORTIZED   MARKET      %      AMORTIZED   MARKET      %      AMORTIZED   MARKET      %
                         COST       VALUE    YIELD*     COST       VALUE    YIELD*     COST       VALUE    YIELD*
   (in thousands)      ---------   -------   ------   ---------   -------   ------   ---------   -------   ------
U.S. Treasuries and
  agencies:
 One year or less....   $     -    $    -        -%    $10,002    $9,942     6.16%    $ 7,847    $7,749     5.70%
 One to five years...    17,998    18,062     6.59       9,993    10,150     7.12      12,008    12,075     6.14
 Five to ten years...     2,000     2,013     7.50           -         -        -           -         -        -
 Over ten years......         -         -        -           -         -        -           -         -        -
Obligations of states
  and political
  subdivisions:
 One year or less....     2,337     2,344     5.86         215       216     7.05       1,906     1,916     6.03
 One to five years...       550       565     7.29       6,106     6,169     7.33       3,036     3,050     6.12
 Five to ten years...     5,364     5,521     7.40      11,749    11,848     8.08       4,351     4,402     7.13
 Over ten years......    10,163    10,593     7.93         566       589     8.41       6,551     6,712     8.09
Corporate and other:
 One year or less....       430       428     5.35       1,569     1,555     6.04         128       126     5.35
 One to five years...       682       681     6.49           -         -        -       1,570     1,557     6.04
 Five to ten years...         -         -        -           -         -        -           -         -        -
 Over ten years......         -         -        -           -         -        -           -         -        -
                        -------    -------   -----     -------    -------   -----     -------    -------   -----
                        $39,524    $40,207    7.04%    $40,200    $40,469    7.17%    $37,397    $37,587    6.50%
                        =======    =======   =====     =======    =======   =====     =======    =======   =====

---------------

* Weighted average yields are stated on a federal tax equivalent basis at a 34%.

     Loans: Outstanding loans totaled $115,414,000 at December 31, 1997, representing a $15,638,000, or 15.7% growth rate over outstanding loans as of December 31, 1996. The growth, which is in part the result of VRB's focus on construction lending and home equity credit loans, exceeds growth rates of prior years. Loan growth totaled 12.1% and .6% in 1996 and 1995, respectively.

     VRB's loan portfolio continues to primarily involve real estate secured transactions, with 80% and 76% of VRB's portfolio within this category as of December 31, 1997 and 1996, respectively. Loans secured by real estate includes loans made for purposes other than financing the purchase of real property, such as commercial and home equity lines of credit. However, real estate is invariably the collateral securing these loans.

     Although real estate loans constitute a significant portion of the total loan portfolio, this portfolio has performed well and, management believes, represents low risk of loss. VRB's normal lending criteria requires a loan-to-value ratio on commercial real estate not to exceed 75%, and a loan-to-value ratio on residential real estate not to exceed 80%. Consequently, the Bank's loans secured by real estate have a lower delinquency rate than the balance of its loan portfolio. As of December 31, 1997 and 1996, the



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Bank had no material investment in other real estate owned.

     The composition, interest sensitivity, and maturity distribution of the loan portfolio as of the noted dates, is illustrated as follows:

                         1997       1996      1995      1994      1993
                       --------   --------   -------   -------   -------
                                     (in thousands)
Commercial...........  $ 12,720   $ 13,181   $ 9,440   $10,619   $10,719
Real estate
 construction........    15,476      9,112     8,225    16,930    11,659
Real estate
 mortgage............    77,049     66,209    59,804    49,882    46,511
Consumer and other...    11,949     12,906    12,910    12,424    11,147
                       --------   --------   -------   -------   -------
                        117,194    101,408    90,379    89,855    80,036
Allowance for loan
 losses..............    (1,780)    (1,632)   (1,407)   (1,414)   (1,453)
                       --------   --------   -------   -------   -------
Net loans............  $115,414   $ 99,776   $88,972   $88,441   $78,583
                       ========   ========   =======   =======   =======

                                     DECEMBER 31, 1997
                       ---------------------------------------------
                                  DUE AFTER       DUE
                        DUE IN     ONE YEAR      AFTER
                       ONE YEAR    THROUGH        FIVE       TOTAL
                       OR LESS    FIVE YEARS     YEARS       LOANS
                       --------   ----------   ----------   --------
                                     (in thousands)
Commercial...........  $ 4,123     $ 6,348      $ 2,248     $ 12,719
Real estate
 construction........    7,740       2,297        5,439       15,476
Real estate
 mortgage............    4,893      14,536       57,620       77,049
Consumer and other...    1,508       6,761        3,681       11,950
                       -------     -------      -------     --------
                       $18,264     $29,942      $68,988     $117,194
                       =======     =======      =======     ========
Loans with fixed
 interest rates......                                       $ 40,824
Loans with floating
 interest rates......                                         76,370
                                                            --------
                                                            $117,194
                                                            ========

     Reserve for Loan Losses and Nonperforming Loans. The allowance for loan losses is evaluated by management on a monthly basis to ensure that it is sufficient to cover potential future loan losses. The reserve balance and amount of provision charged to operations is based primarily on management's evaluation of the entire portfolio.

     This analysis includes review of the following factors: (a) the volume and mix of the existing loan portfolio, including the volume and severity of nonperforming loans and adversely classified credits, as well as analysis of net charge-offs experienced on previously classified loans; (b) the extent to which loan renewals and extensions are used to maintain loans on a current basis and the degree of risk associated with such loans; (c) the trend in loan growth, including any rapid increase in loan volume within a relatively short period of time; (d) general and local economic conditions; (e) the relationship and trend over the past several years of recoveries as a percentage of previous years' charge-offs; and, (f) available outside information of a comparable nature regarding the loan portfolios of other banks, including peer group banks. The reserve for loan losses was $1,780,000 as of December 31, 1997, as compared to $1,632,000 at December 31, 1996 and $1,407,000 at December 31, 1995. VRB's loan loss reserve as a percentage of total loans was 1.52% at December 31, 1997, compared to 1.61% in 1996 and 1.56% in 1995.

                      LOAN LOSS EXPERIENCE
                      --------------------
                        1997     1996     1995     1994     1993
                       ------   ------   ------   ------   ------
                                     (in thousands)
Reserve balance,
  beginning of
  year...............  $1,632   $1,407   $1,414   $1,453   $  941
Loans charged-off:
 Commercial..........      48       29       31       24       35
 Real Estate.........       -        -        -        -        -
 Consumer............      87        9       14       66       23
                       ------   ------   ------   ------   ------
  Total loans
    charged-off......     135       38       45       90       58
Recoveries:
 Commercial..........      22       10       20       31      156
 Real Estate.........       -        -        -        -        -
 Consumer............      11        3       18       20       53
                       ------   ------   ------   ------   ------
  Total recoveries...      33       13       38       51      209
Net Charge-offs......     102       25        7       39     (151)
                       ------   ------   ------   ------   ------
Provision charged to
  operations.........     250      250        -        -        -
                       ------   ------   ------   ------   ------
Changes incidental to
  merger.............       -        -        -        -      361
                       ------   ------   ------   ------   ------
Reserve balance, end
  of year............  $1,780   $1,632   $1,407   $1,414   $1,453
                       ======   ======   ======   ======   ======
Ratio of net
  charge-offs during
  the period to
  average loans
  outstanding during
  the period.........    0.09%    0.03%    0.01%    0.05%   (0.22%)
                       ======   ======   ======   ======   ======



--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         MANAGEMENT'S DISCUSSION

--------------------------------------------------------------------------------

     The following table presents information with respect to VRB's allowance for loan losses and nonperforming assets for the dates specified:

                                                                                  DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1997       1996       1995       1994       1993
(in thousands)                                                --------    -------    -------    -------    -------
Loans on nonaccrual status..................................  $    372    $    58    $    53    $     7    $   171
Loans past due greater than 90 days but not on nonaccrual
  status....................................................         -         12         48        108        117
                                                              -------     ------     ------     ------     ------
    Total nonperforming loans...............................       372         70        101        115        288
Other nonperforming assets..................................         -          -          -          -        146
                                                              -------     ------     ------     ------     ------
    Total nonperforming assets..............................  $    372    $    70    $   101    $   115    $   434
                                                              =======     ======     ======     ======     ======
Percentage of nonperforming loans to total loans............      0.32%      0.06%      0.11%      0.13%      0.36
Percentage of nonperforming assets to total assets..........      0.18%      0.04%      0.07%      0.08%      0.31
Allowance for loan losses as a percentage of non performing
  loans.....................................................       477%      2331%      1393%      1230%       505

     No interest income was accrued on nonaccrual loans or included in the results of operations for the years ended December 31, 1997, 1996 and 1995. The Bank's policy is to place a loan on nonaccrual status when there is significant question as to the collectibility of the interest. Normally if the loan is past due 90 days or more, it is placed in nonaccrual status unless well secured and in the process of collection.

     Deposits. Deposit growth in 1997 was $17,608,000 or 11.3%, and can be attributed to management's decision to promote an attractive pricing strategy, increased marketing, and an increased emphasis on implementing a sales culture within the branches. By their nature, interest-bearing account balances will tend to grow or decline as the Bank reacts to changes in competitor pricing and interest paying strategies.

     In 1997, VRB realized substantial growth in its money market accounts. Money market deposits increased by $13.8 million in 1997, from $47.2 million as of December 31, 1996 to $61.0 million as of December 31, 1997. In addition, non-interest bearing demand deposits continue to represent a significant percentage of VRB's deposit base. To the extent that VRB can continue to funds operations with non-interest-bearing deposits, the Bank's net interest margin will improve. At December 31, 1997, demand deposits accounted for 28.9% of total deposits which is up from 26.8 % as of December 31, 1996. This is further illustrated at right:

                              [DEPOSIT MIX CHART]

     The Bank, by policy, does not depend on brokered deposits nor high priced time deposits. At December 31, 1997, time certificates of deposits in excess of $100,000 totaled $5,259,000 or 18.6% of total outstanding time deposits. This compares to 24.1% as of December 31, 1996.

     The following table sets forth by time remaining to maturity, all time certificate of deposit accounts outstanding at December 31, 1997.

                           IN
                         EXCESS
                       OF $100,000   ALL OTHER    TOTAL
(in thousands)         -----------   ---------   -------
Three months or
  less...............    $2,608       $ 7,684    $10,292
Three through twelve
  months.............     2,233        13,219     15,452
One year through five
  years..............       418         1,821      2,239
Over five years......         -           234        234
                         ------       -------    -------
                         $5,259       $22,958    $28,217
                         ======       =======    =======



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                    VRB BANCORP CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1997            1996
                                                              ------------    ------------
ASSETS
Cash and due from banks.....................................  $ 21,144,289    $ 17,916,909
Federal funds sold..........................................    22,500,000      11,300,000
                                                              ------------    ------------
    Total cash and cash equivalents.........................    43,644,289      29,216,909
                                                              ------------    ------------
Held-to-maturity securities:
 State and municipal subdivisions...........................    18,415,049      18,635,932
                                                              ------------    ------------
Available-for-sale securities:
 U.S. Treasuries and agencies...............................    20,074,686      20,092,813
 Collateralized mortgage obligations and other
   investments..............................................     1,108,163       1,555,949
                                                              ------------    ------------
                                                                21,182,849      21,648,762
                                                              ------------    ------------
Federal Home Loan Bank stock................................     1,208,000       1,119,500
                                                              ------------    ------------
Loans, net of allowance for loan losses and unearned
  income....................................................   115,413,898      99,775,802
Premises and equipment, net.................................     4,411,372       4,093,669
Accrued interest and other assets...........................     2,378,189       2,616,093
                                                              ------------    ------------
    Total assets............................................  $206,653,646    $177,106,667
                                                              ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
 Demand deposits............................................  $ 49,998,132    $ 41,746,175
 Interest bearing demand deposits...........................    80,334,130      69,082,274
 Savings deposits...........................................    14,626,880      15,447,644
 Time deposits..............................................    28,217,204      29,292,364
                                                              ------------    ------------
    Total deposits..........................................   173,176,346     155,568,457
Accrued interest and other liabilities......................     1,616,745       1,350,076
                                                              ------------    ------------
    Total liabilities.......................................   174,793,091     156,918,533
                                                              ------------    ------------
Shareholders' equity
 Preferred stock, voting, $5 par value; 5,000,000 shares
   authorized and unissued..................................             -               -
 Preferred stock, nonvoting, $5 par value; 5,000,000 shares
   authorized and unissued..................................             -               -
 Common stock, no par value, 10,000,000 shares authorized
   with 8,340,744 and 3,574,682, issued and outstanding at
   December 31, 1997 and 1996, respectively.................    18,462,712       9,480,330
Retained earnings...........................................    13,349,301      10,652,015
Unrealized gain on available-for-sale securities, net of
  taxes.....................................................        48,542          55,789
                                                              ------------    ------------
    Total shareholders' equity..............................    31,860,555      20,188,134
                                                              ------------    ------------
    Total liabilities and shareholders' equity..............  $206,653,646    $177,106,667
                                                              ============    ============

  The accompanying notes are an integral part of these consolidated financial statements



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                   FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                 VRB BANCORP CONSOLIDATED STATEMENTS OF INCOME

                                                                      YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                 1997           1996           1995
                                                              -----------    -----------    -----------
INTEREST INCOME
 Interest and fees on loans.................................  $11,443,683    $10,122,237    $ 9,892,695
 Interest on investment securities held-to-maturity:
  State and municipal subdivisions..........................      944,226        964,043        617,886
 Interest on investment securities available-for-sale:
  U.S. Treasuries and agencies..............................    1,336,882      1,229,046        891,985
  Collateralized mortgage obligations and other
    investments.............................................       78,310         98,314        106,291
 Federal Home Loan Bank stock dividends.....................       88,500         83,300         55,128
 Federal funds sold.........................................    1,063,088        691,092        429,224
                                                              -----------    -----------    -----------
    Total interest income...................................   14,954,684     13,188,032     11,973,209
                                                              -----------    -----------    -----------
INTEREST EXPENSE
 Interest-bearing demand deposits...........................    2,414,951      1,990,377      1,519,257
 Savings deposits...........................................      336,830        376,290        463,435
 Time deposits..............................................    1,309,999      1,260,728        938,197
 Other borrowings...........................................            -              -         68,658
                                                              -----------    -----------    -----------
    Total interest expense..................................    4,061,780      3,627,395      2,989,547
                                                              -----------    -----------    -----------
NET INTEREST INCOME.........................................   10,892,904      9,560,637      8,983,662
PROVISION FOR LOAN LOSSES...................................      250,000        250,000              -
                                                              -----------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........   10,642,904      9,310,637      8,983,662
                                                              -----------    -----------    -----------
NONINTEREST INCOME
 Service charges on deposit accounts........................    1,019,786        978,739      1,006,765
 Other operating income.....................................      650,853        391,896        373,722
                                                              -----------    -----------    -----------
    Total noninterest income................................    1,670,639      1,370,635      1,380,487
                                                              -----------    -----------    -----------
NONINTEREST EXPENSES
 Salaries and benefits......................................    4,120,469      3,692,594      3,841,055
 Net occupancy..............................................      813,915        629,642        607,739
 Communications.............................................      239,721        226,390        204,323
 Data processing............................................      181,460        147,844         97,339
 FDIC insurance premium.....................................       18,201          2,000        142,633
 Supplies...................................................      230,255        170,948        158,648
 Professional fees..........................................      180,658        143,817        179,686
 Other expenses.............................................    1,088,245        814,767        829,635
                                                              -----------    -----------    -----------
    Total noninterest expenses..............................    6,872,924      5,828,002      6,061,058
                                                              -----------    -----------    -----------
INCOME BEFORE INCOME TAXES..................................    5,440,619      4,853,270      4,303,091
PROVISION FOR INCOME TAXES..................................    1,737,000      1,602,000      1,395,000
                                                              -----------    -----------    -----------
NET INCOME..................................................  $ 3,703,619    $ 3,251,270    $ 2,908,091
                                                              ===========    ===========    ===========
BASIC EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE.......  $      0.50    $      0.46    $      0.42
                                                              ===========    ===========    ===========
DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE.....  $      0.50    $      0.45    $      0.41
                                                              ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.



--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     VRB BANCORP CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                           NET
                                                                                       UNREALIZED
                                                                                       GAIN (LOSS)
                                                                                           ON
                                                    COMMON STOCK                       AVAILABLE-         TOTAL
                                               -----------------------    RETAINED      FOR-SALE      SHAREHOLDERS'
                                                SHARES       AMOUNT       EARNINGS     SECURITIES         EQUITY
                                               ---------   -----------   -----------   -----------   ----------------
BALANCE, December 31, 1994...................  2,235,686   $ 7,916,059   $ 7,146,252   $   (61,706)  $     15,000,605
Stock options exercised (August 11, 1995)....        143           581             -             -                581
Cash dividend ($.25 per share, paid November
  10, 1995)..................................          -             -      (558,957)            -           (558,957)
4% stock dividend (November 10, 1995)........     89,190     1,137,173    (1,137,173)            -                  -
Payments for fractional shares related to
  stock dividend ($12.75 per share)..........          -             -        (3,100)            -             (3,100)
Stock options exercised (December 28,
  1995)......................................      8,000        31,200             -             -             31,200
Net income...................................          -             -     2,908,091             -          2,908,091
Changes in net unrealized gain on
  available-for-sale securities, net of
  taxes......................................          -             -             -        91,325             91,325
                                               ---------   -----------   -----------   -----------   ----------------
BALANCE, December 31, 1995...................  2,333,019     9,085,013     8,355,113        29,619         17,469,745
Stock options exercised (January to October
  1996)......................................     50,180       304,054             -             -            304,054
Income tax benefit from exercise of stock
  options....................................          -        91,263             -             -             91,263

Cash dividend ($.40 per share, paid November
  20, 1996)..................................          -             -      (953,280)            -           (953,280)
3 for 2 stock split
 (November 20, 1996).........................  1,191,483             -             -             -                  -
Payments for fractional shares related
 to stock split ($9.33 per share)............          -             -        (1,088)            -             (1,088)
Net income...................................          -             -     3,251,270             -          3,251,270
Change in net unrealized gain on
 available-for-sale securities, net of
 taxes.......................................          -             -             -        26,170             26,170
                                               ---------   -----------   -----------   -----------   ----------------
BALANCE, December 31, 1996...................  3,574,682     9,480,330    10,652,015        55,789         20,188,134
Stock options exercised
 (February to August 1997)...................     17,475        85,230             -             -             85,230
2 for 1 stock split
 (September 10, 1997)........................  3,592,157             -             -             -                  -
Stock options exercised
 (September to October 1997).................      6,430        26,152             -             -             26,152
Income tax benefit from stock options
 exercised...................................          -        86,896             -             -             86,896
Cash dividend ($.14 per share, paid October
 31, 1997)...................................          -             -    (1,006,333)            -         (1,006,333)
Stock offering (November 1997)...............  1,150,000     8,784,104             -             -          8,784,104
Net income...................................          -             -     3,703,619             -          3,703,619
Change in net unrealized gain on
 available-for-sale securities, net of
 taxes.......................................          -             -             -        (7,247)            (7,247)
                                               ---------   -----------   -----------   -----------   ----------------
BALANCE, December 31, 1997...................  8,340,744   $18,462,712   $13,349,301   $    48,542   $     31,860,555
                                               =========   ===========   ===========   ===========   ================

  The accompanying notes are an integral part of these consolidated financial statements.


--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                   FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

               VRB BANCORP CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED DECEMBER 31,
                                                              -------------------------------------------
                                                                  1997            1996           1995
                                                              ------------    ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income.................................................  $  3,703,619    $  3,251,270    $ 2,908,091
 Adjustments to reconcile net income to net cash from
   operating activities:
  Depreciation and amortization.............................       392,547         432,815        430,123
  Loss (gain) on sales of assets............................        (8,429)          1,493              -
  Provision for loan losses.................................       250,000         250,000              -
  FHLB stock dividend.......................................       (88,500)        (83,300)       (55,128)
  Deferred taxes............................................        22,684           6,451         13,118
 Change in cash due to changes in certain assets and
   liabilities:
  (Increase) decrease in accrued interest and other
    assets..................................................       215,220        (226,911)       (90,327)
  Increase in accrued interest and other liabilities........       357,298         125,871        192,234
                                                              ------------    ------------    -----------
    Net cash from operating activities......................     4,844,439       3,757,689      3,398,111
                                                              ------------    ------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from the maturity of held-to-maturity
   securities...............................................       215,000       5,390,000      7,895,537
 Purchases of held-to-maturity securities...................             -      (8,204,586)    (3,686,000)
 Proceeds from maturity of available-for-sale securities....       446,971       6,118,455      2,000,000
 Proceeds from sales of available-for-sale securities.......     3,008,437               -              -
 Purchases of available-for-sale securities.................    (3,000,000)     (6,490,627)    (9,034,989)
 Purchases of Federal Home Loan Bank stock..................             -               -       (544,472)
 Net increase in loans......................................   (15,888,096)    (11,053,321)      (530,996)
 Purchase of premises and equipment.........................      (699,013)       (513,479)      (249,433)
 Sale of premises and equipment.............................         2,600               -          4,010
                                                              ------------    ------------    -----------
    Net cash from investing activities......................   (15,914,101)    (14,753,558)    (4,146,343)
                                                              ------------    ------------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in deposits...................................    17,607,889      22,823,910      7,272,231
 Proceeds from public stock offering, net of expenses.......     8,784,104               -              -
 Cash dividends and fractional share payments...............    (1,006,333)       (954,368)      (562,057)
 Cash received from exercise of common stock options........       111,382         243,616         31,781
                                                              ------------    ------------    -----------
    Net cash from financing activities......................    25,497,042      22,113,158      6,741,955
                                                              ------------    ------------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    14,427,380      11,117,289      5,993,723
CASH AND CASH EQUIVALENTS, beginning of year................    29,216,909      18,099,620     12,105,897
                                                              ------------    ------------    -----------
CASH AND CASH EQUIVALENTS, end of year......................  $ 43,644,289    $ 29,216,909    $18,099,620
                                                              ============    ============    ===========
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
 Cash paid for interest.....................................  $  4,048,741    $  3,635,185    $ 2,919,329
                                                              ============    ============    ===========
 Cash paid for taxes........................................  $  1,320,994    $  1,607,300    $ 1,456,256
                                                              ============    ============    ===========
SCHEDULE OF NONCASH ACTIVITIES
 Stock dividends declared...................................  $          -    $          -    $ 1,137,173
                                                              ============    ============    ===========
 Unrealized gain (loss) on available-for-sale securities,
   net of tax...............................................  $     (7,247)   $     26,170    $    91,325
                                                              ============    ============    ===========
 Income tax benefit of stock options exercised..............  $     86,896    $     91,263    $         -
                                                              ============    ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements


--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         FINANCIAL NOTES

--------------------------------------------------------------------------------

                                  VRB BANCORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS - The accompanying consolidated financial statements include the accounts of VRB Bancorp (VRB), a bank holding company, and its wholly-owned subsidiary, Valley of the Rogue Bank (the Bank). Substantially all activity of VRB Bancorp is conducted through its subsidiary bank and all significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

     The Bank is a state-chartered institution authorized to provide banking services by the State of Oregon. With its headquarters in Rogue River, Oregon, it also has branch operations in Josephine and Jackson County, Oregon. The Bank conducts a general banking business. Its activities include the usual deposit functions of a commercial bank: commercial, real estate, installment and mortgage loans; checking and savings accounts; automated teller machines (ATM's); collection services; and safe deposit facilities. Both VRB Bancorp and Valley of the Rogue Bank are subject to the regulations of certain Federal and State agencies and undergo periodic examinations by those regulatory authorities.

     MANAGEMENT'S ESTIMATES AND ASSUMPTIONS - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     INVESTMENT SECURITIES - The Bank is required to specifically identify under generally accepted accounting principles its investment securities as "held-to-maturity," "available-for-sale," or "trading accounts." Accordingly, management has determined that all investment securities held at December 31, 1997 and 1996, are either "available-for-sale" or "held-to-maturity" and conform to the following accounting policies:

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

     LOANS, NET OF ALLOWANCE FOR LOAN LOSSES AND UNEARNED INCOME - Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unearned income. Interest on loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                        FINANCIAL NOTES
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
         (continued)

consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's reserve for loan losses. Such agencies may require the Bank to recognize additions to the reserve based on their judgment of information available to them at the time of their examinations.

     Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate, the loans market price or the fair value of the collateral if the loan is collateral dependent. Accrual of interest is discontinued on impaired loans when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan.

     PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Depreciation is based on useful lives of 3 to 25 years on furniture and equipment; 15 to 40 years for buildings and components; and, 15 to 20 years on leasehold improvements.

     OTHER REAL ESTATE - Other real estate, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost or estimated net realizable value. When property is acquired, any excess of the loan balance over its estimated net realizable value is charged to the reserve for loan losses. Subsequent write-downs to net realizable value, if any, or any disposition gains or losses are included in noninterest income and expense. The Bank had no other real estate at December 31, 1997 and 1996.

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

     OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - The Bank holds no derivative financial instruments. However, in the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit as well as commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

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

          Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one- to four-family residential), credit card loans, and other consumer loans are based on quoted market prices of similar


--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         FINANCIAL NOTES

--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
         (continued)

     loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

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

     ADVERTISING - Advertising costs are charged to expense during the year in which they are incurred.

     STOCK OPTIONS - In October 1995 the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument.

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

     RECENTLY ISSUED ACCOUNTING STANDARDS - In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which the Bank is required to adopt for years beginning after December 15, 1997, This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. When adopted, the unrealized gain or loss on available-for-sale securities will be recognized as a component of comprehensive income.

     Other issued but not yet required FASB statements are not currently applicable to the Bank's operations.

     RECLASSIFICATIONS - Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform with current year presentations.



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                        FINANCIAL NOTES
--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES

     The amortized cost and estimated market values of investment securities at December 31, 1997 and 1996, are as follows (in thousands):

                                                         GROSS         GROSS       ESTIMATED
                                          AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                            COST         GAINS         LOSSES        VALUE
                                          ---------    ----------    ----------    ---------
DECEMBER 31, 1997
Held-to-maturity securities:
 State and municipal subdivisions.......   $18,415      $   609       $     -       $19,024
                                           =======      =======       =======       =======
Available-for-sale securities:
 U.S. Treasuries and agencies...........   $19,998      $    77       $     -       $20,075
 Collateralized mortgage obligations....     1,111            -            (3)        1,108
                                           -------      -------       -------       -------
                                           $21,109      $    77       $    (3)      $21,183
                                           =======      =======       =======       =======
DECEMBER 31, 1996
Held-to-maturity securities:
 State and municipal subdivisions.......   $18,636      $   227       $   (43)      $18,820
                                           =======      =======       =======       =======
Available-for-sale securities:
 U.S. Treasuries and agencies...........   $19,995      $   167       $   (69)      $20,093
 Collateralized mortgage obligations....     1,569            -           (13)        1,556
                                           -------      -------       -------       -------
                                           $21,564      $   167       $   (82)      $21,649
                                           =======      =======       =======       =======

     The amortized cost and estimated market value of investment securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             HELD-TO-MATURITY          AVAILABLE-FOR-SALE
                                                SECURITIES                 SECURITIES
                                          -----------------------    -----------------------
                                                       ESTIMATED                   ESTIMATED
                                          AMORTIZED      MARKET      AMORTIZED      MARKET
                                            COST         VALUE          COST         VALUE
                                          ---------    ----------    ----------    ---------
Due in one year or less.................   $ 2,338      $ 2,344       $   429       $   427
Due after one year through five years...       550          565        18,680        18,743
Due after five years through ten
  years.................................     5,364        5,521         2,000         2,013
Due after ten years.....................    10,163       10,594             -             -
                                           -------      -------       -------       -------
                                           $18,415      $19,024       $21,109       $21,183
                                           =======      =======       =======       =======

     For purposes of the maturity table, collateralized mortgage obligations, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. Collateralized mortgage obligations may mature earlier than their weighted-average contractual maturities because of principal payments.

     At December 31, 1997 and 1996, investment securities with an amortized cost of $5,186,574 and $5,188,961, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

     The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB. The FHLB stock is not actively traded but is redeemable by FHLB at its current book value.



--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         FINANCIAL NOTES

--------------------------------------------------------------------------------

NOTE 3 - LOANS AND RESERVE FOR LOAN LOSSES

     The loan portfolio consisted of the following (in thousands):

                                                               1997        1996
                                                             --------    --------
Real estate -- construction................................  $ 15,476    $  9,112
Real estate -- mortgage....................................    77,049      66,209
Commercial.................................................    12,720      13,181
Installment................................................    11,850      12,808
Other loans................................................        99          98
                                                             --------    --------
                                                              117,194     101,408
                                                               (1,780)     (1,632)
                                                             --------    --------
                                                             $115,414    $ 99,776
                                                             ========    ========

     The following is an analysis of the changes in the reserve for possible loan losses (in thousands);

                                                         1997      1996      1995
                                                        ------    ------    ------
Beginning balance.....................................  $1,632    $1,407    $1,414
Provision for possible loan losses....................     250       250         -
Losses................................................    (141)      (38)      (45)
Recoveries............................................      39        13        38
                                                        ------    ------    ------
Ending balance........................................  $1,780    $1,632    $1,407
                                                        ======    ======    ======

     Impairment of loans having recorded investments of $371,820 and $58,166 at December 31, 1997 and 1996, respectively, has been recognized in conformity with SFAS Statement No. 114, as amended by SFAS Statement No. 118. The average recorded investment and total allowance for loan losses related to impaired loans was equal to their recorded investment at December 31, 1997 and 1996. Interest income recognized on impaired loans during the years ended December 31, 1997, 1996, and 1995, was not significant. Management estimates that in 1997, approximately $29,590 of interest income was not recognized on impaired loans on nonaccrual status, compared with approximately $3,788 in 1996 and $2,868 in 1995.

NOTE 4 - BANK PREMISES AND EQUIPMENT

     Bank premises, furniture, and equipment consisted of the following (in thousands):

                                                               1997       1996
                                                              -------    -------
Land........................................................  $ 1,323    $ 1,323
Buildings...................................................    3,248      3,147
Furniture and equipment.....................................    3,035      2,545
                                                              -------    -------
                                                                7,606      7,015
Less: accumulated depreciation..............................   (3,195)    (2,921)
                                                              -------    -------
                                                              $ 4,411    $ 4,094
                                                              =======    =======

NOTE 5 - ACCRUED INTEREST AND OTHER ASSETS

     Accrued interest and other assets consisted of the following (in thousands):

                                                               1997       1996
                                                              -------    -------
Accrued interest receivable.................................  $ 1,240    $ 1,162
Prepaid expenses............................................      137        136
Deferred taxes..............................................      104        126
Intangible and other assets.................................      897      1,192
                                                              -------    -------
                                                              $ 2,378    $ 2,616
                                                              =======    =======



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                        FINANCIAL NOTES
--------------------------------------------------------------------------------

NOTE 6 - TIME DEPOSITS

     Time certificates of deposit of $100,000 and over, aggregated $5,258,874 and $8,151,302 at December 31, 1997 and 1996, respectively.

     At December 31, 1997, the scheduled maturities for time deposits is as follows (in thousands):

1998........................................................  $25,744
1999........................................................    1,234
2000........................................................      890
2001........................................................      115
2002 and thereafter.........................................      234
                                                              -------
                                                              $28,217
                                                              =======

NOTE 7 - INCOME TAXES

     The income tax provision consisted of the following (in thousands):

                                                         1997      1996      1995
                                                        ------    ------    ------
Currently payable.....................................  $1,715    $1,596    $1,382
Deferred..............................................      22         6        13
                                                        ------    ------    ------
Provision for income taxes............................  $1,737    $1,602    $1,395
                                                        ======    ======    ======

     Deferred income taxes represent the tax effect of differences in timing between financial income and taxable income. Deferred income taxes, according to the timing differences which caused them, were as follows (in thousands):

                                                              1997    1996     1995
                                                              ----    -----    ----
Accounting loan loss provision in excess of tax provision...  $(58)   $(100)   $  -
Accounting depreciation less than (in excess of) tax
  depreciation..............................................     3       19      (6)
Deferred compensation.......................................    (6)      (8)    (14)
Accounting loan fees in excess of tax loan fees.............    66       56      17
Federal Home Loan Bank stock dividends......................    28       24      19
Other differences...........................................   (11)      15      (3)
                                                              ----    -----    ----
                                                              $ 22    $   6    $ 13
                                                              ====    =====    ====

     The net deferred tax benefits included in other assets in the accompanying consolidated balance sheets include the following components (in thousands):

                                                              1997     1996
                                                              -----    -----
Deferred tax assets:
 Loan loss reserve..........................................  $ 392    $ 334
 Deferred compensation......................................     88       82
 Other......................................................     25       14
                                                              -----    -----
                                                                505      430
                                                              -----    -----
Deferred tax liabilities:
 Accumulated depreciation...................................   (100)     (97)
 Deferred loan fees.........................................   (225)    (159)
 Federal Home Loan Bank stock dividends.....................    (76)     (48)
                                                              -----    -----
                                                               (401)    (304)
                                                              -----    -----
Net deferred tax asset......................................  $ 104    $ 126
                                                              =====    =====



--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         FINANCIAL NOTES

--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES - (continued)
     The exercise of stock options which have been granted under VRB Bancorp's stock option plan for directors give rise to compensation which is includable in the taxable income of the applicable employees and deductible by the Bank for federal and state income tax purposes. Such compensation results from increases in the fair market value of VRB Bancorp's common stock subsequent to the date of grant of the applicable exercised stock options and, accordingly, in accordance with Accounting Principles Board Opinion No. 25, such compensation is not recognized as an expense for financial accounting purposes and the related tax benefits are taken directly to common stock. For the years ended December 31, 1997 and 1996, such deductions resulted in federal and state tax deductions increasing common stock. The compensation deductions arising from the exercise of stock options were not material in 1995.

     Management believes, based upon the Bank's historical performance, net deferred tax assets will be realized in the normal course of operations and, accordingly, management has not reduced net deferred tax assets by a valuation allowance.

     The tax provision differs from the federal statutory rate of 34% due principally to the effect of tax exemptions for interest received on municipal investments. The 1997 and 1995 provision for income taxes reflects a reduction in the state income tax rate from 6.6% to 3.8%, and 3.3%, respectively.

     A reconciliation between the statutory federal income tax rate and the effective tax rate is as follows (in thousands):

                                                               1997      1996      1995
                                                              ------    ------    ------
Federal income taxes at statutory rate......................  $1,850    $1,650    $1,463
State income tax expense, net of federal income tax
  benefit...................................................     237       211        94
Effect of nontaxable interest income........................    (294)     (298)     (191)
Other.......................................................     (56)       39        29
                                                              ------    ------    ------
                                                              $1,737    $1,602    $1,395
                                                              ======    ======    ======

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that a majority of loan commitments are drawn upon by customers. While most commercial letters of credit are not utilized, a significant portion of such utilization is on an immediate payment basis. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include cash, accounts receivable, inventory, premises and equipment, and income-producing commercial properties.



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                        FINANCIAL NOTES
--------------------------------------------------------------------------------

NOTE 8 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - (continued)
     Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.

     The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 1997, 1996, or 1995.

     A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1997 and 1996, follows:

                                                           1997           1996
                                                        -----------    -----------
Commitments to extend credit..........................  $22,106,031    $16,013,904
Commercial and standby letters of credit..............  $   630,611    $   479,328

NOTE 9 - FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following table estimates fair value and the related carrying values of the Bank's financial instruments (in thousands):

                                                            1997                    1996
                                                    --------------------    --------------------
                                                    CARRYING      FAIR      CARRYING      FAIR
                                                     AMOUNT      VALUE       AMOUNT      VALUE
                                                    --------    --------    --------    --------
Financial assets:
 Cash and due from banks..........................  $21,144     $ 21,144    $17,917     $ 17,917
 Federal funds sold...............................  $22,500     $ 22,500    $11,300     $ 11,300
 Securities available-for-sale....................  $21,183     $ 21,183    $21,649     $ 21,649
 Securities held-to-maturity......................  $18,415     $ 19,024    $18,636     $ 18,820
 Federal Home Loan Bank stock.....................  $ 1,208     $  1,208    $ 1,120     $  1,120
 Loans, net of allowance for loan losses..........  $115,414    $112,722    $99,776     $ 99,544
Financial liabilities:
 Demand and savings deposits......................  $144,959    $144,959    $126,276    $126,276
 Time deposits....................................  $28,217     $ 27,604    $29,292     $ 29,373

     While estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of such items at December 31, 1997 and 1996, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1997 and 1996, should not necessarily be considered to apply at subsequent dates.

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

NOTE 10 - CONCENTRATIONS OF CREDIT RISK

     All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities are not significantly concentrated within any one region of the United States. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding.



--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         FINANCIAL NOTES

--------------------------------------------------------------------------------

NOTE 10 - CONCENTRATIONS OF CREDIT RISK - (continued)
Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 1997. The Bank's loan policy does not allow the extension of credit to any single borrower or group of related borrowers in excess of a total of $200,000 without approval from the Board of Directors.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Bank becomes involved in various litigation arising from normal banking activities. In the opinion of management, the ultimate disposition of these actions will not have a material adverse effect on the consolidated financial position or results of operations.

     The Bank leases certain branch premises and equipment. The following is a schedule of future minimum lease payments under operating leases in effect as of December 31, 1997:

                 YEARS ENDING DECEMBER 31,
                 -------------------------
 1998.......................................................  $ 92,272
 1999.......................................................    78,255
 2000.......................................................     8,959
                                                              --------
Total minimum payments required.............................  $179,486
                                                              ========

     Total rental expense was $94,350, $94,413, and $92,059 in 1997, 1996, and
1995, respectively.

NOTE 12 - BORROWING AGREEMENTS

     The Bank has borrowing agreements with Bank of America and Wells Fargo Bank for $5,000,000 and $3,000,000, respectively. There is no stated rate of interest on these borrowings. As of December 31, 1997, there were no borrowings outstanding under these agreements.

     The Bank also participates in the Cash Management Advance Program with the Federal Home Loan Bank of Seattle (FHLB). Under the program, the Bank may borrow to a maximum of $8,850,000 with interest at the FHLB's cash management rate. There were no borrowings outstanding at December 31, 1997.

NOTE 13 - STOCK OPTION PLANS

     The Bank has two stock option plans which were approved by the shareholders during 1991 and amended in 1994. The Plans provide for an aggregate of 725,492 shares of the Bank's unissued common stock to be granted to key employees and nonemployee directors. The 1994 amendment removed the requirement for a five-year vesting schedule for any future grants from the Employees' Plan, thus leaving the setting of any vesting schedule to the discretion of the Board of Directors. The Directors' Plan was amended to extend the time in which options may be exercised following resignation or retirement.

     With the exception of certain options granted to nonemployee directors, all options granted and outstanding under both the Directors' and Employees' Plans are noncompensatory and exercisable at purchase prices which approximate fair value on the date of grant. Because certain options granted to the Bank's directors were based on purchase prices below the fair value of the stock as of the grant date, they are considered compensatory transactions and give rise to the recognition of compensation expense. Accordingly, the Bank has recognized $57,312, $44,564, and $39,151 as compensation expense relating to 18,790, 21,262, and 20,910 shares of common stock optioned to its directors during 1997, 1996, and 1995, respectively.



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                        FINANCIAL NOTES
--------------------------------------------------------------------------------

NOTE 13 - STOCK OPTION PLANS - (continued)
     The following summarizes options available and outstanding under both the Directors' and Employees' Plans as of December 31, 1997, after the effect of the current year's stock split (in thousands with the exception of the exercise price):

                                                                                          COMBINED
                                                   DIRECTOR'S PLAN     EMPLOYEE'S PLAN     PLANS
                                                  -----------------   -----------------   --------
                                                           WEIGHTED            WEIGHTED
                                                           AVERAGE             AVERAGE
                                                            OPTION              OPTION
                                                  SHARES    PRICE     SHARES    PRICE      SHARES
                                                  ------   --------   ------   --------   --------
Options outstanding at December 31, 1994........    34      $1.65       216     $1.83        250
Options granted in 1995.........................    22      $2.24        66     $2.97         88
Options exercised in 1995.......................   -        $-          (24)    $ 1.3        (24)
Options forfeited...............................   -        $-          (18)    $ 2.6        (18)
                                                   ---                 ----                 ----
Options outstanding at December 31, 1995........    56      $1.80       240     $2.08        296
                                                   ===      =====      ====     =====       ====
Options exercisable at December 31, 1995........    56      $1.80       120     $1.52        176
                                                   ===      =====      ====     =====       ====
Options reserved at December 31, 1995...........   180                  176                  356
                                                   ===                 ====                 ====
Options outstanding at December 31, 1995........    56      $1.80       240     $2.08        296
Options granted in 1996.........................    22      $2.50       -       $-            22
Options exercised in 1996.......................   (42)     $2.20      (108)    $1.71       (150)
Options forfeited...............................   -        $-          (14)    $3.39        (14)
                                                   ---                 ----                 ----
Options outstanding at December 31, 1996........    36      $1.82       118     $2.90        154
                                                   ===      =====      ====     =====       ====
Options exercisable at December 31, 1996........    36      $1.82        34     $1.69         70
                                                   ===      =====      ====     =====       ====
Options reserved at December 31, 1996...........   158                  190                  348
                                                   ===                 ====                 ====
Options outstanding at December 31, 1996........    36      $1.82       118     $2.90        154
Options granted in 1997.........................    18      $2.83       142     $8.95        160
Options exercised in 1997.......................    (9)     $2.56       (32)    $2.01        (41)
Options forfeited...............................   -        $-           (5)    $3.61         (5)
                                                   ---                 ----                 ----
Options outstanding at December 31, 1997........    45      $2.09       223     $6.05        268
                                                   ===      =====      ====     =====       ====
Options exercisable at December 31, 1997........    45      $2.09        13     $2.04         58
                                                   ===      =====      ====     =====       ====
Options reserved at December 31, 1997...........   140                   53                  193
                                                   ===                 ====                 ====

     Had compensation cost for the Bank's 1997 and 1996 grants for stock-based compensation plans been determined consistent with SFAS No. 123, the Bank's net income, and net income per common share for December 31, 1997 and 1996, would approximate the pro forma amounts below (in thousands except per share data):

                                                                    1997
                                                             ------------------
                                                                AS        PRO
                                                             REPORTED    FORMA
                                                             --------    ------
Net income.................................................   $3,704     $3,504
Basic earnings per common and common equivalent share......   $ 0.50     $ 0.48
Diluted earnings per common and common equivalent share....   $ 0.50     $ 0.48



--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         FINANCIAL NOTES

--------------------------------------------------------------------------------

NOTE 13 - STOCK OPTION PLANS - (continued)

                                                                    1996
                                                             ------------------
                                                                AS        PRO
                                                             REPORTED    FORMA
                                                             --------    ------
Net income.................................................   $3,251     $3,227
Basic earnings per common and common equivalent share......   $ 0.46     $ 0.45
Diluted earnings per common and common equivalent share....   $ 0.45     $ 0.44

     The fair value of each option granted during 1997 and 1996, is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yields of 1.52% in 1997 and 4.25% in 1996,
(2) expected volatility of 28% in 1997 and 23% in 1996, (3) risk-free rates of 6.5% in 1997 and 7.5% in 1996; and, (4) expected life of five to ten in both years.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

NOTE 14 - EMPLOYEE BENEFIT PLANS

     The Bank has a defined contribution profit sharing plan. All permanent employees are eligible to participate once they meet the age and length of employment requirements. Contributions are determined annually by the Board of Directors and were $168,557, $162,210, and $172,401 in 1997, 1996, and 1995,
respectively, excluding additional amounts set aside for funding through the Bank's bonus program. Voluntary employee contributions are required to share in Bank contributions. Employee contributions were $189,640, $185,861, and $170,582 in 1997, 1996, and 1995, respectively.

     The Bank has established a bonus program as part of the compensation package it provides to employees. At December 31, 1997, the Bank employed approximately 120 individuals eligible to participate in this program. Under the program, a bonus pool for nonexecutives is established and funded based on net profits of the current and immediately proceeding year. An executives bonus program is similarly funded and based on current year profits with payments measured on the basis of return on assets on after-tax income. For the years ending December 31, 1997, 1996, and 1995, $542,400, $510,000, and $600,000,
respectively, was expensed to fund these programs with their related payroll and benefit costs.

     The Bank has also established supplemental retirement agreements with certain of its executive officers. The agreements provide for established post-retirement payments to covered executives for up to ten years after their retirement. The supplemental programs are self-funded by the Bank through the setting aside of funds into a bank-controlled deposit account. As of December 31, 1997, a liability for the supplemental retirement plans was recognized and funded in the amount of $274,635. During 1997, 1996, and 1995, the Bank recorded Plan expenses of $21,000, $28,000, and $42,000, respectively.

NOTE 15 - EARNINGS PER COMMON AND COMMON EQUIVALENT SHARES

     In 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaced standards for computing and presenting earnings per share and requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Company's stock option plans. Comparative earnings per share data for the years ended December 31, 1997, 1996, and 1995, have been restated to conform with the current year presentation. The following table illustrates the computations of basic and



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                        FINANCIAL NOTES
--------------------------------------------------------------------------------

NOTE 15 - EARNINGS PER COMMON AND COMMON EQUIVALENT SHARES - (continued) diluted earnings per share for the years ended December 31, 1997, 1996, and 1995 (dollars in thousands except per share amounts):

                                                      INCOME          SHARES        PER SHARE
                      1997                         (NUMERATOR)     (DENOMINATOR)     AMOUNT
                      ----                         ------------    -------------    ---------
Basic earnings per share
 Income available to common shareholders.........     $3,704          $7,345          $0.50
                                                                                      =====
Effect of dilutive securities
 Outstanding common stock options................          -              28
                                                      ------          ------
 Income available to common shareholders plus
   assumed conversions...........................     $3,704          $7,373          $0.50
                                                      ======          ======          =====
1996
----
Basic earnings per share
 Income available to common shareholders.........     $3,251          $7,072          $0.46
                                                                                      =====
Effect of dilutive securities
 Outstanding common stock options................          -              74
                                                      ------          ------
 Income available to common shareholders plus
   assumed conversions...........................     $3,251          $7,146          $0.45
                                                      ======          ======          =====
1995
----
Basic earnings per share
 Income available to common shareholders.........     $2,908          $6,976          $0.42
                                                                                      =====
Effect of dilutive securities
 Outstanding common stock options................          -             114
                                                      ------          ------
 Income available to common shareholders plus
   assumed conversions...........................     $2,908          $7,090          $0.41
                                                      ======          ======          =====

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

                                                             1997          1996
                                                          ----------    ----------
Beginning balance.......................................  $1,447,209    $1,621,867
Loans made..............................................      -             74,000
Loans paid..............................................     (92,406)     (248,658)
                                                          ----------    ----------
Ending balance..........................................  $1,354,803    $1,447,209
                                                          ==========    ==========

NOTE 17 - REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet



--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         FINANCIAL NOTES

--------------------------------------------------------------------------------

NOTE 17 - REGULATORY MATTERS - (continued) specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                               TO BE WELL
                                                                               CAPITALIZED
                                                         FOR CAPITAL          UNDER PROMPT
                                                          ADEQUACY             CORRECTIVE
                                       ACTUAL             PURPOSES:        ACTION PROVISIONS:
                                   ---------------     ---------------     -------------------
                                   AMOUNT    RATIO     AMOUNT    RATIO      AMOUNT      RATIO
                                   -------   -----     -------   -----     --------     ------
AS OF DECEMBER 31, 1997
 (in thousands)
Total capital to risk weighted
  assets.........................  $31,815   22.5%     $11,312  (M)8.0%      $14,140   (M)10.0%
Tier I capital to risk weighted
  assets.........................  $30,051   21.3%     $5,643   (M)4.0%      $ 8,465   (M) 6.0%
Tier I capital to average
  assets.........................  $30,051   14.9%     $8,067   (M)4.0%      $10,084   (M) 5.0%
AS OF DECEMBER 31, 1996
 (in thousands)
Total capital to risk weighted
  assets.........................  $20,628   17.3%     $9,539   (M)8.0%      $11,924   (M)10.0%
Tier I capital to risk weighted
  assets.........................  $19,139   16.1%     $4,755   (M)4.0%      $ 7,133   (M) 6.0%
Tier I capital to average
  assets.........................  $19,139   11.1%     $6,897   (M)4.0%      $ 8,622   (M) 5.0%

NOTE 18 - PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for VRB Bancorp (unconsolidated parent company only) is as follows:

                                                                 1997           1996
                                                              -----------    -----------
ASSETS
 Cash.......................................................  $   887,967    $   122,128
 Investment in subsidiary...................................   30,906,820     19,993,191
 Goodwill...................................................       65,768         72,815
                                                              -----------    -----------
                                                              $31,860,555    $20,188,134
                                                              ===========    ===========
SHAREHOLDERS' EQUITY
 Common stock...............................................  $18,462,712    $ 9,480,330
 Retained earnings..........................................   13,349,301     10,652,015
 Market value adjustment, available-for-sale securities, net
   of taxes.................................................       48,542         55,789
                                                              -----------    -----------
                                                              $31,860,555    $20,188,134
                                                              ===========    ===========



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

                                                        FINANCIAL NOTES
--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY FINANCIAL INFORMATION - (continued)

                                                                 1997          1996          1995
                                                              ----------    ----------    ----------
REVENUES
 Equity in undistributed earnings of subsidiary bank........  $2,810,666    $2,456,348    $2,390,137
 Dividends..................................................     900,000       845,000       525,000
EXPENSES
 Goodwill and other administrative expenses.................      (7,047)      (50,078)       (7,046)
                                                              ----------    ----------    ----------
Net income..................................................  $3,703,619    $3,251,270    $2,908,091
                                                              ==========    ==========    ==========
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income.................................................  $3,703,619    $3,251,270    $2,908,091
 Adjustments to reconcile net income to net cash from
   operating activities:
  Equity in undistributed earnings of subsidiary bank.......  (2,810,666)   (2,456,348)   (2,390,137)
  Amortization..............................................       7,047         7,046         7,046
                                                              ----------    ----------    ----------
    Net cash from operating activities......................     900,000       801,968       525,000
                                                              ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Cash investment in subsidiary..............................  (8,000,000)            -             -
                                                              ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from public stock offering, net of costs..........   8,784,104             -             -
 Cash dividends and fractional share payments...............  (1,006,333)     (954,368)     (562,057)
 Cash received from exercise of common stock options........      88,068       243,616        31,781
                                                              ----------    ----------    ----------
    Net cash from financing activities......................   7,865,839      (710,752)     (530,276)
                                                              ----------    ----------    ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     765,839        91,216        (5,276)
CASH AND CASH EQUIVALENTS, beginning of year................     122,128        30,912        36,188
                                                              ----------    ----------    ----------
CASH AND CASH EQUIVALENTS, end of year......................  $  887,967    $  122,128    $   30,912
                                                              ==========    ==========    ==========

NOTE 19 - STOCK OFFERING

     During November 1997, the Bank registered 1,150,000 shares of common stock for sale to the public at a price of $8.50 per share, for an aggregate offering price of $9,775,000. All shares were sold, resulting in net proceeds of $8,784,104, after deducting $990,896 for underwriting discounts and commissions, legal, accounting and printing fees, and other offering expenses. Net proceeds to the Bank were used in connection with the acquisition of Colonial Banking Company in early January 1998. Pending such use, the net proceeds were invested in short-term, investment-grade securities.

NOTE 20 - SUBSEQUENT EVENT

     Effective September 1997, the Company's wholly-owned subsidiary, Valley of the Rogue Bank ("the Bank"), signed a definitive merger agreement with Colonial Banking Company ("CBC") pursuant to which CBC would be merged with and into the Bank, with the resulting bank continuing under the name and charter of Valley of the Rogue Bank. The merger was subject to satisfaction of certain conditions of closing, including regulatory and shareholder approval. The Bank agreed to purchase all of the outstanding shares of CBC stock for a cash price of approximately $17.3 million. This merger took place effective early in January 1998. CBC had five full service branches in southern Oregon, as well as a loan production office in Portland, Oregon. Following the merger, four of CBC's branches became branch offices of the Bank, and the fifth branch was consolidated into the Bank's main office in Rogue River, Oregon.



--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

         FINANCIAL NOTES

--------------------------------------------------------------------------------

NOTE 20 - SUBSEQUENT EVENT - (continued)
     Following is a summary of assets acquired and liabilities assumed in the Bank's acquisition of Colonial Banking Company (dollars in thousands):

Cash and due from banks.....................................  $   5,934
Investment securities.......................................     13,319
Loans, net..................................................     92,774
Goodwill....................................................     10,198
Other assets................................................      4,330
Deposit liabilities.........................................   (107,876)
Other liabilities...........................................     (1,412)
                                                              ---------
Purchase price paid.........................................  $  17,267
                                                              =========



--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
   and Shareholders of VRB Bancorp

     We have audited the accompanying consolidated balance sheets of VRB Bancorp as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1997, 1996, and 1995. These financial statements are the responsibility of VRB Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VRB Bancorp as of December 31, 1997 and 1996, and the results of its operations and cash flows for the years ended December 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles.

[Moss Adams Signature]

Portland, Oregon
January 9, 1998

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

                       This page intentionally left blank

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

       James D. Coleman photo                John O. Dunkin photo               Robert J. DeArmond photo

          JAMES D. COLEMAN                      JOHN O. DUNKIN                     ROBERT J. DEARMOND
         Board of Directors                   Board of Directors                   Board of Directors
              Chairman                          Vice Chairman
         Member since 1987                    Member since 1986                    Member since 1990
    Gary Lundberg photo        Larry Parducci photo         April Sevcik photo         Michael Donovan photo

       GARY LUNDBERG              LARRY PARDUCCI               APRIL SEVCIK               MICHAEL DONOVAN
    Board of Directors          Board of Directors          Board of Directors          Board of Directors
     Member since 1993           Member since 1994           Member since 1997           Member since 1997

  William A. Haden photo        Tom Anderson photo          Brad Copeland photo        Felice Belfiore photo

     WILLIAM A. HADEN              TOM ANDERSON                BRAD COPELAND              FELICE BELFIORE
         President           Executive Vice President    Executive Vice President      Senior Vice President
  Chief Executive Officer     Chief Operating Officer        Credit Administer        Chief Financial Officer
    Board of Directors          Board of Directors
    Joined Bank in 1993         Joined Bank in 1977         Joined Bank in 1996         Joined Bank in 1997

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT

                                [INSERT VRB MAP]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         VRB BANCORP 1997 ANNUAL REPORT

STAFF AND LOCATIONS

VRB BANCORP AND
VALLEY OF THE
ROGUE BANK
ADMINISTRATIVE OFFICES
110 Pine Street
P. O. Box 1046
Rogue River, Oregon 97537
(541) 582-4561

William A. Haden
President
Chief Executive Officer

Tom Anderson
Executive Vice President
Chief Operating Officer

Brad Copeland
Executive Vice President
Credit Administrator

Felice Belfiore
Senior Vice President
Chief Financial Officer

Sharon Warburton
Vice President
Operations

Helen Smith
Vice President
Operations

Scott Hall
Vice President
Credit Administration

Kathy Peckham
Vice President
Corporate Sales Manager

Carrie Brownell
Vice President
Human Resources

Jean J. Mickson
Compliance Officer

Owen Atkinson
Vice President
Information Technology

Sharon Duff
Vice President
Manager, EDP Services

Johnna Sharpe
Assistant Manager
EDP Services

FRUITDALE OFFICE
Larry G. Stewart
Vice President
Manager

Jodi MacDonald
Assistant Vice President
Loan Officer

Shirley Murschall
Assistant Vice President
Operations

7TH & MIDLAND OFFICE
Don Myrick, Jr.
Vice President
Manager

Terrell A. Bergmann
Assistant Vice President
Operations

James Hamilton
Assistant Vice President
Loan Officer

Linda Deba
Loan Officer

ROGUE RIVER OFFICE
Jerry L. Cole
Vice President
Manager

Ruth M. Bailey
Assistant Vice President
Operations

Bob Murphy
Vice President
Loan Officer

TALENT OFFICE
Ellen Ashbaugh
Assistant Vice President
Manager

Deanna Grimes
Operations Officer

MEDFORD OFFICE
Fred Moran
Vice President
Manager

Sandy Antich
Operations Officer

Wayne Thompson
Assistant Vice President
Loan Officer

STEWART AVENUE OFFICE
Peggy Bennett
Manager

POPLAR DRIVE OFFICE
Janice Brigham
Vice President
Manager

Carla Cartwright
Operations Officer

Trish Andrews
Assistant Vice President
Loan Officer

PHOENIX OFFICE
Mike Bingaman
Vice President
Manager

Alice Orcutt
Operations Officer

ASHLAND OFFICE
Frank Billovits
Vice President
Manager

Susan Eichler
Assistant Vice President
Loan Officer

Heidi Carson
Operations Officer

MERLIN OFFICE*
Jerry Herbold
Vice President
Manager

Ellen Cobb-deGraaf
Operations Officer

DOWNTOWN GRANTS PASS OFFICE*
Harold "Bud"
Bebeau
Vice President
Manager

Karen Collins
Operations Officer

Sue Ann King
Loan Officer

WILLIAMS HIGHWAY OFFICE*
Sharon Johnson
Operations Officer

E. JACKSON STREET OFFICE*
Noland Alston
Assistant Vice President
Manager

Cathy Fuller
Operations Officer

*Former branch of Colonial Banking Company acquired 1/5/98

                                       39

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                         VRB BANCORP 1997 ANNUAL REPORT