Form 10-K405, Exhibit 13
period 1998-12-31
VRB BANCORP
filed 1999-03-29
CIK 944541

                                      VRB
                                    BANCORP
                                      1998
                                     ANNUAL
                                     REPORT


                               TABLE OF CONTENTS



LETTER TO SHAREHOLDERS ........................................   2
SELECTED FINANCIAL DATA .......................................   3
RESULTS OF OPERATIONS .........................................   5
CONSOLIDATED BALANCE SHEETS ...................................   12
CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE
   INCOME .....................................................   13
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
   EQUITY .....................................................   14
CONSOLIDATED STATEMENTS OF CASH FLOWS .........................   15
NOTES TO CONSOLIDATED STATEMENTS ..............................   16
INDEPENDENT AUDITOR'S REPORT ..................................   33
DIRECTORS & EXECUTIVE OFFICERS ................................   34
STAFF & BRANCH LOCATIONS ......................................   35

                             LETTER TO SHAREHOLDERS

A LETTER TO VRB SHAREHOLDERS, CUSTOMERS & FRIENDS:

1998 was another banner year for VRB, filled with a number of unusual challenges and contrasts. It is again my pleasure to report the attainment of record growth and earnings for our company. This was also our 30th consecutive year of profitability and our 30th year as a community bank in Southern Oregon.

The most significant event during the past twelve months was the assimilation of Colonial Banking Company ("CBC") by VRB. This was by no means a small task; two successful cultures have now been blended into one new and stronger company. CBC came to VRB with $116 million in assets, four traditional banking offices and its own unique credit culture. It took hard work and dedication by our employees to put the two banks together. The outcome has been very satisfying and beneficial, both to the customers we serve, and our loyal shareholders.

Our earnings for 1998 reached $4.9 million, providing a return on equity of 14.58% and a return on average assets of 1.60%. Our earnings increased by 33% over the previous year. This is a substantial improvement over 1997 and supports the accretive outcome of the CBC acquisition.

It is important to note that VRB Bancorp has experienced substantial growth over the past three years. On December 31, 1995, our company had achieved $151.5 million in total assets and approximately $17.5 million in shareholders' equity. As this report indicates, as of December 31, 1998, VRB had grown to $311.2 million in assets with over $35.2 million in shareholders' equity. While increasing our market share in the Rogue Valley, we continue to provide our shareholders with consistent earnings growth over time.

This was also a year where the banking industry was influenced by significant events abroad. While the economy in the United States seemed strong and impervious to decline, we saw firsthand how closely tied we all are to global markets. As countries abroad found themselves unable to meet their international debt obligations, monetary policy by the Federal Reserve changed and short term interest rates declined. As a result, interest margins were squeezed and despite the strong earnings reported by most financial institutions, stock prices fell. VRB Bancorp was no exception to this event. While reporting our most profitable year, combined with substantial asset growth and record dividends, our stock price experienced unusual volatility and declined to lows that contradicted our current successes. It would appear that even VRB Bancorp's stock price contracted the Asian flu.

We continue to set very high standards for our company. Through our strategic planning and goal setting processes, we empower our employees and strive to improve VRB. We know that the strength of our company depends on the quality of our people. It is through their continued hard work and commitment that we have become the largest community bank in Southern Oregon. With 13 traditional banking offices in Jackson and Josephine counties, we have, in fact, become the premier community bank in our market. We will strive in 1999 to further improve our market share and will always look for sensible opportunities to expand. Watch us grow again in 1999.

Best wishes to all of you in the coming year.


/s/ WILLIAM A. HADEN

William A. Haden
President/CEO


/s/ JAMES D. COLEMAN

James D. Coleman
Chairman


2    VRB BANCORP 1998 ANNUAL REPORT

                            SELECTED FINANCIAL DATA


----------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                             1998          1997          1996          1995          1994
----------------------------------------------------------------------------------------------------------------
Dollars in thousands, except per share data

Operating results

----------------------------------------------------------------------------------------------------------------
Interest income                                 $ 23,912      $ 14,955      $ 13,188      $ 11,973      $ 10,551
Interest expense                                   7,671         4,062         3,627         2,989         2,196
----------------------------------------------------------------------------------------------------------------
Net interest income                               16,241        10,893         9,561         8,984         8,355
----------------------------------------------------------------------------------------------------------------

Provision for credit losses                           --           250           250            --            --
Noninterest income                                 2,141         1,671         1,370         1,380         1,512
Noninterest expense                               10,489         6,873         5,828         6,061         6,022
Income before income taxes                         7,893         5,441         4,853         4,303         3,845
Provision for income taxes                         2,966         1,737         1,602         1,395         1,335
----------------------------------------------------------------------------------------------------------------
NET INCOME                                      $  4,927      $  3,704      $  3,251      $  2,908      $  2,510
RETURN ON AVERAGE EQUITY                            14.6%         15.6%         17.3%         17.8%         17.7%
----------------------------------------------------------------------------------------------------------------

Per share data(1)
----------------------------------------------------------------------------------------------------------------
Earnings per common share                       $   0.58      $   0.48      $   0.44      $   0.40      $   0.35
----------------------------------------------------------------------------------------------------------------
Diluted earnings per share                          0.58          0.48          0.44          0.39          0.35
Dividends declared per common share                 0.19          0.13          0.13          0.08          0.07
Ratio of dividends declared to net income           32.8%         27.1%         29.5%         20.0%         20.0%

Balance sheet data at year end
----------------------------------------------------------------------------------------------------------------
LOANS                                           $175,188      $115,414      $ 99,776      $ 88,972      $ 88,441
TOTAL ASSETS                                     311,217       206,654       177,107       151,485       141,537
TOTAL DEPOSITS                                   274,122       173,176       155,568       132,744       125,472
TOTAL EQUITY                                      35,235        31,861        20,188        17,470        15,000
----------------------------------------------------------------------------------------------------------------

(1) Per share data has been adjusted to reflect all stock dividends and stock splits through December 31, 1998.

FORWARD LOOKING STATEMENTS

This report contains certain "forward-looking statements" usually containing the words "estimate," "project," "goal," "objective," or similar expressions. We have used forward looking statements to describe future plans and strategies, including our expectations of VRB's future financial results. Those statements are subject to uncertainty, in particular in the Letter to Shareholders, Interest Rate Risk Management and Capital Management on pages 8-10, and Year 2000 on pages 10-11. These uncertainties could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof. Readers should also consider information on risks and uncertainties contained in the discussions of competition, supervision and regulation, and forward-looking statements in VRB's most recent report on Form 10-K.

FINANCIAL REVIEW

VRB Bancorp and its subsidiary, Valley of the Rogue Bank (collectively VRB), operates 13 full service banking offices throughout Southern Oregon's Rogue Valley. VRB was founded in 1968, and has recognized 30 consecutive years of profitability. The consolidation of the banking industry in Oregon has had a positive impact on VRB. While larger regional banks have chosen to de-per-sonalize their service to customers, VRB continues to maintain personal service and local decision making believed to be important to future growth.

Effective January 5, 1998, VRB acquired Colonial Banking Company ("CBC"). CBC was purchased for $15.7 million in cash for all of the outstanding stock of CBC and its holding company, Investors Banking Corporation. Organized in 1978, CBC was a state chartered community bank with approximately $116.4 million in total assets, $107.9 in total deposits, $92.8 million in total loans and $7.1 million in total equity at the time of acquisition. CBC, now operating under the name VRB, added four branches to VRB's existing branch structure in the Rogue Valley.


                                            VRB BANCORP 1998 ANNUAL REPORT     3

--------------------------------------------------------------------------------
PRICE RANGE OF COMMON STOCK
--------------------------------------------------------------------------------


          1994          1995           1996           1997           1998
          ----          ----           ----           ----           ----
High     $4.01         $4.24          $5.29          $9.62         $11.78
Low      $2.98         $3.93          $4.17          $5.29         $ 7.00


---------------------------------------------------------------------------------------------
STOCK DATA
---------------------------------------------------------------------------------------------
                                                 1998              1997              1996
                                            -------------     -------------     -------------
Book value per common share at year end     $        4.05     $        3.67     $        2.72
Closing common stock price                  $        7.75     $        9.25     $        5.29
Number of common shares outstanding (2)         8,694,286         8,674,374         7,435,339
Price to Earnings Ratio                              13.4              19.3              12.0
---------------------------------------------------------------------------------------------

(2) Shares outstanding have been adjusted to reflect all stock dividends and stock splits through December 31, 1998.

In November 1997, VRB completed a common stock offering of 1,150,000 shares of VRB common stock, raising additional capital of close to $9 million. Simultaneous to this offering, VRB stock was listed on the Nasdaq Stock Market(TM), tickler symbol VRBA. Proceeds from the offering were used in conjunction with the CBC acquisition.

In 1998, VRB Bancorp grew to be the fourth largest community bank in the State of Oregon(3) and, as of December 31, 1998, had a total market capitalization of $67 million. At year end 1998, VRB's closing stock price was $7.75.

VRB reported record earnings of $4.9 million for 1998. VRB's earnings increased $1.2 million, or 33% when compared to $3.7 million in 1997. Diluted earnings per share was $.58, an increase of 21% from $.48 in 1997.

The increased earnings are the result of strong asset growth in 1998, principally from the CBC acquisition. Total assets grew 51.2% over the 1997 year, from $206.6 to $311.2 at 1998 year end. Net interest income was $16.2 million in 1998, up $5.3 million from 1997. VRB's net interest margin on a tax equivalent basis was 6.01% in 1998, a 68 basis point drop from 1997. The decline in the margin follows the recent declines in the interest rate environment and the stated rates on loans and deposits acquired from CBC. Noninterest income increased by $470,000, or 28% over 1997. Fees from VRB's mortgage loan department increased on attractive mortgage rates and a strong residential housing market in the Rogue Valley. Noninterest expense increased $3.6 million with the addition of 39 full time equivalent employees and routine overhead expenses related to bank expansion.

(3) Based upon total assets reported by the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities, as of September 30, 1998.



--------------------------------------------------------------------------------
FULLY DILUTED EARNINGS PER COMMON SHARE
--------------------------------------------------------------------------------


          1994          1995           1996           1997           1998
          ----          ----           ----           ----           ----
          $0.35        $0.40          $0.44           $0.48          $0.58


4    VRB BANCORP 1998 ANNUAL REPORT

                             RESULTS OF OPERATIONS


NET INTEREST INCOME

For financial institutions, the primary component of earnings is net interest income which is the difference between interest income, and interest expense. In 1998, VRB's net interest income grew on a tax equivalent basis to $16.7 million, a 47% increase from 1997. The increase in net interest income comes primarily from asset growth, from which VRB recognized additional net interest income of $5.9 million in 1998, partially offset by the impact of lower interest rates.

In 1998, VRB's net interest margin, which is net interest income divided by interest earning assets, declined 68 basis points to 6.01%, down from 6.69% in 1997. Although VRB saw interest earning assets grow to $279 million, up 64% from $170 million in 1997, the interest rate charac-


--------------------------------------------------------------------------------
NET INTEREST INCOME
--------------------------------------------------------------------------------

Dollars in thousands and on a tax equivalent basis

          1994          1995           1996           1997           1998
          ----          ----           ----           ----           ----
         $8,647       $9,303         $10,058         $11,380        $16,734


----------------------------------------------------------------------------------------------------------
CHANGE IN INTEREST INCOME: RATE/VOLUME ANALYSIS
----------------------------------------------------------------------------------------------------------

Dollars in thousands                        1998 over 1997                        1997 over 1996
                                  ---------------------------------      ---------------------------------
                                     Increase (decrease) due to             Increase (decrease) due to
                                  ---------------------------------      ---------------------------------
                                  Volume        Rate          Net        Volume        Rate          Net
                                  -------      -------      -------      -------      -------      -------
INTEREST EARNING ASSETS
----------------------------------------------------------------------------------------------------------
Federal funds                     $ 1,002      $   (12)     $   990      $   351      $    21      $   372
Held to maturity securities            (4)           5            1          (46)          16          (30)
Available for sale securities         386          (76)         310           11           82           93
Commercial loans                    8,316         (586)       7,730        1,397          (96)       1,301
Consumer loans                       (120)          46          (74)         152         (131)          21

----------------------------------------------------------------------------------------------------------
TOTAL                               9,580         (623)       8,957        1,865         (108)       1,757
----------------------------------------------------------------------------------------------------------

INTEREST BEARING DEPOSITS
----------------------------------------------------------------------------------------------------------
Interest bearing checking             174          (27)         147            6          (11)          (5)
Money market                          823         (175)         648          426          (11)         415
Savings                               193           (7)         186          (36)          (3)         (39)
Time                                2,528           94        2,622           92          (28)          64
----------------------------------------------------------------------------------------------------------
TOTAL                               3,718         (115)       3,603          488          (53)         435
----------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE)
----------------------------------------------------------------------------------------------------------
  IN NET INTEREST INCOME          $ 5,862      $  (508)     $ 5,354      $ 1,377      $   (55)     $ 1,322
----------------------------------------------------------------------------------------------------------


                                            VRB BANCORP 1998 ANNUAL REPORT     5
teristics of newly acquired assets were heavily influenced by competitive pricing and declining interest rates. The net portfolio return on loans acquired from CBC was approximately 70 basis points lower than VRB's then present average. As such, the total yield on earning assets declined to 8.76%, a 32 basis point change over 1997.

Average deposits grew 69% in 1998, skewed by a large segment of time deposits acquired from CBC. Time deposits, which previously represented 16% of total deposits, represented 27% of the total deposit mix at year end. As a result, the average cost of interest bearing deposits moved from 3.53% to 3.71%.

NONINTEREST INCOME

Noninterest income increased by $470,000 in 1998, a 28% change when compared to 1997. The increase reflects the growth in VRB's retail deposit base, increased fee generating activities, and other commissions.

Deposit fees, the largest component in noninterest income, increased $275,000 in 1998, reaching $1,295,000 by year end. Noninterest income was further enhanced by VRB's mortgage processing department. Fees reached $330,000 in 1998, an increase of 150%, on increased efforts within the local housing market and a favorable rate environment.


-----------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES & AVERAGE RATES EARNED & PAID
-----------------------------------------------------------------------------------------------------------------

Years ended December 31                                         1998                            1997
                                                  ---------------------------     -------------------------------
Dollars in thousands                               Balance    Interest   Rate       Balance   Interest    Rate
                                                  ---------------------------     -------------------------------
INTEREST EARNING ASSETS
-----------------------------------------------------------------------------------------------------------------
Federal funds sold and interest
  bearing deposits with other banks               $  38,206     2,053    5.37%    $  19,556     1,063     5.44%
Held to maturity securities                          18,432     1,432    7.77        18,480     1,431     7.74
Available for sale securities                        28,573     1,814    6.35        22,486     1,504     6.69
Commercial loans                                    156,049    15,261    9.78        71,016     7,531    10.60
Consumer loans                                       37,397     3,839   10.27        38,565     3,913    10.15
Total earning assets                                278,657    24,399    8.76       170,103    15,442     9.08
-----------------------------------------------------------------------------------------------------------------
Nonearning assets                                    33,161                          17,056
Less: loan loss reserve & deferred loan fees         (4,062)                         (1,597)

                                                  ---------                       ---------
Total assets                                      $ 307,756                       $ 185,562
                                                  =========                       =========

INTEREST BEARING LIABILITIES
-----------------------------------------------------------------------------------------------------------------
Interest bearing checking                            33,188       446    1.34        20,256       299     1.48
Money market                                         75,519     2,764    3.66        53,036     2,116     3.99
Savings                                              24,336       523    2.15        15,358       337     2.19
Time                                                 73,627     3,932    5.34        26,285     1,310     4.98
-----------------------------------------------------------------------------------------------------------------
Total interest bearing deposits                     206,670     7,665    3.71       114,935     4,062     3.53
-----------------------------------------------------------------------------------------------------------------
Noninterest bearing deposits                         64,733                          45,552
Total deposits                                      271,403                         160,487
Other liabilities                                     2,571                           1,415
Total liabilities                                   273,974                         161,902
Shareholders' equity                                 33,782                          23,660

                                                  ---------                       ---------
Total liabilities and shareholders' equity        $ 307,756                       $ 185,562
                                                  =========                       =========

Net interest income                                            16,734                          11,380
Interest income as a percentage
  of average earning assets                                              8.76%                            9.08%
Interest expense as a percentage
  of average earning assets                                              2.75                             2.39
Net interest margin                                                      6.01%                            6.69%
                                                                         ----                             ----

-----------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------
AVERAGE BALANCES & AVERAGE RATES EARNED & PAID
-------------------------------------------------------------------------------

Years ended December 31                                         1996
                                                  -----------------------------
Dollars in thousands                               Balance     Interest    Rate
                                                  -----------------------------
INTEREST EARNING ASSETS
-------------------------------------------------------------------------------
Federal funds sold and interest
  bearing deposits with other banks               $  13,102        691     5.27%
Held to maturity securities                          19,080      1,461     7.66
Available for sale securities                        22,328      1,411     6.32
Commercial loans                                     57,838      6,230    10.77
Consumer loans                                       37,069      3,892    10.50
Total earning assets                                149,417     13,685     9.16
-------------------------------------------------------------------------------
Nonearning assets                                    15,506
Less: loan loss reserve & deferred loan fees         (1,397)

                                                  ---------
Total assets                                      $ 163,526
                                                  =========

INTEREST BEARING LIABILITIES
-------------------------------------------------------------------------------
Interest bearing checking                            19,868        304     1.53
Money market                                         42,370      1,701     4.01
Savings                                              17,017        376     2.21
Time                                                 24,435      1,246     5.10
-------------------------------------------------------------------------------
Total interest bearing deposits                     103,690      3,627     3.50
-------------------------------------------------------------------------------
Noninterest bearing deposits                         39,836
Total deposits                                      143,526
Other liabilities                                     1,168
Total liabilities                                   144,694
Shareholders' equity                                 18,832

                                                   --------
Total liabilities and shareholders' equity         $163,526
                                                   ========

Net interest income                                             10,058
Interest income as a percentage
  of average earning assets                                                9.16%
Interest expense as a percentage
  of average earning assets                                                2.43
Net interest margin                                                        6.73%
                                                                           ----

-------------------------------------------------------------------------------



6    VRB BANCORP 1998 ANNUAL REPORT

--------------------------------------------------------------------------------
NONINTEREST EXPENSE
--------------------------------------------------------------------------------
Dollars in thousands


          Goodwill       Occupancy       Other        Salaries & Benefits       Total
          --------       ---------       -----        -------------------       -----
1997        $110          $   814       $ 1,829             $ 4,120            $  6,873
1998        $739          $ 1,025       $ 2,740             $ 5,985            $ 10,489


NONINTEREST EXPENSE

Noninterest expense grew to $10.5 million, a $3.6 million or 52% increase over 1997 when noninterest expense totaled $6.9 million. The increase reflects the acquisition of CBC, adding four full service branches and one administrative operating center. This is most evident in salaries and benefits which grew $1.9 million, or 45% in 1998. At the end of 1998, VRB employed 165 full time equivalent employees, compared to 126 in 1997. Increases in other noninterest expense were caused by higher operating activity levels associated with growth. Included within this category are costs associated with VRB's advertising promotions, which intensified in 1998 in response to overall competitive pressures.

In 1998, VRB maintained an efficiency margin (noninterest expense divided by net interest income plus noninterest income) of 57%, up slightly from 56% in 1997. Excluding goodwill from the measurement, the efficiency margin drops to 53% and 55% for 1998 and 1997, indicating improved efficiencies when comparing the two periods.

INCOME TAXES

The income tax provision was $3.0 million in 1998, compared to $1.7 in 1997. The $1.3 million increase reflects VRB's rising profit levels taxed at an effective tax rate of 38%. The tax provision differs from statutory rates principally due to nontaxable interest income and nondeductible goodwill amortization acquired in the purchase of CBC.

For further information concerning the provisions for federal and state income taxes, refer to Note 8 of the Notes to Consolidated Financial Statements on pages 22-23.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996.

Net interest income for 1997 was $10.9 million, a 13.9% increase over 1996. VRB's interest margin remained relatively consistent when comparing the two periods, with stable interest rates and a slightly different asset mix. VRB increased the loan loss reserve by $250,000 in 1997 to accommodate a 15% increase in loans. The provision was similar to past action by management in 1996 when the reserve was increased by an equal amount. Noninterest income increased in 1997 over 1996 by $300,000, or 21.9%. The increase paralleled the growth in retail deposit accounts, with noninterest and interest bearing DDA up 17% over 1996. Noninterest expense was $6.9 million in 1997, a 17.9% increase over 1996. Certain management positions were added in 1997 in preparation of future growth, shifting full time equivalent employees from 116 employees in 1996, to 126 employees in 1997.

BALANCE SHEET REVIEW

With the acquisition of CBC, total assets grew to $311.2 million, a 51% increase over 1997. Immediately post acquisition, the combined institution saw increased balance sheet concentrations in commercial loans and good-


                                            VRB BANCORP 1998 ANNUAL REPORT     7
will. Deposits levels moved initially to reflect CBC's deposit mix which focused heavily in time certificates of deposit, and other interest bearing accounts.

In the months following, declining interest rates, competitive pressures, and strict lending renewal strategies reshuffled the balance sheet. In particular, VRB saw declines in CBC loans that had originated out of VRB's local market. VRB also received a high volume of early payoffs from new and existing competitors in the marketplace. Further contributing to changing loan volumes, VRB choose not to renew certain underperforming credits. In response to changing loan levels, VRB's investment portfolio grew by $35.1 million, much of which represented short duration securities.

Pricing strategies on deposits were designed to change VRB's overall deposit mix. Outflows in certificates of deposit were replaced by inflows of noninterest and interest bearing demand deposits. Combined, deposit levels remained stable and VRB's cost of funds improved significantly as the year progressed.

Cash flow requirements arising from shifts in balance sheet categories and other off-balance-sheet commitments were addressed in 1998 without incurring additional or unwarranted cost. Available to VRB are several lines of credit with correspondent financial institutions, as well as short and long-term credit agreements with the Federal Home Loan Bank of Seattle.

CREDIT MANAGEMENT

Risk of nonpayment exists for all types of loans, with certain types of risk associated with different loans. VRB's loan portfolio is focused on real estate related and commercial credits, with 84% of the portfolio collateralized by real estate. The expected source of repayment on these loans is generally the operations of the borrowers' business


-------------------------------------------------------------------------------------------------------------------------------
LOAN LOSS EXPERIENCE
-------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                                   1998             1997             1996             1995             1994
                                                     ------           ------           ------           ------           ------
Balance, beginning of year                           $1,780           $1,632           $1,407           $1,414           $1,453

LOAN LOSSES
-------------------------------------------------------------------------------------------------------------------------------
Commercial                                               21               48               29               31               24
Real Estate                                              95               --               --               --               --
Consumer                                                 73               93                9               14               66

Total                                                   189              141               38               45               90
                                                     ------           ------           ------           ------           ------

RECOVERIES
-------------------------------------------------------------------------------------------------------------------------------

Commercial                                               36               22               10               20               31
Real Estate                                              --               --               --               --               --
Consumer                                                 14               17                3               18               20

Total                                                    50               39               13               38               51
                                                     ------           ------           ------           ------           ------

Net loan losses                                         139              102               25                7               39
Provision of loan losses                                 --              250              250               --               --
Changes incidental to merger                          1,898               --               --               --               --

Balance, end of year                                 $3,539           $1,780           $1,632           $1,407           $1,414
                                                     ------           ------           ------           ------           ------

Loan loss reserve / total loans                        1.98%            1.52%            1.61%            1.56%            1.57%
                                                     ------           ------           ------           ------           ------

Net loan losses / average loans outstanding            0.07%            0.09%            0.03%            0.01%            0.05%
                                                     ------           ------           ------           ------           ------

-------------------------------------------------------------------------------------------------------------------------------



8    VRB BANCORP 1998 ANNUAL REPORT
or personal income, with real estate providing additional security. Risks associated with real estate loans include the current economic climate, fluctuating real property values, and geographic and industry concentrations.

VRB has established credit policies and guidelines that control and monitor credit risk on an ongoing basis. Managing credit risk is the responsibility of all loan officers. Each credit is evaluated as to the likelihood that a borrower will repay a loan from expected sources. When collateral is involved, this includes ensuring that sufficient collateral is obtained at the outset, and that the value of the collateral remains sufficient to support the credit.

At year end, VRB's loan loss reserve was 1.98% of total loans, up 30% over the prior year. The increase reflects the loan loss reserve balance affixed to those loans acquired from CBC.

Nonperforming assets include assets that are on nonaccrual status, loans past due greater than 90 days but not on nonaccrual status, and other real estate owned (OREO). Nonperforming assets dropped by $55,000 over the prior year, and have consistently averaged less than a quarter of one percentage point when compared to total assets over the last five years.

INTEREST RATE RISK MANAGEMENT

Interest rate risk is the risk that changes in market interest rates will have an adverse impact on VRB's earnings. The greatest source of interest rate risk results from the mismatch of maturities and repricing intervals for rate sensitive assets, liabilities and off balance sheet commitments. To further illustrate, if VRB makes long term fixed rate loans and finances them with floating-rate deposits, a gap mismatch is created because the repricing period for loans and deposits are different. If interest rates were to rise in this scenario, VRB may be obligated to pay more interest on deposits while receiving the same amount of interest on loans.

VRB measures its interest rate risk using asset/liability simulation modeling which quantifies variations in net interest income due to gap mismatches and changes in the rate environment. The analysis incorporates maturity and repricing characteristics of VRB's current configuration of interest bearing assets and liabilities. By adjusting interest rates up or down in even increments of 100 and 200 basis points in a series of "rate shocks," VRB can develop a range of possible outcomes.


----------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
----------------------------------------------------------------------------------------------------------------------------

Dollars in thousands                                        1998           1997           1996           1995           1994
                                                         -------        -------        -------        -------        -------
Loans on nonaccrual status                               $   262        $   372        $    58        $    53        $     7
Loans past due greater than 90 days                            4             --             12             48            108

Total nonperforming loans                                    266            372             70            101            115
                                                         -------        -------        -------        -------        -------

Other real estate owned                                       51             --             --             --             --

Total nonperforming assets                               $   317        $   372        $    70        $   101        $   115
                                                         -------        -------        -------        -------        -------

Allowance for loan losses / nonperforming loans             1330%           477%          2331%          1393%          1230%
                                                         -------        -------        -------        -------        -------
Nonperforming loans / total loans                           0.15%          0.32%          0.06%          0.11%          0.13%
                                                         -------        -------        -------        -------        -------
Nonperforming assets / total assets                         0.10%          0.18%          0.04%          0.07%          0.08%
                                                         -------        -------        -------        -------        -------

----------------------------------------------------------------------------------------------------------------------------


                                            VRB BANCORP 1998 ANNUAL REPORT     9

The table below sets forth the estimated changes in VRB's net interest income over a 12 month period under the scenarios set forth.


-------------------------------------------------------
Rate Shock Scenario            Estimated pre tax change
(Basis points)                 in net interest income
                                Dollars in thousands
-------------------------------------------------------
+200                      $    269                 1.65%
+100                           135                 0.83
0                               --                   --
-100                          (659)                4.05
-200                        (1,319)                8.12
-------------------------------------------------------


Certain shortcomings are inherent in the above analysis. Broad assumptions have been made regarding customer behavior in periods of changing interest rates, including the prepayment characteristics of loans and the repricing and withdrawal of deposits. Additionally, certain assets, such as adjustable rate loans have features which restrict changes in interest rates. The interest rate sensitivity of VRB's net interest income could vary significantly if different assumptions were used, or if actual experience differs from the assumptions used.

CAPITAL MANAGEMENT

At December 31, 1998, shareholders' equity was $35.2 million, a $3.4 million increase over the prior year. The Board of Directors approved a $.19 (4) per share cash dividend for shareholders of record on September 10, 1998. Also in 1998, VRB announced a 4% stock dividend issued October 1, 1998. As a result of the dividend, $3.0 million was reclassified from retained earnings to common stock and 334,132 additional shares were issued. All references within this report to the number of common shares and common share amounts have been restated to reflect the stock dividend.

VRB and its wholly owned subsidiary, Valley of the Rogue Bank, are subject to risk-based capital guidelines. Bank regulatory authorities use these guidelines to evaluate capital adequacy based upon an institution's asset risk profile and off balance sheet exposures, such as unused loan commitments, and standby letters of credit. Institutions are required to maintain a minimum 8 percent total risk-based capital ratio (the ratio of total capital divided by risk-weighted assets), and a Tier 1 capital ratio of at least 4 percent. In addition, institutions are also required to exceed a minimum 4% leverage ratio, which is Tier 1 capital divided by total average assets. At December 31, 1998, VRB maintained capital ratios well above regulatory levels. See Note 18 of the Notes to Consolidated Statements on page 18 for further discussion.

YEAR 2000

The year 2000 issue results from computer programs being written using two digits rather than four to define the applicable year. Computer programs, at VRB and elsewhere, with time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalcula-


--------------------------------------------------------------------------------
DIVIDENDS DECLARED PER COMMON SHARE*
--------------------------------------------------------------------------------


          1994      1995      1996      1997      1998
          ----      ----      ----      ----      ----
         $0.07     $0.08     $0.13     $0.13     $0.19


10   VRB BANCORP 1998 ANNUAL REPORT
tion causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in other normal business activities.

To address the Year 2000, VRB has developed an action plan to evaluate the risks and implement appropriate remediation and contingency plans. The action plan meets established timelines and key milestones outlined in interagency statements and workprograms issued by the Federal Financial Institutions Examination Council.

All information technology supported systems and products have been identified and evaluated. Integrated testing and validation of VRB's critical data processing systems was completed in December 1998 using a certified test model. Testing of various other stand alone systems is presently ongoing. Previously scheduled replacement and improvement of VRB's existing data processing and communication systems are not expected to be affected by the Year 2000 problem.

To address issues arising from noninformation technology supported systems or embedded chips, VRB has sought confirmation from critical outside vendors of their present or intended Year 2000 compliance. There can be no guarantee, however, that such vendors will be prepared for Year 2000, and that their Year 2000 problems will not have an adverse effect on VRB's business operations.

VRB is currently drafting a contingency plan, in the event that its business operations are materially impacted by Year 2000. The contingency plan includes sections on liquidity, back up power capacity, and system failure due to factors beyond our control.

VRB's credit risk associated with its borrowers may increase as a result of their individual Year 2000 issues. Current underwriting procedures have been modified to include Year 2000 inquiries. In addition, large credit customers have been contacted to build Year 2000 awareness and encourage early solutions regarding potential business disruption due to system failures. Regardless, VRB recognizes that there may be an increase in problem loans and credit losses in future years. However, it is not possible to quantify the potential impact of such situations at this time.

In 1998, VRB spent approximately $18,650 in direct costs for Year 2000 compliance. VRB expects to spend an additional $92,000 to complete its remediation efforts which includes the early upgrade of VRB's customer telephone account access system and the purchase of a propane powered generator. These costs and the dates on which VRB plans to complete their Year 2000 modification and testing processes are management's best estimates. Actual events are dependent on the continued availability of certain resources, third party modification plans and other factors.


--------------------------------------------------------------------------------
YEAR 2000 WORKPROGRAM
--------------------------------------------------------------------------------


                                    [GRAPH]


                                           VRB BANCORP 1998 ANNUAL REPORT     11

                          CONSOLIDATED BALANCE SHEETS


----------------------------------------------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------------------------------------------

Years ended December 31                                                        1998                1997
                                                                          ------------        ------------
Cash and due from banks                                                   $ 14,513,570        $ 11,144,289
Interest-bearing deposits with other banks                                   3,100,000          10,000,000
Federal funds sold                                                          23,000,000          22,500,000
                                                                          ------------        ------------
Total cash and cash equivalents                                             40,613,570          43,644,289
                                                                          ------------        ------------

Held-to-maturity securities
     State and municipal subdivisions                                       17,454,188          18,415,049

Available-for-sale securities
     U.S. Treasuries and agencies                                           57,070,000          20,074,686
     Collateralized mortgage obligations and other investments                 193,631           1,108,163
                                                                          ------------        ------------
Total available-for-sale securities                                         57,263,631          21,182,849
                                                                          ------------        ------------

Federal Home Loan Bank stock                                                 1,765,220           1,208,000
Loans, net of allowance for loan losses and unearned income                175,188,200         115,413,898
Premises and equipment, net                                                  6,499,131           4,411,372
Goodwill                                                                     9,511,831             740,745
Other real estate owned                                                         51,161                  --
Accrued interest and other assets                                            2,870,121           1,637,444
                                                                          ------------        ------------
Total assets                                                              $311,217,053        $206,653,646
                                                                          ------------        ------------

----------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------

Years ended December 31                                                        1998                1997
                                                                          ------------        ------------

Deposits
     Demand deposits                                                      $ 72,134,186        $ 49,998,132
     Interest-bearing demand deposits                                      110,900,199          80,334,130
     Savings deposits                                                       24,269,197          15,308,820
     Time deposits                                                          66,818,719          27,535,264
                                                                          ------------        ------------
Total deposits                                                             274,122,301         173,176,346
                                                                          ------------        ------------

Accrued interest and other liabilities                                       1,859,297           1,616,745
                                                                          ------------        ------------
Total liabilities                                                          275,981,598         174,793,091
                                                                          ------------        ------------

Commitments and contingencies (Note 12)

Shareholders' equity
----------------------------------------------------------------------------------------------------------
Preferred stock, voting, $5 par value; 5,000,000 shares
     authorized and unissued                                                        --                  --
Preferred stock, nonvoting, $5 par value; 5,000,000
     shares authorized and unissued                                                 --                  --
Common stock, no par value, 30,000,000 shares authorized
     (20,000,000 in 1997) with 8,694,286 and 8,340,744 issued
     and outstanding at December 31, 1998 and 1997, respectively            21,583,869          18,462,712
Retained earnings                                                           13,590,957          13,349,301
Accumulated other comprehensive income, net of taxes                            60,629              48,542
                                                                          ------------        ------------
Total shareholders' equity                                                  35,235,455          31,860,555
                                                                          ------------        ------------

Total liabilities and shareholders' equity                                $311,217,053        $206,653,646
                                                                          ------------        ------------


----------------------------------------------------------------------------------------------------------

See accompanying notes.

12   VRB BANCORP 1998 ANNUAL REPORT

                           CONSOLIDATED STATEMENTS OF
                         INCOME & COMPREHENSIVE INCOME


-----------------------------------------------------------------------------------------------------------------------
Years ended December 31                                                        1998            1997             1996
                                                                          ------------     -----------      -----------

INTEREST INCOME
-----------------------------------------------------------------------------------------------------------------------
Interest and fees on loans                                                 $19,099,960     $11,443,683      $10,122,237
Interest on investment securities held-to-maturity:
     State and municipal subdivisions                                          945,018         944,226          964,043
Interest on investment securities available-for-sale:
     U.S. Treasuries and agencies                                            1,648,543       1,336,882        1,229,046
Collateralized mortgage obligations and other investments                       27,624          78,310           98,314
Federal Home Loan Bank stock dividends                                         137,720          88,500           83,300
Federal funds sold                                                           1,537,913         655,746          691,092
Interest on deposits in banks                                                  514,895         407,337               --
                                                                           -----------     -----------      -----------
Total interest income                                                       23,911,673      14,954,684       13,188,032
                                                                           -----------     -----------      -----------

INTEREST EXPENSE
-----------------------------------------------------------------------------------------------------------------------
Interest-bearing demand deposits                                             3,210,401       2,414,951        1,990,377
Savings deposits                                                               523,341         336,830          376,290
Time deposits                                                                3,932,290       1,309,999        1,260,728
Other borrowings                                                                 4,490              --               --
                                                                           -----------     -----------      -----------
Total interest expense                                                       7,670,522       4,061,780        3,627,395
                                                                           -----------     -----------      -----------

Net interest income                                                         16,241,151      10,892,904        9,560,637
                                                                           -----------     -----------      -----------

Provision for loan losses                                                           --         250,000          250,000
Net interest income after provision for loan losses                         16,241,151      10,642,904        9,310,637

NONINTEREST INCOME
-----------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                                          1,294,878       1,019,786          978,739
Other operating income                                                         846,102         650,853          391,896
                                                                           -----------     -----------      -----------
Total noninterest income                                                     2,140,980       1,670,639        1,370,635
                                                                           -----------     -----------      -----------

NONINTEREST EXPENSES
-----------------------------------------------------------------------------------------------------------------------
Salaries and benefits                                                        5,984,912       4,120,469        3,692,594
Net occupancy                                                                1,024,860         813,915          629,642
Amortization of goodwill                                                       739,616         110,297          110,299
Communications                                                                 386,461         239,721          226,390
Data processing                                                                306,499         181,460          147,844
FDIC insurance premium                                                          47,270          18,201            2,000
Supplies                                                                       289,675         230,255          170,948
Professional fees                                                              266,446         180,658          143,817
Other real estate expense                                                       25,486              --               --
Other expenses                                                               1,418,223         977,946          704,468
                                                                           -----------     -----------      -----------
Total noninterest expenses                                                  10,489,448       6,872,924        5,828,002
                                                                           -----------     -----------      -----------

INCOME BEFORE INCOME TAXES                                                   7,892,683       5,440,619        4,853,270
                                                                           -----------     -----------      -----------
PROVISION FOR INCOME TAXES                                                   2,966,000       1,737,000        1,602,000
                                                                           -----------     -----------      -----------
NET INCOME                                                                   4,926,683       3,703,619        3,251,270
                                                                           -----------     -----------      -----------

OTHER COMPREHENSIVE INCOME
Unrealized gain (loss) on securities, net of taxes
     Unrealized holding gain (loss) arising during period                       12,087          (2,964)          26,170
     Reclassification adjustment for (gain) loss included in net income             --          (4,283)              --
     Other comprehensive income                                                 12,087          (7,247)          26,170
                                                                           -----------     -----------      -----------
COMPREHENSIVE INCOME                                                       $ 4,938,770     $ 3,696,372      $ 3,277,440
                                                                           -----------     -----------      -----------

BASIC EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE                      $      0.58     $      0.48      $      0.44
DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE                    $      0.58     $      0.48      $      0.44

-----------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                                           VRB BANCORP 1998 ANNUAL REPORT     13

                           CONSOLIDATED STATEMENTS OF
                        CHANGES IN SHAREHOLDERS' EQUITY


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                 ACCUMULATED
                                                                                                    OTHER                TOTAL
                                                 COMMON STOCK                  RETAINED         COMPREHENSIVE        SHAREHOLDERS'
                                            SHARES           AMOUNT            EARNINGS             INCOME              EQUITY
                                          ---------       ------------       ------------        ------------        ------------

BALANCE, December 31, 1995                2,333,019       $  9,085,013       $  8,355,113        $     29,619        $ 17,469,745
                                          ---------       ------------       ------------        ------------        ------------

Stock options exercised
     (January to October 1996)               50,180            304,054                 --                  --             304,054

Income tax benefit from exercise
     of stock options                            --             91,263                 --                  --              91,263

Cash dividend ($.40 per share,
     paid November 20, 1996)                     --                 --           (953,280)                 --            (953,280)

3 for 2 stock split (November 20, 1996)   1,191,483                 --                 --                  --                  --

Payments for fractional shares related
     to stock split                              --                 --             (1,088)                 --              (1,088)

                                          ---------       ------------       ------------        ------------        ------------
Net income and comprehensive income              --                 --          3,251,270              26,170           3,277,440
                                          ---------       ------------       ------------        ------------        ------------

BALANCE, December 31, 1996                3,574,682          9,480,330         10,652,015              55,789          20,188,134
                                          ---------       ------------       ------------        ------------        ------------

Stock options exercised
     (February to August 1997)               17,475             85,230                 --                  --              85,230

2 for 1 stock split (September 10, 1997)  3,592,157                 --                 --                  --                  --

Stock options exercised
     (September to October 1997)              6,430             26,152                 --                  --              26,152

Income tax benefit from stock
     options exercised                           --             86,896                 --                  --              86,896

Cash dividend ($.14 per share,
     paid October 31, 1997)                      --                 --         (1,006,333)                 --          (1,006,333)

Stock offering (November 1997)            1,150,000          8,784,104                 --                  --           8,784,104

                                          ---------       ------------       ------------        ------------        ------------
Net income and comprehensive income              --                 --          3,703,619              (7,247)          3,696,372
                                          ---------       ------------       ------------        ------------        ------------

BALANCE, December 31, 1997                8,340,744         18,462,712         13,349,301              48,542          31,860,555
                                          ---------       ------------       ------------        ------------        ------------

Stock options exercised
     (March to September 1998)               19,410             50,128                 --                  --              50,128

Income tax benefit from stock
     options exercised                           --             60,500                 --                  --              60,500

Cash dividend ($.20 per share,
     paid October 1, 1998)                       --                 --         (1,672,031)                 --          (1,672,031)

4% stock dividend (October 1, 1998)         334,132          3,010,529         (3,010,529)                 --                  --

Payments for fractional shares
     related to stock dividend                   --                 --             (2,467)                 --              (2,467)

                                          ---------       ------------       ------------        ------------        ------------
Net income and comprehensive income              --                 --          4,926,683              12,087           4,938,770
                                          ---------       ------------       ------------        ------------        ------------

BALANCE, December 31, 1998                8,694,286       $ 21,583,869       $ 13,590,957        $     60,629        $ 35,235,455
                                          ---------       ------------       ------------        ------------        ------------
See accompanying notes.
---------------------------------------------------------------------------------------------------------------------------------




14   VRB BANCORP 1998 ANNUAL REPORT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------
Years ended December 31                                                           1998                1997                1996
                                                                          ------------        ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------------------------------------------------------------------------------------------------
Net income                                                                $  4,926,683        $  3,703,619        $  3,251,270

Adjustments to reconcile net income to net cash
  from operating activities
     Depreciation and amortization                                           1,134,242             392,547             432,815
     Loss (gain) on sales of assets                                            (18,931)             (8,429)              1,493
     Provision for loan losses                                                      --             250,000             250,000
     FHLB stock dividend                                                      (137,720)            (88,500)            (83,300)
     Deferred taxes                                                             89,269              22,684               6,451
     Compensation expense - stock options                                       13,611              23,314                  --
Change in cash due to changes in certain assets and liabilities
     Net change in accrued interest and other assets                           410,555             215,220            (226,911)
     Net change in accrued interest and other liabilities                   (1,212,884)            357,298             125,871
                                                                          ------------        ------------        ------------
Net cash from operating activities                                           5,204,825           4,867,753           3,757,689
                                                                          ------------        ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------------------------------------------------------------------------------------------------
Proceeds from the maturity of held-to-maturity securities                    3,425,000             215,000           5,390,000
Purchases of held-to-maturity securities                                    (2,371,411)                 --          (8,204,586)
Proceeds from maturity of available-for-sale securities                             --             446,971           6,118,455
Proceeds from sales of available-for-sale securities                        33,611,023           3,008,437                  --
Purchases of available-for-sale securities                                 (64,980,969)         (3,000,000)         (6,490,627)
Net (increase) decrease in loans                                            31,608,420         (15,888,096)        (11,053,321)
Cash paid, net of cash acquired from acquisition                            (1,644,499)                 --                  --
Sale of credit card portfolio obtained in acquisition                          939,583                  --                  --
Purchase of premises and equipment                                            (675,541)           (699,013)           (513,479)
Proceeds from the sale of other real estate                                    420,850                  --                  --
Sale of premises and equipment                                                      --               2,600                  --
                                                                          ------------        ------------        ------------
Net cash from investing activities                                             332,456         (15,914,101)        (14,753,558)
                                                                          ------------        ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in deposits                                         (6,930,019)         17,607,889          22,823,910
Proceeds from public stock offering, net of expenses                                --           8,784,104                  --
Cash dividends and fractional share payments                                (1,674,498)         (1,006,333)           (954,368)
Cash received from exercise of common stock options                             36,517              88,068             243,616
                                                                          ------------        ------------        ------------
Net cash from financing activities                                          (8,568,000)         25,473,728          22,113,158
                                                                          ------------        ------------        ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (3,030,719)         14,427,380          11,117,289

CASH AND CASH EQUIVALENTS, beginning of year                                43,644,289          29,216,909          18,099,620
                                                                          ------------        ------------        ------------
CASH AND CASH EQUIVALENTS, end of year                                    $ 40,613,570        $ 43,644,289        $ 29,216,909
                                                                          ------------        ------------        ------------

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
------------------------------------------------------------------------------------------------------------------------------
Cash paid for interest                                                    $  7,464,255        $  4,048,741        $  3,635,185
Cash paid for taxes                                                          2,805,000           1,320,994           1,607,300

SCHEDULE OF NONCASH ACTIVITIES
------------------------------------------------------------------------------------------------------------------------------
Stock dividends declared                                                  $  3,010,529        $         --        $         --
Transfer of loan balances to other real estate                                 453,079                  --                  --
Unrealized gain (loss) on available-for-sale securities, net of tax             12,087              (7,247)             26,170
Income tax benefit of stock options exercised                                   60,500              86,896              91,263


See accompanying notes
------------------------------------------------------------------------------------------------------------------------------


                                           VRB BANCORP 1998 ANNUAL REPORT     15

                        NOTES TO CONSOLIDATED STATEMENTS


NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation - The accompanying consolidated financial statements include the accounts of VRB Bancorp (VRB), a bank holding company, and its wholly-owned subsidiary, Valley of the Rogue Bank (the Bank). Substantially all activity of VRB is conducted through its subsidiary bank and all significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

Description of business - The Bank is a state-chartered institution authorized to provide banking services by the State of Oregon. With its headquarters in Rogue River, Oregon, it also has branch operations in Josephine and Jackson County, Oregon. The Bank conducts a general banking business. Its activities include the usual deposit functions of a commercial bank: commercial, real estate, installment, and mortgage loans; checking and savings accounts; automated teller machines (ATM's); collection services; and, safe deposit facilities. Both VRB Bancorp and Valley of the Rogue Bank are subject to the regulations of certain Federal and State agencies and undergo periodic examinations by those regulatory authorities.

Management's estimates and assumptions - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment securities - The Bank is required to specifically identify under generally accepted accounting principles its investment securities as "held-to-maturity," "available-for-sale," or "trading accounts." Accordingly, management has determined that all investment securities held at December 31, 1998 and 1997, are either "available-for-sale" or "held-to-maturity" and conform to the following accounting policies:

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

Loans, net of allowance for loan losses and unearned income - Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unearned income. Interest on loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become




16   VRB BANCORP 1998 ANNUAL REPORT
uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's reserve for loan losses. Such agencies may require the Bank to recognize additions to the reserve based on their judgment of information available to them at the time of their examinations.

Loans receivable that will not be repaid in accordance with their contractual and terms are measured using a discounted cash flow methodology or the fair value of the collateral for certain loans. Accrual of interest is discontinued on impaired loans when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

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

Other real estate - Real estate acquired by the Bank in satisfaction of debt is carried at the lower of cost or estimated net realizable value. When property is acquired, any excess of the loan balance over its estimated net realizable value is charged to the allowance for loan losses. Subsequent write-downs to net realizable value, if any, or any disposition gains or losses are included in noninterest income and expense.

Goodwill - Goodwill represents the costs in excess of net assets acquired arising from the purchase of Colonial Banking Company (see Note 2), and is being amortized over 15 years.

Income taxes - Deferred income tax assets and liabilities are determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

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


                                           VRB BANCORP 1998 ANNUAL REPORT     17

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

Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

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

Stock options - Effective December 31, 1995, VRB adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," but has determined that it will continue to measure its director and employee stock-based compensation arrangements under the provisions of Accounting Principles Board (APB) Opinion No. 25.


VRB BANCORP 1998 ANNUAL REPORT     18

Recently issued accounting standards - In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130 "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This Statement requires that VRB recognize the unrealized gain or loss on available-for-sale securities as a component of comprehensive income. This Statement is effective for the year ended December 31, 1998.

Other issued but not yet required FASB statements are not currently applicable to the Bank's operations. Management believes these pronouncements will have no material effect upon VRB's financial position or results of operation.

Reclassifications - Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform with current year presentations.

NOTE 2: ACQUISITION OF COLONIAL BANKING COMPANY

VRB Bancorp completed its acquisition of Colonial Banking Company (CBC) effective January 5, 1998. VRB paid former stockholders of CBC $15.7 million in cash for the common and preferred stock of CBC. This acquisition was treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of CBC have been recorded on the books of the Bank at their respective fair market values at the effective date the acquisition was consummated. Goodwill, the excess of the purchase price
(cost) over the net fair value of the assets and liabilities acquired, was recorded at $9.5 million. Amortization of goodwill over a 15-year period will result in a charge to earnings of approximately $635,000 per year. The following are the fair values of assets acquired and liabilities assumed as of the January 5, 1998, acquisition date (in thousands).


--------------------------------------------------------------
Investment securities                                 $  4,797
Federal Home Loan Bank stock                               420
Loans, net                                              92,775
Premises and equipment, net                              1,802
Goodwill                                                 9,526
Accrued interest and other assets                        1,710

Total assets                                          $111,030
                                                      --------

Deposits                                              $107,876
Accrued interest and other liabilities                   1,510
Cash paid for acquisition, net of cash acquired          1,644

Total liabilities                                     $111,030
                                                      --------

--------------------------------------------------------------


The financial statements for the year ended December 31, 1998, include the operations of CBC from January 6, 1998 to December 31, 1998. Actual results of operations for the year ended December 31, 1998, would not have been materially different had the acquisition occurred on January 1, 1998. The following information presents the pro forma results of operations for the years ended December 31, 1997 and 1996, as though the acquisition had occurred on January 1, 1996. The pro forma results do not necessarily indicate the actual result that would have been obtained nor are they necessarily indicative of the future operations of the combined companies.


-----------------------------------------------------------------------------------------------------
PRO FORMA RESULTS OF OPERATION
-----------------------------------------------------------------------------------------------------
                                                           ACTUAL             UNAUDITED PRO FORMA
                                                         ----------       ---------------------------
Years ended December 31                                        1998             1997             1996
Dollars in thousands, except per share amounts
Net interest income before provision for loan loss       $   16,241       $   16,404       $   12,752
Net income                                                    4,927            3,713            3,094
Earnings per common share:
     Basic                                                     0.58             0.51             0.44
     Diluted                                                   0.58             0.50             0.43



                                           VRB BANCORP 1998 ANNUAL REPORT     19

NOTE 3: INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities at December 31, 1998 and 1997, are as follows (in thousands).

The amortized cost and estimated market value of investment securities at December 31, 1998, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

For purposes of the maturity table, collateralized mortgage obligations, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. Collateralized mortgage obligations may mature earlier than their weighted-average contractual maturities because of principal prepayments.

At December 31, 1998 and 1997, investment securities with an amortized cost of $8,168,284 and $5,186,574, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB. The FHLB stock is not actively traded but is redeemable by FHLB at its current book value.


------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES
------------------------------------------------------------------------------------------------------------

                                                                       GROSS           GROSS       ESTIMATED
                                                    AMORTIZED     UNREALIZED      UNREALIZED          MARKET
                                                         COST          GAINS          LOSSES           VALUE
December 31, 1998
------------------------------------------------------------------------------------------------------------
Held-to-maturity securities:
     State and municipal subdivisions                $ 17,454       $    793        $     --        $ 18,247
                                                     --------       --------        --------        --------
Available-for-sale securities:
     U.S. Treasuries and agencies                    $ 56,977       $    177        $    (84)       $ 57,070
     Collateralized mortgage obligations                  195             --              (1)            194
                                                     $ 57,172       $    177        $    (85)       $ 57,264
                                                     --------       --------        --------        --------
December 31, 1997
------------------------------------------------------------------------------------------------------------
Held-to-maturity securities:
     State and municipal subdivisions                $ 18,415       $    609        $     --        $ 19,024
                                                     --------       --------        --------        --------
Available-for-sale securities:
     U.S. Treasuries and agencies                    $ 19,998       $     77        $     --        $ 20,075
     Collateralized mortgage obligations                1,111             --              (3)          1,108
                                                     $ 21,109       $     77        $     (3)       $ 21,183
                                                     --------       --------        --------        --------


------------------------------------------------------------------------------------------------------------
MATURITY TABLE
------------------------------------------------------------------------------------------------------------
                                                 HELD-TO-MATURITY SECURITIES   AVAILABLE-FOR-SALE SECURITIES
                                                 ---------------------------   -----------------------------
                                                                   ESTIMATED                       ESTIMATED
                                                    AMORTIZED         MARKET       AMORTIZED          MARKET
                                                         COST          VALUE            COST           VALUE
Due in one year or less                              $     75       $     76        $    133        $    132
Due after one year through five years                   3,999          4,132          27,039          27,101
Due after five years through ten years                  2,350          2,480          30,000          30,031
Due after ten years                                    11,030         11,559              --              --

                                                     $ 17,454       $ 18,247        $ 57,172        $ 57,264
                                                     --------       --------        --------        --------

------------------------------------------------------------------------------------------------------------



20   VRB BANCORP 1998 ANNUAL REPORT

NOTE 4: LOANS AND ALLOWANCE FOR LOAN LOSSES

Impairment of loans having recorded investments of $262,456 and $371,820 at December 31, 1998 and 1997, respectively, has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans approximates their recorded investment at December 31, 1998 and 1997. The total allowance for loan losses related to these loans at December 31, 1998 and 1997 was approximately $42,000 and $65,000, respectively. Interest income recognized on impaired loans during the years ended December 31, 1998, 1997, and 1996, was not significant. Management estimates that in 1998, approximately $35,300 of interest income was not recognized on impaired loans on nonaccrual status, compared with approximately $29,600 in 1997 and $3,800 in 1996.

The loan portfolio consisted of the following (in thousands):


---------------------------------------------------------------------------
                                                      1998             1997
                                               -----------      -----------
Real estate - construction                     $    23,552      $    15,476
Real estate - residential and commercial           126,332           77,049
Commercial                                          16,418           12,720
Installment                                         12,327           11,850
Other loans                                             98               99
                                                   178,727          117,194
Allowance for loan losses                           (3,539)          (1,780)

                                               $   175,188      $   115,414
                                               -----------      -----------

---------------------------------------------------------------------------


The following is an analysis of the changes in the allowance for loan losses (in thousands):


---------------------------------------------------------------------------------
                                               1998           1997           1996
                                         ----------     ----------     ----------
Beginning balance                        $    1,780     $    1,632     $    1,407
Acquired with CBC                             1,898             --             --
Provision for possible loan losses               --            250            250
Loans changed off                              (189)          (141)           (38)
Recoveries                                       50             39             13

Ending balance                           $    3,539     $    1,780     $    1,632
                                         ----------     ----------     ----------

---------------------------------------------------------------------------------


NOTE 5: BANK PREMISES AND EQUIPMENT

Bank premises, furniture, and equipment consisted of the following (in thousands):


---------------------------------------------------------------
                                           1998            1997
                                     ----------      ----------
Land                                 $    1,613      $    1,323
                                     ----------      ----------
Buildings                                 5,375           3,248
Furniture and equipment                   4,136           3,035
                                         11,124           7,606
Less: accumulated depreciation           (4,625)         (3,195)

                                     $    6,499      $    4,411
                                     ----------      ----------

---------------------------------------------------------------

NOTE 6: ACCRUED INTEREST AND OTHER ASSETS

Accrued interest and other assets consisted of the following (in thousands):


-------------------------------------------------------
                                      1998         1997
                                  --------     --------
Accrued interest receivable       $  1,931     $  1,240
Prepaid expenses                       234          137
Deferred taxes                         553          104
Intangible and other assets            152          156

                                  $  2,870     $  1,637
                                  --------     --------

-------------------------------------------------------


NOTE 7: TIME DEPOSITS

Time certificates of deposit of $100,000 and over aggregated $8,089,537 and $5,258,874 at December 31, 1998 and 1997, respectively.

At December 31, 1998, the scheduled maturities for time deposits is as follows (in thousands):


------------------------------------------------
Year   1999                             $ 55,766
       2000                                8,018
       2001                                1,751
       2002                                1,022
       2003 and thereafter                   262
                                        $ 66,819
                                        --------

------------------------------------------------



                                           VRB BANCORP 1998 ANNUAL REPORT     21

NOTE 8: INCOME TAXES

The income tax provision consisted of the following (in thousands):


-------------------------------------------------------------------
                                     1998         1997         1996
Currently payable                $  2,877     $  1,715     $  1,596
Deferred                               89           22            6

Provision for income taxes       $  2,966     $  1,737     $  1,602
                                 --------     --------     --------

-------------------------------------------------------------------


The net deferred tax benefits included in other assets in the accompanying consolidated balance sheets include the following components (in thousands):


--------------------------------------------------------------------
                                                 1998           1997
DEFERRED TAX ASSETS:
--------------------------------------------------------------------
Loan loss reserve                            $  1,076       $    392
Deferred compensation                             100             88
Other                                              86             25
                                                1,262            505
                                             --------       --------

DEFERRED TAX LIABILITIES
--------------------------------------------------------------------
Accumulated depreciation                         (151)          (100)
Deferred loan fees                               (365)          (225)
Federal home loan bank stock dividends           (193)           (76)
                                                 (709)          (401)

Net deferred tax asset                       $    553       $    104
                                             --------       --------

--------------------------------------------------------------------


Deferred income taxes represent the tax effect of differences in timing between financial income and taxable income. Deferred income taxes, according to the timing differences which caused them, were as shown at bottom (in thousands):

The exercise of stock options which have been granted under VRB Bancorp's stock option plan for directors give rise to compensation which is includable in the taxable income of the applicable employees and deductible by the Bank for federal and state income tax purposes. Such compensation results from increases in the fair market value of VRB Bancorp's common stock subsequent to the date of grant of the applicable exercised stock options and, accordingly, in accordance with APB Opinion No. 25, such compensation is not recognized as an expense for financial accounting purposes and the related tax benefits are taken directly to common stock. For the years ended December 31, 1998 and 1997, these transactions resulted in federal and state tax deductions and benefits which have increased common stock.

Management believes, based upon the Bank's historical performance, that net deferred tax assets will be realized in the normal course of operations and, accordingly, management has not reduced net deferred tax assets by a valuation allowance.

The tax provision differs from the federal statutory rate of 34% due principally to tax exemptions for interest received on municipal investments and nondeductible goodwill expense amortization. The 1997 provision for income taxes reflects a reduction in the state income tax rate from 6.6% to 3.8%.


-------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES
-------------------------------------------------------------------------------------------------------------------
                                                                               1998            1997            1996
                                                                            -------         -------         -------
Accounting loan loss provision less than (in excess of) tax provision       $    69         $   (58)        $  (100)
Accounting depreciation less than tax depreciation                               46               3              19
Deferred compensation                                                             9              (6)             (8)
Accounting loan fees in excess of tax loan fees                                  67              66              56
Federal Home Loan Bank stock dividends                                           52              28              24
Cash to accrual adjustment                                                      (72)             --              --
Option compensation expense                                                     (72)             --              --
Other differences                                                               (10)            (11)             15

                                                                            $    89         $    22         $     6
                                                                            -------         -------         -------



22   VRB BANCORP 1998 ANNUAL REPORT

-------------------------------------------------------------------------------------------------------------------
TAX RATE
-------------------------------------------------------------------------------------------------------------------
                                                                               1998            1997            1996
                                                                            -------         -------         -------
Federal income taxes at statutory rate                                      $ 2,684         $ 1,850         $ 1,650
State income tax expense, net of federal income tax benefit                     344             237             211
Effect of nontaxable interest income                                           (321)           (294)           (298)
Non-deductible goodwill                                                         219              --              --
Other                                                                            40             (56)             39

                                                                            $ 2,966         $ 1,737         $ 1,602
                                                                            -------         -------         -------

Effective tax rate                                                               38%             32%             33%
                                                                            -------         -------         -------

-------------------------------------------------------------------------------------------------------------------


A reconciliation between the statutory federal income tax rate and the effective tax rate is as shown above (in thousands).

NOTE 9: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, and financial guarantees written, is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that a majority of loan commitments are drawn upon by customers. While most commercial letters of credit are not utilized, a significant portion of such utilization is on an immediate payment basis. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include cash, accounts receivable, inventory, premises and equipment, and income-producing commercial properties.

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



                                           VRB BANCORP 1998 ANNUAL REPORT     23

The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 1998, 1997, or 1996.

A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1998 and 1997, follows:


----------------------------------------------------------------------------
                                                      1998              1997
                                               -----------       -----------
Commitments to extend credit                   $21,165,221       $22,106,031
Commercial and standby letters of credit       $ 1,090,009       $   630,611

----------------------------------------------------------------------------


NOTE 10: FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table estimates fair value and the related carrying values of the Bank's financial instruments (in thousands):


------------------------------------------------------------------------------------------------------------------------
FAIR VALUES
------------------------------------------------------------------------------------------------------------------------
                                                                1998                                  1997
                                                ----------------------------------    ----------------------------------
                                                CARRYING AMOUNT         FAIR VALUE    CARRYING AMOUNT         FAIR VALUE
                                                ----------------------------------    ----------------------------------
FINANCIAL ASSETS
------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                           $      17,614      $      17,614      $      21,144      $      21,144
Federal funds sold                                       23,000             23,000             22,500             22,500
Securities held-to-maturity                              17,454             18,247             18,415             19,024
Securities available-for-sale                            57,264             57,264             21,183             21,183
Federal Home Loan Bank stock                              1,765              1,765              1,208              1,208
Loans, net of allowance for loan losses                 175,188            175,233            115,414            112,722
Accrued interest                                          1,931              1,931              1,240              1,240

FINANCIAL LIABILITIES
------------------------------------------------------------------------------------------------------------------------
Demand and savings deposits                       $     207,304      $     207,304      $     145,641      $     145,641
Time deposits                                            66,819             67,196             27,535             26,937
Accrued interest                                            348                348                142                142

------------------------------------------------------------------------------------------------------------------------

While estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of such items at December 31, 1998 and 1997, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1998 and 1997, should not necessarily be considered to apply at subsequent dates.

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


24   VRB BANCORP 1998 ANNUAL REPORT

NOTE 11: CONCENTRATIONS OF CREDIT RISK

All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities are not significantly concentrated within any one region of the United States. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 1998. The Bank's loan policy does not allow the extension of credit to any single borrower or group of related borrowers in excess of a total of $1,250,000 without approval from the Board of Directors.

NOTE 12: COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank becomes involved in various litigation arising from normal banking activities. In the opinion of management, the ultimate disposition of these actions will not have a material adverse effect on the consolidated financial position or results of operations.

Operating leases - The Bank leases certain branch premises and equipment. The following is a schedule of future minimum lease payments under operating leases in effect as of December 31, 1998:


-------------------------------------------------
Years ending December 31
1999                                   $  216,759
2000                                      187,754
2001                                      167,792
2002                                      164,826
2003                                      104,348
Thereafter                                373,018

Total minimum payments required        $1,214,497
                                       ----------

-------------------------------------------------


Total rental expense was $226,920, $94,350, and $94,413 in 1998, 1997, and 1996,
respectively.

Year 2000 compliance - The "Year 2000" (Y2K) issue is the result of older computer programs being written using two digits rather than four to define the applicable year. A computer program that has date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruption of operations including, among other things, a temporary inability to process transactions, send statements, or engage in similar normal business activities.

Based on an assessment of computer hardware, software, and other equipment, the Bank presently believes that all equipment and programs should be Y2K compliant by December 31, 1999. A program for addressing the Y2K issue through awareness, assessment, renovation and testing has been developed and implemented. The costs of implementing and completing the program's phases have not been of a material nature and should continue to be minimal through program completion.

The Bank has initiated formal communications with all significant suppliers to determine the extent to which they are vulnerable to those third parties' failures to remedy their own Y2K impact issues. Third-party responses have indicated satisfactory progress in addressing any needs for equipment or software renovation. The Bank's large customers are also being contacted to build Y2K awareness and encourage early solutions regarding potential business disruption due to processing failures. There can be no guarantee that the systems of other companies on which the Bank's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Bank's systems, would not have a material adverse effect on the Bank. However, the Bank will test for the Y2K preparedness of all internal functions and external functions provided by third parties whenever possible.



                                           VRB BANCORP 1998 ANNUAL REPORT     25

NOTE 13: BORROWING AGREEMENTS

The Bank has federal fund borrowing agreements with Bank of America and Wells Fargo Bank for $5,000,000 and $3,000,000, respectively. There is no stated rate of interest on these borrowings. As of December 31, 1998, there were no borrowings outstanding under these agreements.

The Bank also participates in the Cash Management Advance Program with the Federal Home Loan Bank of Seattle (FHLB). Under the program, the Bank may borrow to a maximum of 5% of total assets (approximately $15 million at December 31, 1998) with interest at the FHLB's cash management rate. There were no borrowings outstanding at December 31, 1998.

NOTE 14: STOCK OPTION PLANS

The Bank has two stock option plans which were approved by the shareholders during 1991 and amended in 1994. The Plans provide for an aggregate of 754,514 shares of the Bank's unissued common stock to be granted to key employees and nonemployee directors. The 1994 amendment removed the requirement for a five-year vesting schedule for any future grants from the Employees' Plan, thus leaving the setting of any vesting schedule to the discretion of the Board of Directors. The Directors' Plan was amended to extend the time in which options may be exercised following resignation or retirement.

With the exception of certain options granted to nonemployee directors, all options granted and outstanding under both the Directors' and Employees' Plans are noncompensatory and exercisable at purchase prices which approximate fair value on the date of grant. Because certain options granted to the Bank's directors were based on purchase prices below the fair value of the stock as of the grant date, they are considered compensatory transactions and give rise to the recognition of compensation expense. Accordingly, the Bank has recognized $93,340, $57,312, and $44,564 as compensation expense relating to 16,851, 18,790, and 21,262 shares of common stock optioned to its directors during 1998, 1997, and 1996, respectively.

The chart, on the next page, summarizes options available and outstanding under both the Directors' and Employees' Plans as of December 31, 1998, after the effect of the current year's stock dividend (in thousands with the exception of the exercise price).

Had compensation cost for the Bank's 1998 and 1997 grants for stock-based compensation plans been determined consistent with the fair value provisions of SFAS No. 123, the Bank's net income, and net income per common share for December 31, 1998 and 1997, would approximate the pro forma amounts below (in thousands except per share data):


-------------------------------------------------------------------------
                                                       1998
                                          -------------------------------
                                          AS REPORTED          PRO FORMA
Net income                                $     4,927         $     4,735
Basic earnings per common and
     common equivalent share              $      0.58         $      0.56
Diluted earnings per common and
     common equivalent share              $      0.58         $      0.56

                                                       1997
                                          -------------------------------
                                          AS REPORTED          PRO FORMA
Net income                                $     3,704         $     3,497
Basic earnings per common and
     common equivalent share              $      0.48         $      0.46
Diluted earnings per common and
     common equivalent share              $      0.48         $      0.46
-------------------------------------------------------------------------


The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yields of 5.75% in 1998 and 1.52% in 1997, (2) expected volatility of 18.35% in 1998 and 28% in 1997, (3) risk-free rates of 4.75% in 1998 and 6.5% in 1997;
and, (4) expected life of one to ten in both years.

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.



26   VRB BANCORP 1998 ANNUAL REPORT

--------------------------------------------------------------------------------------------------------------------------
OPTIONS
--------------------------------------------------------------------------------------------------------------------------
                                                            DIRECTORS' PLAN             EMPLOYEES' PLAN     COMBINED PLANS
                                                                   WEIGHTED                    WEIGHTED
                                                                    AVERAGE                     AVERAGE
                                                   SHARES      OPTION PRICE    SHARES      OPTION PRICE             SHARES
                                                   ------   ---------------    ------   ---------------     --------------
Options outstanding at December 31, 1995               58        $     1.73       250        $     2.00                308
Options granted in 1996                                23              2.40        --                --                 23
Options exercised in 1996                             (44)             2.11      (112)             1.64               (156)
Options forfeited                                      --                --       (15)             3.25                (15)

Options outstanding at December 31, 1996               37        $     1.75       123        $     2.78                160
                                                   ------        ----------    ------        ----------             ------
Options exercisable at December 31, 1996               37              1.75        35              1.62                 72
Options reserved at December 31, 1996                 165                         197                                  362

Options outstanding at December 31, 1996               37              1.75       123              2.78                160
Options granted in 1997                                19              2.72       147              8.59                166
Options exercised in 1997                              (9)             2.46       (33)             1.93                (42)
Options forfeited                                      --                --        (5)             3.47                 (5)

Options outstanding at December 31, 1997               47        $     2.01       232        $     5.81                279
                                                   ------        ----------    ------        ----------             ------
Options exercisable at December 31, 1997               47              2.01        14              1.96                 61
Options reserved at December 31, 1997                 145                          56                                  201

Options outstanding at December 31, 1997               47              2.01       232              5.81                279
Options granted in 1998                                17              3.67        18             10.62                 35
Options exercised in 1998                             (13)             1.89        (8)             1.67                (21)
Options forfeited                                      --                --        (5)             8.14                 (5)

Options outstanding at December 31, 1998               51        $     2.58       237        $     6.28                288
                                                   ------        ----------    ------        ----------             ------
Options exercisable at December 31, 1998               51              2.58        40              5.40                 91
Options reserved at December 31, 1998                 128                          43                                  171
--------------------------------------------------------------------------------------------------------------------------


NOTE 15: EMPLOYEE BENEFIT PLANS

The Bank has a defined contribution profit sharing plan. All permanent employees are eligible to participate once they meet the age and length of employment requirements. Contributions are determined annually by the Board of Directors and were $313,562, $168,557, and $162,210 in 1998, 1997, and 1996, respectively, excluding additional amounts set aside for funding through the Bank's bonus program. Voluntary employee contributions are required to share in Bank contributions. Employee contributions were $226,381, $189,640, and $185,861 in 1998, 1997, and 1996, respectively.

The Bank has established a bonus program as part of the compensation package it provides to employees. At December 31, 1998, the Bank employed approximately 190 individuals eligible to participate in this program. Under the program, a bonus pool for nonexecutives is established and funded based on net profits of the current and immediately preceeding year. An executive bonus program is similarly funded and based on current year profits with payments measured on the basis of return on assets. For the years ending December 31, 1998, 1997, and 1996, $620,000, $542,400, and $510,000, respectively, was expensed to fund these programs with their related payroll and benefit costs.

The Bank has also established supplemental retirement agreements with certain executive officers. The agreements provide for established post-retirement payments to covered executives for up to ten years after their retirement. The supplemental programs are self-funded by the Bank through the setting aside of funds into a bank-controlled deposit account. As of December 31, 1998, a liability for the supplemental retirement plans was recognized and funded in the amount of $250,932. During 1998, 1997, and 1996, the Bank recorded Plan expenses of $38,600, $21,000, and $28,000, respectively.



                                           VRB BANCORP 1998 ANNUAL REPORT     27

NOTE 16: EARNINGS PER COMMON AND COMMON EQUIVALENT SHARES

In 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaced standards for computing and presenting earnings per share and requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Bank's stock option plans. Comparative earnings per share data for the years ended December 31, 1997 and 1996, have been restated to conform with the current year presentation. The following table illustrates the computations of basic and diluted earnings per share for the years ended December 31, 1998, 1997, and 1996 (dollars in thousands except per share amounts):


---------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE
---------------------------------------------------------------------------------------------------------------------
                                                                               INCOME          SHARES       PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)         AMOUNT
1998
---------------------------------------------------------------------------------------------------------------------
Basic earnings per share
     Income available to common shareholders                              $     4,927           8,454     $      0.58
Effect of dilutive securities
     Outstanding common stock options                                              --              71

Income available to common shareholders plus assumed conversions          $     4,927           8,525     $      0.58
                                                                          -----------           -----     -----------

1997
---------------------------------------------------------------------------------------------------------------------
Basic earnings per share
     Income available to common shareholders                              $     3,704           7,639     $      0.48
Effect of dilutive securities
     Outstanding common stock options                                              --              21

Income available to common shareholders plus assumed conversions          $     3,704           7,660     $      0.48
                                                                          -----------           -----     -----------

1996
---------------------------------------------------------------------------------------------------------------------
Basic earnings per share
     Income available to common shareholders                              $     3,251           7,355     $      0.44
Effect of dilutive securities
     Outstanding common stock options                                              --              77


Income available to common shareholders plus assumed conversions          $     3,251           7,432     $      0.44
                                                                          -----------           -----     -----------

---------------------------------------------------------------------------------------------------------------------




28   VRB BANCORP 1998 ANNUAL REPORT

NOTE 17: TRANSACTIONS WITH RELATED PARTIES

Certain directors, executive officers, and principal stockholders are customers of and have had banking transactions with the Bank in the ordinary course of business, and the Bank expects to have such transactions in the future. All loans and commitments to loan included in such transactions were made in compliance with applicable laws on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of the Bank, do not involve more than the normal risk of collectibility or present any other unfavorable features. The amount of loans outstanding to directors, executive officers, principal stockholders, and companies with which they are associated was as follows:


------------------------------------------------------------
                                  1998                  1997
                           -----------           -----------
Beginning balance          $ 1,354,803           $ 1,447,209
Loans made                     891,665                    --
Loans paid                    (299,920)              (92,406)

Ending balance             $ 1,946,548           $ 1,354,803
                           -----------           -----------

------------------------------------------------------------


NOTE 18: REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.


-------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL
-------------------------------------------------------------------------------------------------------------------------
                                                                                                         TO BE WELL
                                                                                                      CAPITALIZED UNDER
                                                                              FOR CAPITAL             PROMPT CORRECTIVE
                                                         ACTUAL            ADEQUACY PURPOSES         ACTION PROVISIONS
                                                    AMOUNT    RATIO     AMOUNT          RATIO      AMOUNT          RATIO
                                                -------------------     ---------------------      ----------------------
As of December 31, 1998 (in thousands)
-------------------------------------------------------------------------------------------------------------------------
Total capital to risk weighted assets           $   28,019     14.0%    $   16,011       >8.0%     $   20,013      >10.0%
Tier 1 capital to risk weighted assets              25,509     12.7%         8,034       >4.0%         12,051      > 6.0%
Tier 1 capital to average assets                    25,509      8.5%        12,004       >4.0%         15,005      > 5.0%

As of December 31, 1997 (in thousands)
-------------------------------------------------------------------------------------------------------------------------
Total capital to risk weighted assets               31,815     22.5%        11,312       >8.0%         14,140      >10.0%
Tier 1 capital to risk weighted assets              30,051     21.3%         5,643       >4.0%          8,465      > 6.0%
Tier 1 capital to average assets                $   30,051     14.9%    $    8,067       >4.0%     $   10,084      > 5.0%


-------------------------------------------------------------------------------------------------------------------------


                                           VRB BANCORP 1998 ANNUAL REPORT     29

As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

NOTE 19: PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for VRB Bancorp (unconsolidated parent company only) is as follows:


-------------------------------------------------------------------------------------------
PARENT COMPANY
-------------------------------------------------------------------------------------------
Years ended December 31                                             1998               1997
                                                             -----------        -----------
ASSETS
-------------------------------------------------------------------------------------------
Cash                                                         $    49,986        $   887,967
Investment in subsidiary                                      35,126,747         30,906,820
Goodwill                                                          58,722             65,768

                                                             $35,235,455        $31,860,555
                                                             -----------        -----------

SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------------------
Common stock                                                 $21,583,869        $18,462,712
Retained earnings                                             13,590,957         13,349,301
Accumulated other comprehensive income, net of taxes              60,629             48,542

                                                             $35,235,455        $31,860,555
                                                             -----------        -----------


                                                                  1998                1997                1996
                                                           -----------         -----------         -----------
INCOME
--------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiary bank        $ 4,133,730         $ 2,810,666         $ 2,456,348
Dividends                                                      800,000             900,000             845,000

EXPENSES
--------------------------------------------------------------------------------------------------------------
Goodwill and other administrative expenses                      (7,047)             (7,047)            (50,078)

Net income                                                 $ 4,926,683         $ 3,703,619         $ 3,251,270
                                                           -----------         -----------         -----------

--------------------------------------------------------------------------------------------------------------



30   VRB BANCORP 1998 ANNUAL REPORT

---------------------------------------------------------------------------------------------------------------------------------
CASH FLOW
---------------------------------------------------------------------------------------------------------------------------------

Years ended December 31                                                              1998                1997                1996
                                                                              -----------         -----------         -----------

CASH FLOWS FROM OPERATING ACTIVITIES
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                                    $ 4,926,683         $ 3,703,619         $ 3,251,270
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed earnings of subsidiary bank                            (4,133,730)         (2,810,666)         (2,456,348)
Amortization                                                                        7,047               7,047               7,046
Net cash from operating activities                                                800,000             900,000             801,968

CASH FLOWS FROM INVESTING ACTIVITIES
---------------------------------------------------------------------------------------------------------------------------------
Cash investment in subsidiary                                                          --          (8,000,000)                 --

CASH FLOWS FROM FINANCING ACTIVITIES
---------------------------------------------------------------------------------------------------------------------------------
Proceeds from public stock offering, net of costs                                      --           8,784,104                  --
Cash dividends and fractional share payments                                   (1,674,498)         (1,006,333)           (954,368)
Cash received from exercise of common stock options                                36,517              88,068             243,616
Net cash from financing activities                                             (1,637,981)          7,865,839            (710,752)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (837,981)            765,839              91,216

CASH AND CASH EQUIVALENTS, beginning of year                                      887,967             122,128              30,912

CASH AND CASH EQUIVALENTS, end of year                                        $    49,986         $   887,967         $   122,128
                                                                              -----------         -----------         -----------

---------------------------------------------------------------------------------------------------------------------------------


NOTE 20: STOCK OFFERING


During November 1997, the Bank registered 1,150,000 shares of common stock for sale to the public at a price of $8.50 per share, for an aggregate offering price of $9,775,000. All shares were sold, resulting in net proceeds of $8,784,104, after deducting $990,896 for underwriting discounts and commissions, legal, accounting and printing fees, and other offering expenses. Net proceeds to the Bank were used in connection with the acquisition of Colonial Banking Company in early January 1998 (see Note 2). Pending such use, the net proceeds were invested in short-term, investment-grade securities.




                                           VRB BANCORP 1998 ANNUAL REPORT     31

NOTE 21: QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


-----------------------------------------------------------------------------------------------
1998 QUARTER ENDED                        DECEMBER 31  SEPTEMBER 30       JUNE 30      MARCH 31
                                         ------------  ------------  ------------  ------------
(in thousands)

RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------
Interest income                          $      5,914  $      5,886  $      6,009  $      6,103
Interest expense                                1,733         1,941         1,953         2,043
Net interest income                             4,181         3,945         4,056         4,060

Provision for credit losses                        --            --            --            --
Noninterest income                                573           535           522           510
Noninterest expense                             2,717         2,599         2,565         2,608
Income before income taxes                      2,037         1,881         2,013         1,962
Provision for income taxes                        780           701           765           720

Net income                               $      1,257  $      1,180  $      1,248  $      1,242
                                         ------------  ------------  ------------  ------------

Earnings per common share                $       0.14  $       0.14  $       0.15  $       0.15
                                         ------------  ------------  ------------  ------------

Diluted earnings per common share        $       0.14  $       0.14  $       0.15  $       0.15
                                         ------------  ------------  ------------  ------------

-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
1997 QUARTER ENDED                        DECEMBER 31  SEPTEMBER 30       JUNE 30      MARCH 31
                                         ------------  ------------  ------------  ------------
(in thousands)
RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------
Interest income                          $      4,031  $      3,772  $      3,681  $      3,471
Interest expense                                1,121         1,033           942           966
Net interest income                             2,910         2,739         2,739         2,505

Provision for credit losses                       250            --            --            --
Noninterest income                                561           381           381           348
Noninterest expense                             1,883         1,710         1,686         1,594
Income before income taxes                      1,338         1,410         1,434         1,259
Provision for income taxes                        425           396           491           425

Net income                               $        913  $      1,014  $        943  $        834
                                         ------------  ------------  ------------  ------------

Earnings per common share                $       0.11  $       0.14  $       0.13  $       0.12
                                         ------------  ------------  ------------  ------------

Diluted earnings per common share        $       0.11  $       0.13  $       0.13  $       0.12
                                         ------------  ------------  ------------  ------------

-----------------------------------------------------------------------------------------------


32   VRB BANCORP 1998 ANNUAL REPORT

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF VRB BANCORP

We have audited the accompanying consolidated balance sheets of VRB Bancorp as of December 31, 1998 and 1997, and the related statements of income and comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 1998, 1997, and 1996. These financial statements are the responsibility of VRB Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VRB Bancorp as of December 31, 1998 and 1997, and the results of its operations and cash flows for each of the years in the three year period ended December 31, 1998, 1997, and 1996, in conformity with generally accepted accounting principles.


/s/ MOSS ADAMS LLP

Portland, Oregon
January 9, 1999


                                           VRB BANCORP 1998 ANNUAL REPORT     33