Form 10-K405, Exhibit 13
period 1999-12-31
VRB BANCORP
filed 2000-03-29
CIK 944541

                                                                      EXHIBIT 13

        Forward Looking Statements: The following narrative includes a discussion of certain significant business trends and uncertainties as well as other forward looking statements and is intended to be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and accompanying notes included elsewhere in the annual report. This report contains certain "forward-looking statements" that are based on the current beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. All statements other than statements of historical facts regarding the Company's financial position, business strategy and plans and objectives of future operations, are forward looking statements. When used in this report, the words "estimate", "believes", "project", "goal", "objective", or similar expressions are intended to identify forward looking statements. Although the company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Based upon changing conditions, the occurrence of certain risks or uncertainties, or if any of the underlying assumptions prove incorrect, actual results may vary materially from those described herein.

                      MANAGEMENTS DISCUSSION AND ANALYSIS

        Financial Overview

        VRB Bancorp and its subsidiary, Valley of the Rogue Bank (collectively VRB or the Bank), operates 14 banking offices along the I-5 corridor in southern Oregon. The Bank has prospered by emphasizing relationship banking and excellent customer service to small and medium size businesses in specific commercial niches. VRB will continue to emphasize personal service balanced with a more recent commitment toward providing new means of product delivery, and electronic banking services.

        In 1999, net income totaled $4.9 million, virtually unchanged from that in 1998. Earnings per share for each period was also consistent at $.57 per average share outstanding. Internal departmental restructuring, and pressure on interest margins influenced earnings growth. Costs to establish a brand image, and strengthen the lending and technological capabilities of the Bank also lead to higher costs. It is management's belief that these costs will be recovered in the form of future efficiencies and profitability.

        VRB operated under a relatively low interest rate environment until after the third quarter of 1999 when interest rates increased by .75%, in three successive increases of .25% each. The effect of rising rates had a minor impact on VRB in 1999. Gains as a result of variable loans re-pricing at higher rates were offset by strong competition that served to limit rate increases on new and renewed loans. Future growth in both loans and deposits may require more aggressive pricing strategies and management expects pressure on interest margins to continue unabated.


                            SELECTED FINANCIAL DATA

-------------------------------------------------------------------------------------------------------------------
Years ended December 31
(in thousands, except per share data)              1999           1998           1997           1996           1995
-------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Interest income                                $ 22,693       $ 23,912       $ 14,955       $ 13,188       $ 11,973
Interest expense                                  6,413          7,671          4,062          3,627          2,989
-------------------------------------------------------------------------------------------------------------------
Net interest income                              16,280         16,241         10,893          9,561          8,984
-------------------------------------------------------------------------------------------------------------------
Provision for credit losses                          --             --            250            250             --
Noninterest income                                2,055          2,141          1,671          1,370          1,380
Noninterest expense                              10,564         10,489          6,873          5,828          6,061
Income before income taxes                        7,771          7,893          5,441          4,853          4,303
Provision for income taxes                        2,883          2,966          1,737          1,602          1,395
-------------------------------------------------------------------------------------------------------------------
Net income                                     $  4,888       $  4,927       $  3,704       $  3,251       $  2,908
-------------------------------------------------------------------------------------------------------------------

Return on average equity                          14.17%         14.60%         15.60%         17.30%         17.80%
Return on average assets                           1.57%          1.60%          2.00%          1.99%          2.02%

PER SHARE DATA(1)
-------------------------------------------------------------------------------------------------------------------
Earnings per common share                      $   0.57       $   0.57       $   0.48       $   0.44       $   0.40
-------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                         0.57           0.56           0.48           0.43           0.39
Dividends declared per common share                0.24           0.19           0.13           0.13           0.08
Ratio of dividends declared to net income          42.1%          33.7%          28.0%          28.3%          19.0%

BALANCE SHEET DATA AT YEAR END
Loans                                          $198,001       $175,188       $115,414       $ 99,776       $ 88,972
-------------------------------------------------------------------------------------------------------------------
Total assets                                    311,504        311,217        177,107        151,485        141,537
-------------------------------------------------------------------------------------------------------------------
Total deposits                                  276,366        274,122        173,176        155,568        132,744
-------------------------------------------------------------------------------------------------------------------
Total equity                                     33,609         35,235         31,861         20,188         17,470
-------------------------------------------------------------------------------------------------------------------

(1) Adjusted to reflect all stock dividends and stock splits through December 31, 1999.

                 AVERAGE BALANCES & AVERAGE RATES EARNED & PAID

Years Ended December 31 (in thousands)                             1999                                       1998
---------------------------------------------------------------------------------------------------------------------------------
                                                  Balance        Interest      Rate          Balance        Interest       Rate
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Federal funds sold                              $  18,792       $     936       4.98%      $  38,206       $   2,053       5.37%
Held to maturity securities(1)                     18,004           1,382       7.68          18,432           1,410       7.65
Available for sale securities                      57,340           3,483       6.07          28,573           1,814       6.35
Commercial Loans(2)                               149,589          13,845       9.26         156,049          15,261       9.78
Consumer Loans(2)                                  36,226           3,501       9.66          37,397           3,852      10.27
---------------------------------------------------------------------------------------------------------------------------------
Total earning assets                              279,951          23,147       8.27         278,657          24,390       8.75
---------------------------------------------------------------------------------------------------------------------------------
Nonearning assets                                  35,947                                     33,161
Less: Loan loss reserve                            (3,835)                                    (4,062)

---------------------------------------------------------------------------------------------------------------------------------
Total assets                                    $ 312,063                                  $ 307,756
---------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Interest-bearing checking                       $  32,813       $     321       0.98%      $  33,188       $     446       1.34%
Money market                                       84,549           2,774       3.28          75,519           2,764       3.66
Savings                                            24,764             486       1.96          24,336             523       2.15
Time                                               59,252           2,832       4.78          73,627           3,932       5.34
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                   201,378           6,413       3.18         206,670           7,665       3.71
---------------------------------------------------------------------------------------------------------------------------------

Noninterest-bearing deposits                       73,610                                     64,733
---------------------------------------------------------------------------------------------------------------------------------
Total deposits                                    274,988                                    271,403
---------------------------------------------------------------------------------------------------------------------------------
Other liabilities                                   2,588                                      2,571
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                 277,576                                    273,974
---------------------------------------------------------------------------------------------------------------------------------

Shareholders' equity                               34,487                                     33,782
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity      $ 312,063                                  $ 307,756
---------------------------------------------------------------------------------------------------------------------------------

Net interest income(1)                                          $  16,734                                  $  16,725
Interest Income as a percentage
     of average earning assets                                                  8.27%                                      8.75%
Interest expense as a percentage
     of average earning assets                                                  2.29                                       2.75
---------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                                             5.98%                                      6.00%
---------------------------------------------------------------------------------------------------------------------------------


Years Ended December 31 (in thousands)                              1997
--------------------------------------------------------------------------------------
                                                  Balance         Interest       Rate
--------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Federal funds sold                               $  19,556       $   1,063       5.44%
Held to maturity securities(1)                      18,480           1,431       7.74
Available for sale securities                       22,486           1,504       6.69
Commercial Loans(2)                                 71,016           7,531      10.60
Consumer Loans(2)                                   38,565           3,913      10.15
--------------------------------------------------------------------------------------
Total earning assets                               170,103          15,442       9.08
--------------------------------------------------------------------------------------
Nonearning assets                                   17,056
Less: Loan loss reserve                             (1,597)

--------------------------------------------------------------------------------------
Total assets                                     $ 185,562
--------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Interest-bearing checking                        $  20,256       $     299       1.48%
Money market                                        53,036           2,116       3.99
Savings                                             15,358             337       2.19
Time                                                26,285           1,310       4.98
--------------------------------------------------------------------------------------
Total interest-bearing deposits                    114,935           4,062       3.53
--------------------------------------------------------------------------------------

Noninterest-bearing deposits                        45,552
--------------------------------------------------------------------------------------
Total deposits                                     160,487
--------------------------------------------------------------------------------------
Other liabilities                                    1,415
--------------------------------------------------------------------------------------
Total liabilities                                  161,902
--------------------------------------------------------------------------------------

Shareholders' equity                                23,660
--------------------------------------------------------------------------------------
Total liabilities and shareholders' equity       $ 185,562
--------------------------------------------------------------------------------------

Net interest income(1)                                           $  11,380
Interest Income as a percentage
     of average earning assets                                                   9.08%
Interest expense as a percentage
     of average earning assets                                                   2.39
--------------------------------------------------------------------------------------
Net interest margin                                                              6.69%
--------------------------------------------------------------------------------------

(1) Tax exempt income has been adjusted to a tax equivalent basis at a 37% effective rate.

(2)  Nonaccrual loans are included in average balances.


        Net Interest Income

        For financial institutions, the primary component of earnings is net interest income, which is the difference between interest income, from loans and investment securities, and interest expense on deposits. In 1999, VRB sustained net interest income levels while experiencing changing interest rates and increased competitive pressures by investing excess liquidity in securities, expanding the loan portfolio, and reducing the rates paid on deposits.

        A key financial benchmark for all financial institutions is the interest margin, which is net interest income divided by average interest earning assets. In 1999, VRB's interest margin of 5.98% declined by .02%, virtually unchanged from the prior year.

        During 1999, the average yield on interest earning assets declined by .48%, reflecting the low interest rate environment in effect for most of the year. To offset the decline in asset yields, select deposit rates were reduced. These pricing decisions influenced the bank's deposit mix, and $14.3 million in certificates of deposit were replaced by less expensive funding such as interest-bearing demand deposits. Overall, VRB's average cost of funds declined from 3.71% to 3.18%.

                  ANALYSIS OF CHANGES IN INTEREST DIFFERENTIAL

------------------------------------------------------------------------------------------------------------------------------------
                                          December 99 compared to December 98                 December 99 compared to December 97
                                                Increase (decrease) in                              Increase (decrease) in
                                              interest due to changes in                          interest due to changes in

------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                         Average Volume    Average Rate     Net Effect   Average Volume   Average Rate      Net Effect
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Federal funds sold                         $  (967)        $  (150)        $(1,117)        $ 1,002         $   (12)        $   990
Held-to-maturity securities                    (33)              5             (28)             (4)            (17)            (21)
Available-for-sale securities                1,747             (78)          1,669             386             (76)            310
Commercial loans                              (598)           (818)         (1,416)          8,316            (586)          7,730
Consumer loans                                (113)           (238)           (351)           (107)             46             (61)

------------------------------------------------------------------------------------------------------------------------------------
Total                                           36          (1,279)         (1,243)          9,593            (645)          8,948
------------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Interest-bearing checking                       (4)           (121)           (125)            174             (27)            147
Money market                                   296            (286)             10             823            (175)            648
Savings                                          8             (45)            (37)            193              (7)            186
Time deposits                                 (687)           (413)         (1,100)          2,528              94           2,622

------------------------------------------------------------------------------------------------------------------------------------
Total                                         (387)           (865)         (1,252)          3,718            (115)          3,603
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Net increase in net interest income        $   423         $  (414)        $     9         $ 5,875         $  (530)        $ 5,345
------------------------------------------------------------------------------------------------------------------------------------

        Fee Income

        Fee income, or noninterest income, totaled $2.1 million, a 4% decline when compared to the prior year. As a percent of total revenues, fee income equaled 8.3% in 1999, virtually unchanged from 1998. The decline in noninterest income is due to the decrease in residential mortgage loans originated through the Bank's mortgage lending department.

        In the third quarter, the mortgage lending department was restructured and moved in-house to include local processing, underwriting and closing of residential real estate loans. In connection with the restructure, the department introduced new products and expanded its mortgage services. Management believes the department is now positioned to capture a much larger share of the market; however, the origination and refinance of mortgage loans and related fees are dependent on the general level and direction of interest rates. Accordingly, there can be no assurance that such income will improve in the future.

        Cost of Operations

        Cost of operations, or noninterest expense, grew to $10.6 million, a small increase of less than one percent. VRB hired a number of senior lending and calling officers in 1999 to generate loan growth. As a result, salaries and benefits rose from $6.0 million to $6.3 million, a 5.6% increase. VRB had 177 full time equivalent employees at December 31, 1999 compared to 167 full time equivalent employees at December 31, 1998.

        Occupancy costs, including depreciation, rent and small equipment, increased by 12.9% to $1.2 million. In 1999, VRB embarked on a campaign to upgrade operating equipment and streamline data and voice communications, investing $1.1 million into capital projects and company infrastructure. With the exception of communication expense (primarily postage and phone service), other administrative expenses declined slightly, centered around reductions in professional fees and other one-time expenses related to the acquisition of Colonial Banking Company in 1998 (see Note 2 in Notes to Consolidated Financial Statements).

        One measure of VRB's ability to contain noninterest expenses is the efficiency ratio. It is calculated by dividing total noninterest expense by the sum of net interest income and noninterest income. In 1999, VRB maintained an efficiency margin of 57.6%, slightly higher than 1998's efficiency margin of 57.1%. Excluding the amortization of goodwill from the measurement, the efficiency margin drops to 53.5% and 52.8% for 1999 and 1998, respectively.

        Income Taxes

        The income tax provision was $2.9 million in 1999, compared to $3.0 in 1998. VRB's effective tax rate declined slightly to 37% in 1999, and differs from federal and state statutory rates due to nondeductible goodwill (see Note 8 in Notes to Consolidated Financial Statements).

        Comparison of Results of Operations for the Years Ended December 31, 1998 and December 31, 1997

        In the first quarter of 1998, VRB acquired Colonial Banking Company ("CBC"). CBC was a state charted bank owned by Investors Banking Corporation, with approximately $116 million in total assets. CBC added four branches to VRB's existing branch network in Southern Oregon. VRB paid $15.7 million in cash, which was approximately 2.5 times book value. The acquisition of CBC brought increased market share to the Bank and preempted the acquisition of CBC by potential competitors looking to enter the Rogue Valley market.

        Earnings grew to $4.9 million in 1998, up $1.2 million or 33% when compared to 1997. Diluted earnings per share grew to $.57, an increase of 19% from $.48 in 1997. Earnings accretion from the CBC acquisition was partially diluted by the sale of 1.2 million shares of VRB common stock, the proceeds of which were used to finance the CBC acquisition.

        The acquisition of CBC altered VRB's deposit structure with a new emphasis in certificates of deposit (27% of total deposits vs. 16% pre-acquisition). CBC also brought an unusually large concentration of out-of-area commercial loans with very low interest rates. The net portfolio return on CBC loans was approximately 70 basis points lower than VRB's then present average. While net interest income grew by $1.3 million, VRB's interest margin declined from 6.69% to 6.01%. Noninterest income and expenses also reflected the acquisition, growing 28% and 53%, respectively.

        Lending and Credit Management

        Loans: As of December 31, 1999, loans outstanding totaled $201.7 (not including mortgage loans held for sale). This is a 13% increase over 1998, when loans totaled $179.1. Loan growth was diversified across all categories, with the biggest gains in commercial real estate, term debt and lines of credit. Loan growth is the result of aggressive calling strategies, innovative terms and favorable economic conditions.


                               LOAN PORTFOLIO MIX

                                                                     1999                         1998
---------------------------------------------------------------------------------------------------------------
(in thousands)                                              Amount        Percent         Amount        Percent
---------------------------------------------------------------------------------------------------------------
Real estate mortgage - commercial and residential           $134,765        67%          $126,675         71%

Real estate - construction                                    29,034        14%            23,552         13%

Commercial                                                    23,940        12%            16,418          9%

Installment                                                   13,997         7%            12,425          7%

---------------------------------------------------------------------------------------------------------------
                                                            $201,736       100%          $179,070        100%
---------------------------------------------------------------------------------------------------------------

Loans at fixed rates                                        $ 53,440        26%          $ 56,775         32%

Loans at variable rates                                      148,296        74%           122,295         68%

---------------------------------------------------------------------------------------------------------------
                                                            $201,736       100%          $179,070        100%
---------------------------------------------------------------------------------------------------------------

                              LOAN LOSS EXPERIENCE

-----------------------------------------------------------------------------------------------------------------
(in thousands)                                          1999         1998         1997         1996         1995
-----------------------------------------------------------------------------------------------------------------
Balance, beginning of year                            $3,539       $1,780       $1,632       $1,407       $1,414

LOAN LOSSES
Commercial                                                --           21           48           29           31
Real Estate                                               28           95           --           --           --
Consumer                                                  58           73           93            9           14
-----------------------------------------------------------------------------------------------------------------
Total                                                     86          189          141           38           45
-----------------------------------------------------------------------------------------------------------------

RECOVERIES
Commercial                                                38           36           22           10           20
Real Estate                                               --           --           --           --           --
Consumer                                                  12           14           17            3           18
-----------------------------------------------------------------------------------------------------------------
Total                                                     50           50           39           13           38
-----------------------------------------------------------------------------------------------------------------

Net loan losses                                           36          139          102           25            7
Provision of loan losses                                  --           --          250          250           --
Changes incidental to merger                              --        1,898           --           --           --
-----------------------------------------------------------------------------------------------------------------
Balance, end of year                                  $3,503       $3,539       $1,780       $1,632       $1,407
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Loan loss reserve / total loans                         1.74%        1.98%        1.52%        1.61%        1.56%
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Net loan losses / average loans outstanding             0.02%        0.07%        0.09%        0.03%        0.01%
-----------------------------------------------------------------------------------------------------------------

        Loan loss reserve: Risk of nonpayment exists for all types of loans, with certain types of risk associated with different loans. VRB's loan portfolio is focused on real estate mortgage and construction loans, with 81% of the portfolio collateralized by some sort of real estate. The expected source of repayment on these loans is generally the operations of the borrowers' business or personal income, with real estate providing additional security. Risks associated with real estate loans include the current economic climate, fluctuating land values, and geographic and industry concentrations.

------------------------------------------------------------------------------------------------------------------
Nonperforming assets (in thousands)                      1999         1998         1997         1996         1995
------------------------------------------------------------------------------------------------------------------

Loans on nonaccrual status                               $551         $262         $372         $ 58         $ 53
Loans past due greater than 90 days                        --            4           --           12           48
------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                                 551          266          372           70          101
------------------------------------------------------------------------------------------------------------------
Other real estate owned                                    --           51           --           --           --
------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                               $551         $317         $372         $ 70         $101
------------------------------------------------------------------------------------------------------------------

Allowance for loan losses / nonperforming loans           636%        1330%         477%        2331%        1393%
Nonperforming loans / total loans                        0.27%        0.15%        0.32%        0.06%        0.11%
Nonperforming assets / total assets                      0.18%        0.10%        0.18%        0.04%        0.07%
------------------------------------------------------------------------------------------------------------------


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

        Nonperforming assets include assets that are on nonaccrual status, loans past due greater than 90 days but not on nonaccrual status, and other real estate owned (OREO). Nonperforming assets have consistently averaged less than a quarter of one percentage point of total assets over the last 5 years.

        Liquidity

        Liquidity enables VRB to meet the borrowing needs of its customers and deposit withdrawals of its depositors. VRB manages its liquidity through a mature and stable base of customer deposits, various lines of credit with other financial institutions and cash flows from continuing operations. VRB's investment portfolio remains a potential source of liquidity, however, in 1999, the portfolio remained unchanged, due to the overall interest rate conditions and the depreciated value of securities available-for-sale.

        In 1999, liquidity was influenced by the following events:

        o Lending efforts gained momentum and VRB funded net loan growth of $23 million.

        o Capital expenditures grew in 1999, with cash outlays of $1.8 million for the new Central Point site ($500,000), building remodel ($300,000), and communication and data equipment upgrades ($1,000,000).

        o Deposit growth remained low, growing to $276.4 million as of December 31, 1999, an increase of $2.2 million over the prior year. Ongoing business development strategies fostered higher growth in non interest and interest bearing demand for total growth of $11.3 million. This growth was offset by a decline in time certificates of deposit.

        o Cash outlays increased to accommodate record dividend payments ($2.1 million) and the repurchase of common stock ($3.1 million).

        Management anticipates that the bank will continue to rely upon customer deposits, maturities of investments, loan repayments, income from continuing operations and short-term borrowings to provide liquidity. Deposit strategies have been designed to promote growth. However, such strategies may be influenced by changes in general economic conditions, the banking industry, and competition from banks and non-bank financial corporations. Short-term borrowings may be used to compensate for reductions in other sources of funds.

        VRB maintains a cash management credit facility with the Federal Home Loan Bank. The credit facility is limited to 10% of total assets, (approximately $30 million at December 31, 1999) measured on a quarterly basis. The credit facility is collateralized by FHLB stock owned by VRB and by all its other assets. In addition, VRB maintains federal funds lines with correspondent banks as an alternative source of temporary liquidity. At December 31, 1999, VRB had federal funds lines totaling $8 million. No advances were outstanding at year-end.

        Interest Rate Risk

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

        VRB measures its interest rate risk using asset/liability simulation modeling which quantifies variations in net interest income due to changes in the interest rate environment. The analysis incorporates the maturity and repricing characteristics of VRB's current configuration of interest bearing assets and liabilities. By adjusting interest rates up or down in even increments of 100 and 200 basis points in a series of "rate shocks", VRB can develop a range of possible outcomes. The following table sets forth the estimated changes in VRB's net interest income over a period of one year under the scenarios set forth.

--------------------------------------------------------------------------------------------------------------------------------
Rate Shock Analysis
--------------------------------------------------------------------------------------------------------------------------------

    Change in the prime rate           Increase (decrease)          Adjusted net interest margin       Adjusted return on equity
       CURRENT: 8.50%                 in net interest income                   5.98%                             14.17%

           2.00%                             $ (66)                            5.95%                             14.05%
           1.00%                             $ (33)                            5.97%                             14.11%
             --                                 --                               --                                 --
          -1.00%                             $  81                             6.01%                             14.32%
          -2.00%                             $(827)                            5.68%                             12.66%
--------------------------------------------------------------------------------------------------------------------------------

        Certain shortcomings are inherent in this analysis. Broad assumptions have been made regarding customer behavior in periods of changing interest rates, including the prepayment characteristics of loans and the repricing and withdrawal of deposits. Additionally, certain assets, such as adjustable rate loans have features, which restrict changes in interest rates. The interest rate sensitivity of VRB's net interest income could vary significantly if different assumptions were used, or if actual experience differs from the assumptions used.

        Capital Management

        VRB and its wholly owned subsidiary, Valley of the Rogue Bank, are subject to risk-based capital guidelines. Bank regulatory authorities use these guidelines to evaluate capital adequacy based upon an institutions asset risk profile and off balance sheet exposures, such as unused loan commitments, and standby letters of credit. Institutions are required to maintain a minimum 8 percent total risk-based capital ratio, the ratio of total capital divided by risk-weighted assets, and a Tier 1 capital ratio of at least 4 percent. In addition, institutions are required to exceed a minimum 4% leverage ratio, which is Tier 1 capital divided by total average assets. At December 31, 1999, VRB maintained capital well above required regulatory levels. (See Note 18 of Notes to Consolidated Statements)

        Management strives to sustain capital levels that assure financial soundness while at the same time employs leverage to achieve increasing profitability.

        Market for Common Stock

        VRB's common stock is listed on the Nasdaq Stock Market()and trades under the symbol VRBA. As of February 15, 2000, VRB had approximately 2,100 shareholders of record.

        Dividends

        VRB paid a cash dividend of $.12 per share for shareholders of record on March 31, 1999 and paid a second cash dividend of equal amount to shareholders of record on September 15, 1999. Combined, the two dividends represented 42% of the bank's net income. VRB anticipates that cash dividends will continue to be paid on a regular basis. However, the amount paid will depend on the bank's overall financial condition and liquidity.


                             MARKET FOR COMMON STOCK

----------------------------------------------------------------------------------------------------------------------------
The reported high and low closing stock prices were as follows:       1999                                   1998
----------------------------------------------------------------------------------------------------------------------------
                                                            High                Low                High                 Low
----------------------------------------------------------------------------------------------------------------------------
1st quarter                                                 9.50                7.00               11.78                9.62
2nd quarter                                                 8.63                7.03               11.54                9.38
3rd quarter                                                 8.44                6.50               10.00                7.33
4th quarter                                                 7.38                5.75               10.23                7.00

----------------------------------------------------------------------------------------------------------------------------
Stock Data                                                                      1999                1998                1997
----------------------------------------------------------------------------------------------------------------------------

Book value per common share at year-end                                         4.05                4.05                3.66
Closing common stock price                                                      6.06                7.75                9.25
Number of common shares outstanding                                        8,303,596           8,694,286           8,674,374
P/E Ratio                                                                       10.6                13.6                19.3
----------------------------------------------------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------------------

DECEMBER 31                                                                                        1999                  1998
Cash and due from banks                                                                   $  17,086,676         $  14,513,570
Interest-bearing deposits with other banks                                                    1,600,000             3,100,000
Federal funds sold                                                                                   --            23,000,000

-----------------------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                              18,686,676            40,613,570
-----------------------------------------------------------------------------------------------------------------------------

Held-to-maturity securities:
    State and municipal subdivisions                                                         18,010,109            17,454,188
Available-for-sale securities:
    U.S. Treasuries and agencies                                                             54,755,835            57,070,000
    Collateralized mortgage obligations and other investments                                   134,146               193,631

Federal Home Loan Bank stock                                                                  1,898,800             1,765,220
Loans held-for-sale                                                                           1,182,951                    --
Loans, net of allowance for loan losses and unearned income                                 196,818,024           175,188,200
Premises and equipment, net of accumulated depreciation and amortization                      7,797,420             6,499,131
Goodwill, net of amortization                                                                 8,798,661             9,511,831
Other real estate owned                                                                              --                51,161
Accrued interest and other assets                                                             3,421,075             2,870,121

-----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                              $ 311,503,697         $ 311,217,053
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------

DECEMBER 31                                                                                        1999                  1998

DEPOSITS
Demand deposits                                                                           $  74,804,533         $  72,134,186
Interest-bearing demand deposits                                                            119,569,318           110,900,199
Savings deposits                                                                             23,512,119            24,269,197
Time deposits                                                                                58,479,936            66,818,719

-----------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                              276,365,906           274,122,301
-----------------------------------------------------------------------------------------------------------------------------

Accrued interest and other liabilities                                                        1,528,447             1,859,297

-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                           277,894,353           275,981,598
-----------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Note 12)

SHAREHOLDERS' EQUITY
Preferred stock, voting, $5 par value; 5,000,000 shares authorized and unissued                      --                    --
Preferred stock, nonvoting, $5 par value; 5,000,000 shares authorized and unissued                   --                    --
Common stock, no par value, 30,000,000 shares authorized with 8,303,596 and
   8,694,286 issued and outstanding at December 31, 1999 and 1998, respectively              18,699,060            21,583,869
Retained earnings                                                                            16,428,287            13,590,957
Accumulated other comprehensive (loss) income, net of taxes                                  (1,518,003)               60,629

-----------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                   33,609,344            35,235,455
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                                $ 311,503,697         $ 311,217,053
-----------------------------------------------------------------------------------------------------------------------------

----------

See accompanying notes. The Financial Statements on Pages 13-32 have not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

            CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31                                                          1999                 1998                1997
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                               $ 17,345,427         $ 19,099,960        $ 11,443,683
Interest on investment securities held-to-maturity:
    State and municipal subdivisions                                          929,551              945,018             944,226
Interest on investment securities available-for-sale:
    U.S. Treasuries and agencies                                            3,340,584            1,648,543           1,336,882
    Collateralized mortgage obligations and other investments                   8,721               27,624              78,310

Federal Home Loan Bank stock dividends                                        133,792              137,720              88,500
Federal funds sold                                                            683,822            1,537,913             655,746
Interest on deposits in banks                                                 251,678              514,895             407,337

-------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                      22,693,575           23,911,673          14,954,684
-------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest-bearing demand deposits                                            3,095,169            3,210,401           2,414,951
Savings deposits                                                              486,210              523,341             336,830
Time deposits                                                               2,831,771            3,932,290           1,309,999
Other borrowings                                                                   --                4,490                  --

-------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                      6,413,150            7,670,522           4,061,780
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                        16,280,425           16,241,151          10,892,904
-------------------------------------------------------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES                                                          --                   --             250,000
-------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        16,280,425           16,241,151          10,642,904
-------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Service charges on deposit accounts                                         1,300,921            1,294,878           1,019,786
Other operating income                                                        754,731              846,102             650,853

-------------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                    2,055,652            2,140,980           1,670,639
-------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES
Salaries and benefits                                                       6,317,618            5,984,912           4,120,469
Net occupancy                                                               1,157,013            1,024,860             813,915
Amortization of goodwill                                                      713,170              739,616             110,299
Communications                                                                452,014              386,461             239,721
Data processing                                                               325,376              306,499             181,460
Supplies                                                                      267,454              289,675             230,255
Professional fees                                                             192,401              266,446             180,658
FDIC insurance premium                                                         30,603               47,270              18,201
Other real estate expense                                                      14,970               25,486                  --
Other expenses                                                              1,093,825            1,418,223             977,946

-------------------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                 10,564,444           10,489,448           6,872,924
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                  7,771,633            7,892,683           5,440,619
-------------------------------------------------------------------------------------------------------------------------------

PROVISION FOR INCOME TAXES                                                  2,883,250            2,966,000           1,737,000

-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                               $  4,888,383         $  4,926,683        $  3,703,619
-------------------------------------------------------------------------------------------------------------------------------

OTHER COMPREHENSIVE INCOME

Unrealized gain (loss) on securities, net of tax:
    Unrealized holding gain (loss) arising during period                   (1,578,632)              12,087              (2,964)
    Reclassification adjustment for gain included in net income                    --                   --              (4,283)
-------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                          (1,578,632)              12,087              (7,247)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                     $  3,309,751         $  4,938,770        $  3,696,372
-------------------------------------------------------------------------------------------------------------------------------

BASIC EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE                    $       0.57         $       0.57        $       0.48

DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE                  $       0.57         $       0.56        $       0.48

-------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                    ACCUMULATED
                                                                                                       OTHER            TOTAL
                                                            COMMON STOCK             RETAINED      COMPREHENSIVE     SHAREHOLDERS'
                                                       SHARES          AMOUNT        EARNINGS      INCOME (LOSS)        EQUITY
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996                            3,574,682    $  9,480,330    $ 10,652,015    $     55,789      20,188,134
----------------------------------------------------------------------------------------------------------------------------------

Stock options exercised (February to August 1997)        17,475          85,230              --              --          85,230

2 for 1 stock split (September 10, 1997)              3,592,157              --              --              --              --

Stock options exercised (September to October 1997        6,430          26,152              --              --          26,152

Income tax benefit from stock options exercised              --          86,896              --              --          86,896

Cash dividend ($.14 per share, paid October 31, 1997)        --              --      (1,006,333)             --      (1,006,333)

Stock offering (November 1997)                        1,150,000       8,784,104              --              --       8,784,104

----------------------------------------------------------------------------------------------------------------------------------
Net income and comprehensive loss                            --              --       3,703,619          (7,247)      3,696,372
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1997                            8,340,744      18,462,712      13,349,301          48,542      31,860,555
----------------------------------------------------------------------------------------------------------------------------------

Stock options exercised (March to September 1998)        19,410          50,128              --              --          50,128

Income tax benefit from stock options exercised              --          60,500              --              --          60,500

Cash dividend ($.20 per share, paid October 1, 1998)         --              --      (1,672,031)             --       1,672,031)

4% stock dividend (October 1, 1998)                     334,132       3,010,529      (3,010,529)             --              --

Payments for fractional shares related to
 stock dividend                                              --              --          (2,467)             --          (2,467)

----------------------------------------------------------------------------------------------------------------------------------
Net income and comprehensive income                          --              --       4,926,683          12,087       4,938,770
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1998                            8,694,286      21,583,869      13,590,957          60,629      35,235,455
----------------------------------------------------------------------------------------------------------------------------------

Stock options exercised March to December 1999           36,179         219,126              --              --         219,126

Cash dividend ($0.12 per share, paid May 21
 and October 15, 1999)                                       --              --      (2,051,053)             --      (2,051,053)

Stock repurchased (April to December 1999)             (426,869)     (3,103,935)             --              --      (3,103,935)

----------------------------------------------------------------------------------------------------------------------------------
Net income and comprehensive loss                            --              --       4,888,383      (1,578,632)      3,309,751
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1999                            8,303,596    $ 18,699,060    $ 16,428,287    $ (1,518,003)   $ 33,609,344
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                      CONSOLIDATED STATEMENTS OF CASH FLOW

-----------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                                                               1999             1998             1997
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                    $  4,888,383     $  4,926,683     $  3,703,619

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES:
Depreciation and amortization                                                    1,220,546        1,134,242          392,547
Loss (gain) on sales of assets                                                      18,423          (18,931)          (8,429)
Provision for loan losses                                                               --               --          250,000
FHLB stock dividend                                                               (133,580)        (137,720)         (88,500)
Deferred taxes                                                                    (167,988)          89,269           22,684
Compensation expense - stock options                                                89,763           93,340           57,312

CHANGE IN CASH DUE TO CHANGES IN CERTAIN ASSETS AND LIABILITIES:
Net change in accrued interest and other assets                                    324,277          410,555          215,220
Net change in accrued interest and other liabilities                              (313,041)      (1,292,613)         323,300

-----------------------------------------------------------------------------------------------------------------------------
Net cash from operating activities                                               5,926,783        5,204,825        4,867,753
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the maturity of held-to-maturity securities                          575,000        3,425,000          215,000
Purchases of held-to-maturity securities                                        (1,125,587)      (2,371,411)              --
Proceeds from maturity of available-for-sale securities                                 --               --          446,971
Proceeds from sales of available-for-sale securities                            10,559,844       33,611,023        3,008,437
Purchases of available-for-sale securities                                     (10,500,000)     (64,980,969)      (3,000,000)
Net (increase) decrease in loans                                               (22,963,084)      31,608,420      (15,888,096)
Cash paid, net of cash acquired from acquisition                                        --       (1,644,499)              --
Sale of credit card portfolio obtained in acquisition                                   --          939,583               --
Purchase of premises and equipment                                              (1,795,106)        (675,541)        (699,013)
Proceeds from the sale of other real estate                                        186,500          420,850               --
Proceeds from the sale of premises and equipment                                     8,585               --            2,600

-----------------------------------------------------------------------------------------------------------------------------
Net cash from investing activities                                             (25,053,848)         332,456      (15,914,101)
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                                              2,243,605       (6,930,019)      17,607,889
Proceeds from public stock offering, net of expenses                                    --               --        8,784,104
Cash dividends and fractional share payments                                    (2,051,053)      (1,674,498)      (1,006,333)
Cash received from exercise of common stock options                                111,554           36,517           88,068
Repurchase of common stock                                                      (3,103,935)              --               --

-----------------------------------------------------------------------------------------------------------------------------
Net cash from financing activities                                              (2,799,829)      (8,568,000)      25,473,728
-----------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (21,926,894)      (3,030,719)      14,427,380

CASH AND CASH EQUIVALENTS, beginning of year                                    40,613,570       43,644,289       29,216,909

-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of year                                        $ 18,686,676     $ 40,613,570     $ 43,644,289
-----------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest                                                        $  6,486,065     $  7,464,255     $  4,048,741
Cash paid for taxes                                                              2,944,100        2,805,000        1,320,994

SCHEDULE OF NONCASH ACTIVITIES
Stock dividends declared                                                                $-     $  3,010,529               $-
Transfer of loan balances to other real estate                                     150,309          453,079               --
Unrealized gain (loss) on available-for-sale securities, net of tax             (1,578,632)          12,087           (7,247)
Income tax benefit of stock options exercised                                           --           60,500           86,896

-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

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

                        Notes to Consolidated Statements

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

        Investment securities - The Bank is required to specifically identify under generally accepted accounting principles its investment securities as "held-to-maturity," "available-for-sale," or "trading accounts." Accordingly, management has determined that all investment securities held at December 31, 1999 and 1998, are either "available-for-sale" or "held-to-maturity" and conform to the following accounting policies:

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

        Loans receivable that will not be repaid in accordance with their contractual terms are measured using a discounted cash flow methodology or the fair value of the collateral for certain loans. Accrual of interest is discontinued on impaired loans when management believes, after considering economic and business conditions, collection efforts, and collateral position that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

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

        Goodwill - Goodwill represents the costs in excess of net assets acquired arising principally from the purchase of Colonial Banking Company (see
Note 2), and is being amortized over 15 years.

        Income taxes - Deferred income tax assets and liabilities are determined based on the tax effects of differences between the book and tax bases of the various balance sheet assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

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

        Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteris-tics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

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

        Advertising - Advertising costs are charged to expense during the year in which they are incurred. Advertising expenses were $137,276, $169,524, and $114,670 for the years ended December 31, 1999, 1998, and 1997, respectively.

        Stock options - VRB applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its stock option plans. Accordingly, compensation costs are recognized as the difference between the exercise price of each option and the market price of VRB's stock at the date each grant becomes further vested. Accordingly, compensation costs charged to income were $89,673, $93,340, and $57,312 in 1999, 1998, and 1997, respectively. Had compensation for VRB's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, the Bank's net income would have been affected as described in Note 14.

        Recently issued accounting standards - In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that VRB recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as
(a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. SFAS No. 133, as amended by SFAS No. 137, shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. However, management of VRB believes this accounting standard will have no material effect on the financial condition and results of operation of the Bank.

        Other issued but not yet required FASB statements are not currently applicable to the Bank's operations. Management believes these pronouncements will also have no material effect upon VRB's financial position or results of operation.

        Reclassifications - Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements to conform with current year presentations.

        Note 2: Acquisition Of Colonial Banking Company

        VRB Bancorp completed its acquisition of Colonial Banking Company (CBC) effective January 5, 1998. VRB paid former stockholders of CBC $15.7 million in cash for the common and preferred stock of CBC. This acquisition was treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of CBC have been recorded on the books of the Bank at their respective fair market values at the effective date the acquisition was consummated. Goodwill, the excess of the purchase price over the net fair value of the assets and liabilities acquired, was recorded at $9.5 million. Amortization of goodwill over a 15-year period will result in a charge to earnings of approximately $635,000 per year.

        The financial statements for the year ended December 31, 1998, include the operations of CBC from January 6, 1998 to December 31, 1998. Actual results of operations for the year ended December 31, 1998, would not have been materially different had the acquisition occurred on January 1, 1998. The following information presents unaudited pro forma results of operations for the year ended December 31, 1997, as though the acquisition had occurred on January 1, 1997. The pro forma results do not necessarily indicate the actual result that would have been obtained had the acquisition of CBC actually occurred on January 1, 1997.


-----------------------------------------------------------------------------------------
NOTE 2: The following are the fair values of assets acquired and liabilities assumed as of the January 5, 1998, acquisition date (in thousands):
-----------------------------------------------------------------------------------------
Investment securities                                                           $  4,797
Federal Home Loan Bank stock                                                         420
Loans, net                                                                        92,775
Premises and equipment, net                                                        1,802
Goodwill                                                                           9,526
Accrued interest and other assets                                                  1,710

-----------------------------------------------------------------------------------------
Total assets                                                                     111,030
-----------------------------------------------------------------------------------------

Deposits                                                                         107,876
Accrued interest and other liabilities                                             1,510
Cash paid for acquisition, net of cash acquired                                    1,644

-----------------------------------------------------------------------------------------
Total liabilities                                                               $111,030
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Pro forma results of operation for the year ended December 31, 1997
-----------------------------------------------------------------------------------------

Net interest income before provision for loan loss                              $ 16,404
Net income                                                                         3,713

Earnings per common share:
Basic                                                                               0.51
Diluted                                                                             0.50
-----------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
NOTE 3: Investment Securities. The amortized cost and estimated market values of investment securities at December 31, 1999 and 1998, are as follows (in thousands):
---------------------------------------------------------------------------------------------------------

                                                                   GROSS          GROSS         ESTIMATED
                                                   AMORTIZED     UNREALIZED     UNREALIZED       MARKET
                                                      COST         GAINS          LOSSES          VALUE
---------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999

HELD-TO-MATURITY SECURITIES:
---------------------------------------------------------------------------------------------------------
State and municipal subdivisions                    $ 18,010      $    137       $   (249)      $ 17,898
---------------------------------------------------------------------------------------------------------

AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasuries and agencies                        $ 56,990            $-       $ (2,234)      $ 54,756
Collateralized mortgage obligations                      132             2             --            134
---------------------------------------------------------------------------------------------------------
                                                    $ 57,122      $      2       $ (2,234)      $ 54,890
---------------------------------------------------------------------------------------------------------

DECEMBER 31, 1998

HELD-TO-MATURITY SECURITIES:
---------------------------------------------------------------------------------------------------------
State and municipal subdivisions                    $ 17,454      $    793             $-       $ 18,247
---------------------------------------------------------------------------------------------------------

AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasuries and agencies                        $ 56,977      $    177       $    (84)      $ 57,070
Collateralized mortgage obligations                      195            --             (1)           194
---------------------------------------------------------------------------------------------------------
                                                    $ 57,172      $    177       $    (85)      $ 57,264
---------------------------------------------------------------------------------------------------------


        Note 3: Investment Securities

        The amortized cost and estimated market value of investment securities at December 31, 1999, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

        For purposes of the maturity table, collateralized mortgage obligations, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. Collateralized mortgage obligations may mature earlier than their weighted-average contractual maturities because of principal prepayments.

        At December 31, 1999 and 1998, investment securities with an amortized cost of $6,185,993 and $8,168,284, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

        The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB. The FHLB stock is not actively traded but is redeemable by FHLB at its current book value.


----------------------------------------------------------------------------------------------------------------------------
NOTE 3: Maturity Table
----------------------------------------------------------------------------------------------------------------------------

                                                               HELD-TO-MATURITY                     AVAILABLE-FOR-SALE
                                                                  SECURITIES                            SECURITIES
----------------------------------------------------------------------------------------------------------------------------
                                                                             ESTIMATED                            ESTIMATED
                                                      AMORTIZED COST       MARKET VALUE      AMORTIZED COST     MARKET VALUE
----------------------------------------------------------------------------------------------------------------------------

Due in one year or less                                   $   205            $   206            $ 2,572            $ 2,549
Due after one year through five years                       3,394              3,418             38,050             36,672
Due after five years through ten years                      3,089              3,108             15,500             14,756
Due after ten years                                        11,322             11,166              1,000                913

----------------------------------------------------------------------------------------------------------------------------
                                                          $18,010            $17,898            $57,122            $54,890
----------------------------------------------------------------------------------------------------------------------------

        Note 4: Loans and Allowance for Loan Losses

        The Bank's recorded investment in impaired loans was $523,857 and $262,456 at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans approximates their recorded investment at December 31, 1999 and 1998. The total allowance for loan losses related to these loans at December 31, 1999 and 1998, was approximately $70,000 and $42,000, respectively. Interest income recognized on impaired loans during the years ended December 31, 1999, 1998, and 1997, was not significant. Management estimates that in 1999, approximately $42,600 of interest income was not recognized on impaired loans on nonaccrual status, compared with approximately $35,300 in 1998 and $29,600 in 1997.


----------------------------------------------------------------------------------------------------------
NOTE 4: The loan portfolio, including loans held-for-sale,
consisted of the following (in thousands):
----------------------------------------------------------------------------------------------------------
                                                                               1999                  1998
----------------------------------------------------------------------------------------------------------
Real estate - construction                                                $  29,034             $  23,552
Real estate - residential and commercial                                    134,765               126,675
Commercial                                                                   23,940                16,418
Installment                                                                  13,946                12,327
Other loans                                                                      51                    98
----------------------------------------------------------------------------------------------------------
                                                                            201,736               179,070
----------------------------------------------------------------------------------------------------------

Allowance for loan losses                                                    (3,503)               (3,539)
Unearned loan fee income                                                       (232)                 (343)

----------------------------------------------------------------------------------------------------------
                                                                          $ 198,001             $ 175,188
----------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
The following is an analysis of the changes in the allowance for loan losses (in thousands):
--------------------------------------------------------------------------------------------------------------------
                                                                       1999                1998                1997
--------------------------------------------------------------------------------------------------------------------
Beginning balance                                                   $ 3,539             $ 1,780             $ 1,632
Acquired upon CBC acquisition (Note 2)                                   --               1,898                  --
Provision for possible loan losses                                       --                  --                 250
Loans charged-off                                                       (86)               (189)               (141)
Recoveries                                                               50                  50                  39

--------------------------------------------------------------------------------------------------------------------
Ending balance                                                      $ 3,503             $ 3,539             $ 1,780
--------------------------------------------------------------------------------------------------------------------


        Note 5: Bank Premises and Equipment


---------------------------------------------------------------------------------------------------
NOTE 5: Bank premises, furniture, and equipment consisted of the following
(in thousands):
---------------------------------------------------------------------------------------------------
                                                                         1999                 1998
---------------------------------------------------------------------------------------------------

Land                                                                 $  2,069             $  1,613
Buildings                                                               6,001                5,375
Furniture and equipment                                                 4,268                4,136

---------------------------------------------------------------------------------------------------
                                                                       12,338               11,124
---------------------------------------------------------------------------------------------------

Less: accumulated depreciation                                         (4,541)              (4,625)

---------------------------------------------------------------------------------------------------
                                                                     $  7,797             $  6,499
---------------------------------------------------------------------------------------------------

        Note 6: Accrued Interest and Other Assets

---------------------------------------------------------------------------------------------------------
NOTE 6: Accrued interest and other assets consisted of the following (in thousands):
---------------------------------------------------------------------------------------------------------
                                                                                  1999              1998
---------------------------------------------------------------------------------------------------------
Accrued interest receivable                                                     $1,925            $1,931
Prepaid expenses                                                                   272               234
Deferred taxes                                                                   1,099               553
Other assets                                                                       125               152

---------------------------------------------------------------------------------------------------------
                                                                                $3,421            $2,870
---------------------------------------------------------------------------------------------------------


        Note 7: Time Deposits

        Time certificates of deposit of $100,000 and over aggregated $8,574,472 and $8,089,537 at December 31, 1999 and 1998, respectively.


----------------------------------------------------------------------------------------------
NOTE 7: At December 31, 1999, the scheduled maturities for time deposits is as follows (in thousands):
----------------------------------------------------------------------------------------------
2000                                                                                  $52,802
2001                                                                                    2,459
2002                                                                                    2,774
2003                                                                                      222
2004 and thereafter                                                                       223

----------------------------------------------------------------------------------------------
                                                                                      $58,480
----------------------------------------------------------------------------------------------


        Note 8: Income Taxes


-----------------------------------------------------------------------------------------------------------------
NOTE 8: The income tax provision consisted of the following (in thousands):
-----------------------------------------------------------------------------------------------------------------
                                                                        1999              1998              1997
-----------------------------------------------------------------------------------------------------------------
Currently payable                                                     $2,665            $2,877            $1,715
Deferred                                                                 168                89                22

-----------------------------------------------------------------------------------------------------------------
Provision for income taxes                                            $2,833            $2,966            $1,737
-----------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
Deferred income taxes represent the tax effect of differences in timing between financial income and taxable income. Deferred income taxes, according to the timing differences, which caused them, were as follows (in thousands):
----------------------------------------------------------------------------------------------------------------------------

                                                                                  1999              1998              1997
----------------------------------------------------------------------------------------------------------------------------
Accounting loan loss provision less than (in excess of) tax provision            $  14             $  69             $ (58)
Accounting depreciation less than tax depreciation                                  42                46                 3
Deferred compensation                                                               15                 9                (6)
Accounting loan fees in excess of tax loan fees                                    178                67                66
Federal Home Loan Bank stock dividends                                              54                52                28
Cash to accrual adjustment                                                          --               (72)               --
Option compensation expense                                                        (36)              (72)               --
Other differences                                                                  (99)              (10)              (11)

----------------------------------------------------------------------------------------------------------------------------
                                                                                 $ 168             $  89             $  22
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
The net deferred tax benefits included in other assets in the accompanying consolidated balance sheets include the following components (in thousands):
--------------------------------------------------------------------------------------------------------

                                                                               1999                1998
--------------------------------------------------------------------------------------------------------

DEFERRED TAX ASSETS:
Loan loss reserve                                                           $ 1,062             $ 1,076
Deferred compensation                                                            64                 100
Other                                                                           242                  86
--------------------------------------------------------------------------------------------------------
                                                                              1,368               1,262
--------------------------------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES:
Accumulated depreciation                                                       (193)               (151)
Deferred loan fees                                                             (543)               (365)
Federal Home Loan Bank stock dividends                                         (247)               (193)
                                                                               (983)               (709)
--------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                      $   385             $   553
--------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
A reconciliation between the statutory federal income tax rate and the effective tax rate is as follows (in thousands):
-------------------------------------------------------------------------------------------------------------------------

                                                                          1999                 1998                 1997
-------------------------------------------------------------------------------------------------------------------------
Federal income taxes at statutory rate                                 $ 2,647              $ 2,684              $ 1,850
State income tax expense, net of federal income tax benefit                370                  344                  237
Effect of nontaxable interest income                                      (389)                (321)                (294)
Non-deductible goodwill                                                    275                  219                   --
Other                                                                      (70)                  40                  (56)
-------------------------------------------------------------------------------------------------------------------------
                                                                       $ 2,833              $ 2,966              $ 1,737
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                          37%                  38%                  32%
-------------------------------------------------------------------------------------------------------------------------


        The exercise of stock options which have been granted under VRB Bancorp's stock option plans give rise to compensation which is includable in the taxable income of the participant and deductible by the Bank for federal and state income tax purposes. Such compensation results from increases in the fair market value of VRB Bancorp's common stock subsequent to the date of grant of the applicable exercised stock options and, accordingly, in accordance with APB Opinion No. 25, such compensation is not recognized as an expense for financial accounting purposes and the related tax benefits are taken directly to common stock. For the years ended December 31, 1998 and 1997, these transactions resulted in federal and state tax deductions and benefits, which have increased common stock.

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

        The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 1999, 1998, or 1997.


-------------------------------------------------------------------------------------------------------------
NOTE 9: A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1999 and 1998, follows:
-------------------------------------------------------------------------------------------------------------

                                                                                 1999                   1998
Commitments to extend credit                                              $32,106,632            $21,165,221
Commercial and standby letters of credit                                  $ 1,113,024            $ 1,090,009

-------------------------------------------------------------------------------------------------------------


        Note 10: Fair Values of Financial Instruments

        While estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of such assets or liabilities at December 31, 1999 and 1998, the estimated fair values would necessarily have been realized at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1999 and 1998, should not necessarily be considered to apply at subsequent dates. 25

        In addition, other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as premises and equipment. Also, nonfinancial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the trained work force, customer goodwill, and similar items.


----------------------------------------------------------------------------------------------------------------------------
NOTE 10: The following table estimates fair value and the related carrying values of the Bank's financial instruments (in thousands):
----------------------------------------------------------------------------------------------------------------------------

                                                                              1999                           1998
                                                                   CARRYING          FAIR          CARRYING          FAIR
                                                                    AMOUNT           VALUE          AMOUNT           VALUE
----------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and due from banks                                            $ 17,087        $ 17,087        $ 14,514        $ 14,514
Interest-bearing deposits with other banks                            1,600           1,600           3,100           3,100
Federal funds sold                                                       --              --          23,000          23,000
Securities held-to-maturity                                          18,010          17,898          17,454          18,247
Securities available-for-sale                                        54,890          54,890          57,264          57,264
Federal Home Loan Bank stock                                          1,899           1,899           1,765           1,765
Loans held-for-sale                                                   1,183           1,183              --              --
Loans, net of allowance for loan losses and unearned income         196,818         196,208         175,188         175,233
Accrued interest                                                      1,925           1,925           1,931           1,931

FINANCIAL LIABILITIES:
Demand and savings deposits                                         217,886         217,886         207,304         207,304
Time deposits                                                        58,480          58,355          66,819          67,196
Accrued interest                                                   $    275        $    275        $    348        $    348

----------------------------------------------------------------------------------------------------------------------------

        Note 11: Concentrations of Credit Risk

        All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities are not significantly concentrated within any one region of the United States. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 1999. The Bank's loan policy does not allow the extension of credit to any single borrower or group of related borrowers in excess of a total of $1,250,000 without approval from the Board of Directors.

        Note 12: Commitments and Contingencies

        Litigation - In the ordinary course of business, the Bank becomes involved in various litigation arising from normal banking activities. In the opinion of management, the ultimate disposition of these actions will not have a material adverse effect on the consolidated financial position or results of operations.

        Operating leases - The Bank leases certain branch premises and equipment.


---------------------------------------------------------------------------------------------
NOTE 12: The following is a schedule of future minimum lease payments under operating leases in effect as of December 31, 1999:
---------------------------------------------------------------------------------------------
YEARS ENDING DECEMBER 31
2000                                                                              $  249,453
2001                                                                                 244,031
2002                                                                                 241,065
2003                                                                                 177,844
2004                                                                                 161,646
Thereafter                                                                           361,598

---------------------------------------------------------------------------------------------
Total minimum payments required                                                   $1,435,637
---------------------------------------------------------------------------------------------


        Total rental expense was $239,785, $226,920, and $94,350 in 1999, 1998, and 1997, respectively.

        Year 2000 - Because of the unprecedented nature of the Year 2000 issue, its effects, if any, may not be identified until a future date. Management cannot assure that VRB or the Bank have has identified all Year 2000 issues, that VRB's or the Bank's remediation efforts has been successful in whole or in part, or that parties with whom VRB or the Bank does business will not be significantly impacted by Year 2000 issues.

        Note 13: Borrowing Agreements

        The Bank has federal fund borrowing agreements with Bank of America and Wells Fargo Bank for $5,000,000 and $3,000,000, respectively. There is no stated rate of interest on these borrowings. As of December 31, 1999, there were no borrowings outstanding under these agreements.

        The Bank also participates in the Cash Management Advance Program with the Federal Home Loan Bank of Seattle (FHLB). Under the program, the Bank may borrow to a maximum of 10% of total assets (approximately $30 million at December 31, 1999 and 1998) with interest at the FHLB's cash management rate. There were no borrowings outstanding at December 31, 1999 and 1998.

        Note 14: Stock Option Plans

        The Bank has two stock option plans, which were approved by the shareholders during 1991 and amended in 1994. The plans provide for an aggregate of 754,514 shares of the Bank's unissued common stock to be granted to key employees and nonemployee directors. The 1994 amendment removed the requirement for a five-year vesting schedule for any future grants from the Employees' Plan, thus leaving the setting of any vesting schedule to the discretion of the Board of Directors. The Directors' Plan was amended to extend the time in which options may be exercised following resignation or retirement.

        With the exception of certain options granted to nonemployee directors, all options granted and outstanding under both the Directors' and Employees' Plans are noncompensatory and exercisable at purchase prices which approximate fair value on the date of grant. Because certain options granted to the Bank's directors were based on purchase prices below the fair value of the stock as of the grant date, they are considered compensatory transactions and give rise to the recognition of compensation expense. Accordingly, the Bank has recognized $89,763, $93,340, and $57,312 as compensation expense relating to 15,695, 16,851, and 18,790 shares of common stock optioned to its directors during 1999, 1998, and 1997, respectively.

        Had compensation cost for the Bank's 1999, 1998, and 1997, grants for stock-based compensation plans been determined consistent with the fair value provisions of SFAS No. 123, the Bank's net income, and net income per common share for December 31, 1999, 1998, and 1997, would approximate the pro forma amounts below (in thousands except per share data):


-------------------------------------------------------------------------------------------------
NOTE 14: Stock Option Plans
-------------------------------------------------------------------------------------------------

1999                                                                  AS REPORTED       PRO FORMA
-------------------------------------------------------------------------------------------------
Net income                                                            $   4,888        $   4,788
Basic earnings per common and common equivalent share                      0.57             0.56
Diluted earnings per common and common equivalent share                    0.57             0.56

1998                                                                  AS REPORTED       PRO FORMA
-------------------------------------------------------------------------------------------------

Net income                                                            $   4,927        $   4,735
Basic earnings per common and common equivalent share                      0.58             0.56
Diluted earnings per common and common equivalent share                    0.58             0.56

1997                                                                  AS REPORTED       PRO FORMA
-------------------------------------------------------------------------------------------------

Net income                                                            $   3,704        $   3,497
Basic earnings per common and common equivalent share                      0.48             0.46
Diluted earnings per common and common equivalent share                    0.48             0.46

-------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
NOTE 14: The following summarizes options available and outstanding under both the Directors' and Employees' Plans as of December 31, 1999, after the effect of the current year's stock dividend (in thousands with the exception of the exercise price):
-----------------------------------------------------------------------------------------------------------------------------------

                                                                    DIRECTORS' PLAN              EMPLOYEES' PLAN
                                                                    WEIGHTED AVERAGE             WEIGHTED AVERAGE   COMBINED PLANS
                                                        SHARES       OPTION PRICE      SHARES      OPTION PRICE        SHARES
-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1996                   37           $ 1.75           123           $ 2.78           160
Options exercisable at December 31, 1996                   37             1.75            35             1.62            72
Options reserved at December 31, 1996                     165                            197                            362

-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1996                   37           $ 1.75           123           $ 2.78           160
-----------------------------------------------------------------------------------------------------------------------------------
Options granted in 1997                                    19             2.72           147             8.59           166
Options exercised in 1997                                  (9)            2.46           (33)            1.93           (42)
Options forfeited                                          --               --            (5)            3.47            (5)

-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1997                   47             2.01           232           $ 5.81           279
-----------------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1997                   47             2.01            14             1.96            61
Options reserved at December 31, 1997                     146                             55                            201

-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1997                   47           $ 2.01           232           $ 5.81           279
-----------------------------------------------------------------------------------------------------------------------------------
Options granted in 1998                                    17             3.67            18            10.62            35
Options exercised in 1998                                 (13)            1.89            (8)            1.67           (21)
Options forfeited                                          --               --            (5)            8.14            (5)

-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1998                   51           $ 2.58           237           $ 6.28           288
-----------------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1998                   51             2.58            40             5.40            91
Options reserved at December 31, 1998                     129                             42                            171

-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1998                   51           $ 2.58           237           $ 6.28           288
-----------------------------------------------------------------------------------------------------------------------------------
Options granted in 1999                                    16             4.05             5             7.17            21
Options exercised in 1999                                 (25)            3.09           (11)            3.06           (36)
Options forfeited                                          --               --           (32)            8.12           (32)

-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1999                   42           $ 2.82           199           $ 6.18           241
-----------------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1999                   42             2.82            52             5.54            94
Options reserved at December 31, 1999                     113                             69                            182

-----------------------------------------------------------------------------------------------------------------------------------


        The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yields of 3.24% in 1999, 5.75% in 1998, and 1.52% in 1997; (2) expected volatility of 28.57% in 1999, 18.35% in 1998, and 28.00% in 1997; (3) risk-free rates of 6.50% in 1999, 4.75% in 1998; and 6.50% in 1997; and, (4) expected life of one to ten years for all three years.

        The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

        Note 15: Employee Benefit Plans

        The Bank has a defined contribution profit sharing plan. All permanent employees are eligible to participate once they meet the age and length of employment requirements. Contributions are determined annually by the Board of Directors and were $337,418, $313,562, and $168,557 in 1999, 1998, and 1997,
respectively, excluding additional amounts set aside for funding through the Bank's bonus program. Voluntary employee contributions are required to share in Bank contributions. Employee contributions were $222,313, $226,381, and $189,640 in 1999, 1998, and 1997, respectively.

        The Bank has established a bonus program as part of the compensation package it provides to employees. At December 31, 1999, the Bank employed approximately 190 individuals eligible to participate in this program. Under the program, a bonus pool for nonexecutives is established and funded based on net profits of the current and immediately preceding year. An executive bonus program is similarly funded and is based on current year profits with payments measured on the basis of return on assets. For the years ending December 31, 1999, 1998, and 1997, $660,000, $620,000, and $542,400, respectively, was expensed to fund these programs with their related payroll and benefit costs.

        The Bank has also established supplemental retirement agreements with certain executive officers. The agreements provide for established post-retirement payments to covered executives for up to ten years after their retirement. The supplemental programs are self-funded by the Bank through the setting aside of funds into a bank-controlled deposit account. As of December 31, 1999, a liability for the supplemental retirement plans was recognized and funded in the amount of $225,736. During 1999, 1998, and 1997, the Bank recorded Plan expenses of $38,600, $38,600, and $21,000, respectively.

        Note 16: Earnings Per Common and Common Equivalent Shares

        Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Bank's stock option plans. Comparative earnings per share data for the years ended December 31, 1998 and 1997, have been restated to conform with the current year presentation.


-------------------------------------------------------------------------------------------------------------------
NOTE 16: The following table illustrates the computations of basic and diluted earnings per share for the years ended December 31, 1999, 1998, and 1997
(dollars in thousands except per share amounts):
-------------------------------------------------------------------------------------------------------------------

                                                                          INCOME        SHARES PER         SHARE
                                                                       (NUMERATOR)     (DENOMINATOR)       AMOUNT
-------------------------------------------------------------------------------------------------------------------
1999
-------------------------------------------------------------------------------------------------------------------
Basic earnings per share
Income available to common shareholders                                   $4,888           8,579          $   0.57
Effect of dilutive securities
Outstanding common stock options                                              --              43
Income available to common shareholders plus assumed conversions          $4,888           8,622          $   0.57

-------------------------------------------------------------------------------------------------------------------
1998
-------------------------------------------------------------------------------------------------------------------

Basic earnings per share
Income available to common shareholders                                   $4,927           8,685          $   0.57
Effect of dilutive securities
Outstanding common stock options                                              --              77
Income available to common shareholders plus assumed conversions          $4,927           8,762          $   0.56

-------------------------------------------------------------------------------------------------------------------
1997
-------------------------------------------------------------------------------------------------------------------

Basic earnings per share
Income available to common shareholders                                   $3,704           7,639          $   0.48
Effect of dilutive securities                                                 --              21
Income available to common share-
holders plus assumed conversions                                          $3,704           7,660          $   0.48

-------------------------------------------------------------------------------------------------------------------

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


---------------------------------------------------------------------------------------
NOTE 17: The amount of loans outstanding to directors, executive officers, principal stockholders, and companies with which they are associated was as follows:
---------------------------------------------------------------------------------------

                                                           1999                  1998
Beginning balance                                   $ 1,946,548           $ 1,354,803
Loans made                                            4,194,000               891,665
Loans paid                                             (584,600)             (299,920)
---------------------------------------------------------------------------------------
Ending balance                                      $ 5,555,948           $ 1,946,548
---------------------------------------------------------------------------------------


        Note 18: Regulatory Matters

        VRB Bancorp and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on VRB Bancorp and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, VRB Bancorp and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require VRB Bancorp and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1999, that VRB Bancorp and the Bank meet all capital adequacy requirements to which they are subject.

        As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. VRB Bancorp's capital ratios are not significantly different from those of the Bank.


------------------------------------------------------------------------------------------------------------------------------
NOTE 18: Regulatory capital (in thousands)
------------------------------------------------------------------------------------------------------------------------------

                                                                                                            TO BE WELL
                                                                                                        CAPITALIZED UNDER
                                                                              FOR CAPITAL               PROMPT CORRECTIVE
                                                       ACTUAL              ADEQUACY PURPOSES:           ACTION PROVISIONS:
------------------------------------------------------------------------------------------------------------------------------
                                               AMOUNT          RATIO      AMOUNT         RATIO         AMOUNT          RATIO
------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999
Total capital to risk weighted assets         $28,728          12.7%      $18,080        >=8.0%        $22,601        >=10.0%
Tier 1 capital to risk weighted assets         25,895          11.5%        9,040        >=4.0%         13,560         >=6.0%
Tier 1 capital to average assets               25,895           8.3%       12,442        >=4.0%         15,553         >=5.0%

As of December 31, 1998
Total capital to risk weighted assets          28,019          14.0%       16,011        >=8.0%         20,013        >=10.0%
Tier 1 capital to risk weighted assets         25,509          12.7%        8,034        >=4.0%         12,051         >=6.0%
Tier 1 capital to average assets              $25,509           8.5%      $12,004        >=4.0%        $15,005         >=5.0%

------------------------------------------------------------------------------------------------------------------------------

                      PARENT COMPANY FINANCIAL INFORMATION

-------------------------------------------------------------------------------------------------------------
NOTE 19: Condensed financial information for VRB Bancorp (unconsolidated parent company only) is as follows:
-------------------------------------------------------------------------------------------------------------

                                                                                   1999                 1998
-------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                       $    387,667         $     49,986
Investment in subsidiary                                                     33,239,060           35,126,747
Goodwill                                                                         51,675               58,722

-------------------------------------------------------------------------------------------------------------
Total assets                                                                 33,678,402           35,235,455
-------------------------------------------------------------------------------------------------------------

LIABILITIES                                                                      69,058                   --

SHAREHOLDERS' EQUITY
Common stock                                                                  8,699,060           21,583,869
Retained earnings                                                            16,428,287           13,590,957
Accumulated other comprehensive income (loss), net of taxes                  (1,518,003)              60,629

-------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                 $ 33,678,402         $ 35,235,455
-------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         1999              1998              1997
-----------------------------------------------------------------------------------------------------------------------------------
INCOME
Equity in undistributed (excess distribution of) earnings of subsidiary bank      $  (416,627)      $ 4,133,730       $ 2,810,666
Dividends                                                                           5,320,000           800,000           900,000
Other income                                                                               57                --                --

EXPENSES
Goodwill and other administrative expenses                                             (7,047)           (7,047)           (7,047)
Professional fees                                                                      (8,000)               --                --

-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                        $ 4,888,383       $ 4,926,683       $ 3,703,619
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         1999              1998              1997
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Adjustments to reconcile net income to net cash from operating activities:
Net income                                                                        $ 4,888,383       $ 4,926,683       $ 3,703,619
Equity in undistributed (excess distribution of) earnings of subsidiary bank          416,627        (4,133,730)       (2,810,666)
Amortization                                                                            7,047             7,047             7,047
Increase in liabilities                                                                69,058                --                --

-----------------------------------------------------------------------------------------------------------------------------------
Net cash from operating activities                                                  5,381,115           800,000           900,000
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Cash investment in subsidiary                                                              --                --        (8,000,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from public stock offering, net of costs                                          --                --         8,784,104
Cash dividends and fractional share payments                                       (2,051,053)       (1,674,498)       (1,006,333)
Repurchase of common stock                                                         (3,103,935)               --                --
Cash received from exercise of common stock options                                   111,554            36,517            88,068

-----------------------------------------------------------------------------------------------------------------------------------
Net cash from financing activities                                                 (5,043,434)       (1,637,981)        7,865,839
-----------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  337,681          (837,981)          765,839

CASH AND CASH EQUIVALENTS, beginning of year                                           49,986           887,967           122,128

-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of year                                            $   387,667       $    49,986       $   887,967
-----------------------------------------------------------------------------------------------------------------------------------

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

        Note 21: Quarterly Financial Information (Unaudited)


---------------------------------------------------------------------------------------------------------------------
NOTE 21: Quarterly financial information (in thousands):
---------------------------------------------------------------------------------------------------------------------
1999 QUARTER ENDED                                         DECEMBER 31    SEPTEMBER 30      JUNE 30         MARCH 31
Results of operations
Interest income                                               $5,914          $5,886          $6,009          $6,103
Interest expense                                               1,733           1,941           1,953           2,043

---------------------------------------------------------------------------------------------------------------------
Net interest income                                            4,181           3,945           4,056           4,060
---------------------------------------------------------------------------------------------------------------------

Provision for credit losses                                       --              --
Noninterest income                                               573             535             522             510
Noninterest expense                                            2,717           2,599           2,565           2,608
Income before income taxes                                     2,037           1,881           2,013           1,962
Provision for income taxes                                       780             701             765             720

---------------------------------------------------------------------------------------------------------------------
Net income                                                    $1,257          $1,180          $1,248          $1,242
---------------------------------------------------------------------------------------------------------------------

Basic earnings per common share                               $ 0.14          $ 0.14          $ 0.14          $ 0.15

Diluted earnings per common share                             $ 0.14          $ 0.13          $ 0.14          $ 0.15

---------------------------------------------------------------------------------------------------------------------


                          INDEPENDENT AUDITOR'S REPORT

        To the Board of Directors and Shareholders of VRB Bancorp

        We have audited the accompanying consolidated balance sheets of VRB Bancorp as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 1999, 1998, and 1997. These financial statements are the responsibility of VRB Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VRB Bancorp as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ [SIGNATURE ELIGIBLE]

Portland, Oregon
January 14, 2000